As filed with the Securities and Exchange Commission on September 17, 2008
Registration No. 333-150914

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 2 FORM S-1/A
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Western Capital Resources, Inc.
(Exact name of registrant as specified in its charter)
(formerly known as “URON Inc.”)

Minnesota	6141	47-0848102
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2201 West Broadway, Suite 1
Council Bluffs, Iowa 51501
Telephone: (712) 322-4020
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Larson, Chief Executive Officer
2201 West Broadway, Suite 1
Council Bluffs, Iowa 51501
Telephone: (712) 322-4020
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Paul D. Chestovich, Esq.
Daniel P. Preiner, Esq.
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402
Telephone: (612) 672-8305
Facsimile: (612) 642-8305

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “Large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐ Accelerated Filer ☐ Non-Accelerated Filer ☐ Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee (4)
Common stock, no par value	3,192,859 shares	$4.80	(2)	$15,325,723	(2)	$602.30
Common stock, no par value (3)	400,000 shares	$0.01	(3)	$4,000	(3)	$0.02

(1)
There is also being registered hereunder an indeterminate number of additional shares of common stock as shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
In accordance with Rule 457 under the Securities Act, the offering price has been estimated, based upon a $4.80 per share average of the high and low bids on the OTC Bulletin Board on May 8, 2008, solely for the purpose of computing the amount of the registration fee.

(3)	Shares issuable upon exercise of outstanding warrant. In accordance with Rule 457 under the Securities Act, the offering price is the exercise price of such warrant.
(4)	This amount was paid with the filing of the initial Form S-1 registration statement on May 14, 2008, to which this Form S-1/A relates.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Prospectus

SUBJECT TO COMPLETION, DATED September 17, 2008

3,592,859 shares

Western Capital Resources, Inc.

Common Stock

The selling shareholders identified on page 39 of this prospectus are offering on a resale basis a total of 3,592,859 shares of our common stock. Our common stock is presently listed for trading on the Over-the-Counter (“OTC”) Bulletin Board under the symbol “WCRS.OB.” The shares offered by this prospectus can be sold at prevailing market or privately negotiated prices. We will not receive any proceeds from the sale of these shares by the selling shareholders.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus to read about certain factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is   , 2008

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ABOUT THIS PROSPECTUS

You should rely only on the information in this prospectus. We have not authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. Our selling shareholders are making offers to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. You should not consider this prospectus to be an offer to sell, or a solicitation of an offer to buy, shares of our common stock if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.

Industry data and other statistical information used in this prospectus are based on independent publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, derived from our review of internal surveys and the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information.

An Important Note on Language: We engaged in a merger transaction on December 31, 2007, pursuant to which we acquired the business of Wyoming Financial Lenders, Inc., a Wyoming corporation. This transaction is referred to throughout this prospectus as the “Merger.” The Merger was effected under the terms of an Agreement and Plan of Merger and Reorganization by and among URON Inc., Wyoming Financial Lenders, Inc. and WFL Acquisition Corp., a Wyoming corporation and then a wholly owned subsidiary of URON Inc., dated December 13, 2007. Throughout this prospectus, we refer to this agreement simply as the “Merger Agreement.”

At the effective time of the Merger, the legal existence of WFL Acquisition Corp. ceased and all shares of capital stock of Wyoming Financial Lenders, Inc. that were outstanding immediately prior to the Merger were cancelled, with one share of common stock of such corporation issued to URON. Simultaneously, WERCS, a Wyoming corporation and the former sole holder of capital stock of Wyoming Financial Lenders, Inc., received the following consideration:

•	1,125,000 shares of URON common stock, representing approximately 17.9% of URON’s common stock outstanding immediately after the Merger; and

•	10,000,000 shares of URON’s newly created “Series A Convertible Preferred Stock,” presently (and then) convertible into URON common stock on a share-for-share basis, subject to adjustment.

In addition, WERCS received a return of capital distribution of $278,845 in connection with the Merger. In the aggregate, WERCS received beneficial ownership of 11,125,000 shares of common stock in the Merger, representing approximately 63.3% of our common stock immediately after the Merger. As noted directly above, the Series A Convertible Preferred Stock converts into shares of common stock on a one-for-one basis subject to certain adjustments set forth in the applicable certificate of designation (which is filed as Exhibit 3.4 to the registration statement of which this prospectus is a part). The holders of Series A Convertible Preferred Stock also have the rights to vote their preferred stock on an as-if-converted basis together with the holders of common stock, and are entitled to cumulative dividends on the stated value of their shares at the annual rate of ten percent, calculated on the basis of a 360-day year. Accrued and unpaid dividends compound on a quarterly basis, and are payable in cash (subject to the option of the holder to receive shares of common stock in lieu of cash). Each share of URON’s Series A Convertible Preferred Stock has a stated value of $2.10. Upon any event resulting in the redemption of such shares or the liquidation of URON, each holder of shares of Series A Convertible Preferred Stock would be entitled to receive $2.10 per preferred share, plus accrued but unpaid dividends thereon. Based on the stated value, the shares of Series A Convertible Preferred Stock issued in the Merger had an approximate aggregate value of $21 million. Based on a $1.20 per share price, the shares of URON common stock issued in the Merger had an approximate aggregate value of $1,350,000. The value of the common stock and Series A Convertible Preferred Stock issued to WERCS in the Merger had an aggregate value of approximately $22.35 million. This valuation for the business of Wyoming Financial Lenders was arrived at primarily as the result of the application of a multiple to the EBITDA of Wyoming Financial during its most recent fiscal year. Accordingly, and after considering the return of capital payment issued to WERCS in connection with the Merger, the total consideration issued to WERCS in the Merger aggregated approximately $22,350,000.

Prior to the Merger, Wyoming Financial Lenders had, at and for the 12-month period ending September 30, 2007, $16.27 million assets (of which $5.62 million were current assets), $1.13 million in liabilities (of which $.69 million were current liabilities), shareholder equity of $15.14 million, revenues of $11.28 million and net income to common shareholder (without regard for the assumed Series A Convertible Preferred Stock dividend) of $1.78 million. URON had, at and for the 12-month period ending September 30, 2007, total assets of $25,652 and total liabilities in excess of $34,812. Prior to the Merger, URON had experienced quarterly revenues of approximately $10,000 and quarterly net losses of approximately $40,000. At the closing of the Merger, Mr. Robert Moberly, an affiliate of WERCS, was appointed to the board of directors of the Company.

On June 30, 2008, the Company assigned the customer accounts comprising its dial-up internet service to Multiband Corporation, which had been performing the administrative functions relating to such business prior to the Merger pursuant to the terms of a Management Agreement (which is filed as Exhibit 10.5 to the registration statement of which this prospectus is a part).

On July 29, 2008, URON Inc. changed its name to “Western Capital Resources, Inc.”

As a result of the Merger, we own 100% of the shares of Wyoming Financial Lenders, Inc., through which we conduct our business operations. The merger transaction constituted a change in control of URON Inc. Throughout this prospectus, unless the context otherwise requires, references to the “Company” and “Western Capital Resources,” “we” and “our” are references to Western Capital Resources, Inc. (f/k/a URON Inc.) on a post-Merger basis, and so they include the business of Wyoming Financial Lenders, Inc. which we acquired in the Merger. Where we refer to “URON” or “URON Inc.” we specifically refer to the Company prior to the Merger.

A Note on Our Business and History Prior to the Merger. Prior to the Merger, URON’s principal business was the provision of dial-up internet service to residential and commercial customers, principally in the Midwestern United States, Texas, South Carolina and Florida. URON’s customers paid a monthly recurring fee for such services. At the time of the Merger, URON had no full-time employees involved in the business of providing internet service. Instead, URON utilized billing and customer service personnel from its former parent company, Multiband Corporation, a Minnesota corporation, pursuant to a written agreement between URON and Multiband.

URON was originally incorporated in 2001. From its incorporation until August 2006, URON was wholly owned by Multiband Corporation. Multiband spun off URON to Multiband’s shareholders in August 2006. In connection with this spin-off transaction, URON filed a Form 10-SB registration with the SEC and Multiband distributed an information statement to its shareholders. In the spin-off transaction, Multiband distributed to its shareholders approximately 49% of the issued and outstanding shares of URON common stock, and retained for itself ownership of approximately 51% of the issued and outstanding shares of URON common stock. The spin-off dividend was effected on August 10, 2006 for shareholders of record of Multiband common stock as of May 1, 2006. On August 11, 2006, Multiband sold its remaining approximate 51% interest in URON Inc. to Lantern Advisors, LLC for $75,000 in cash.

Fiscal Year of the Company: The Company’s fiscal year ends December 31, 2008. Neither the Company nor any of its predecessors have been in bankruptcy, receivership or any similar proceeding.

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SUMMARY

This summary highlights material information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before deciding to invest in our common stock. Before making an investment decision, we urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors,” beginning on page 4  of this prospectus, and our consolidated financial statements and related notes set forth at the end of this prospectus.

Our Business

Western Capital Resources provides short-term consumer loans, commonly referred to as cash advance loans, through its wholly owned operating subsidiary Wyoming Financial Lenders. The Federal Trade Commission describes these loans as "small, short term high rate loans." Because our loans are offered and made at a rate above prime to individuals who do not typically qualify for prime rate loans, our loans are a type of subprime loans (assuming that the fees we charge are treated as interest).  As of December 31, 2007, we operated 54 stores, with locations in Colorado, Iowa, Kansas, Montana, Nebraska, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The principal amounts of our typical cash advance loans range from $100 to $500. During fiscal 2007, we offered cash advance loans ranging from $20 to $1,000, with the average amount being approximately $274. Since that date, we have acquired 14 new stores, including five stores in Arizona, and closed two stores. Cash advance loans provide customers with cash in exchange for a promissory note with a maturity of generally two to four weeks and supported by that customer’s post-dated personal check for the aggregate amount of the cash advanced plus a fee. The fee varies from state to state, based on applicable regulations, and generally ranges from $15 to $20 per each $100 borrowed (See below for more details). To repay the cash advance loans, customers may pay with cash, in which case their personal check is returned to them, or allow the check to be presented to their bank for collection. We also provide ancillary consumer financial products and services that are complementary to our payday-lending business, such as check-cashing services, money transfers and money orders. Check-cashing services involves the cashing of checks for a fee. Money transfers involves the transfer of money by wire for a fee. Money orders involves the issuing of money orders for a fee. In addition, we offer guaranteed phone and Cricket phones. Our guaranteed phone service is a home phone (land line) service. Cricket phones are prepaid cellular phones that function for a period of time, without usage limitations, for a flat fee. We believe these services are complementary since customers typically come to our stores for financial reasons and to procure financial services (i.e., obtain a loan). Once the loan has been obtained, a customer may, for instance, decide to wire a payment of money or obtain a money order to satisfy a debt or other obligation. We ordinarily sell our phone products at only 10 of our payday lending stores. We also have recently entered into the title lending business through our acquisition of National Cash & Credit. Our loans and other services are subject to state regulations (which vary from state to state), and federal and local regulations, where applicable.

Of the 11 states in which we presently operate, three (South Dakota, Utah and Wisconsin) do not limit the amount of interest we may charge or the term (length) of the loans we may offer customers, and two of these states (Utah and Wisconsin) do not limit the amount we may loan to customers. In South Dakota, we offer loans from $21 to $500, charge $20 per each whole or partial increment of $100 that we loan, and offer loan terms from one to 31 days. Fiscal 2007 revenue from South Dakota amounted to 7.19% of our total 2007 revenue. In Utah, we offer loans from $20 to $1,200, charge $20 per each whole or partial increment of $100 that we loan, and offer loan terms from one to 149 days. Fiscal 2007 revenue from Utah amounted to 5.97% of our total 2007 revenue. In Wisconsin, we offer loans from $20 to $500, charge $22 per each whole or partial increment of $100 that we loan, and offer loan terms from one to 34 days. Fiscal 2007 revenue from Wisconsin amounted to 8.26% of our total 2007 revenue.

Currently, there are 14 states that do not permit cash advance lending. Therefore, we cannot presently conduct business in those states. In addition, the federal government has recently passed legislation, the 2007 Military Authorization Act, prohibiting payday lenders from offering or making payday loans to members of the military.

For the fiscal year ended December 31, 2007, our major lines of business consisted of cash advance (or payday) loans, check-cashing and guaranteed phone/Cricket phone services. Each such service generated associated fees. In fiscal 2007, we generated approximately $9.105 million in cash advance fees (representing approximately 80.3% of our total revenues), approximately $1.333 million in check-cashing fees (representing approximately 11.7% of our total revenues), and approximately $0.749 million in guaranteed phone/Cricket phone fees (representing approximately 6.6% of our total revenues). Other ancillary business activities resulted in revenues of approximately $0.16 million (representing approximately 1.4% of our total revenues). We believe that the percentage of expenses we incur in the provision of services relating to our major business lines is approximately equal to the percentage of revenues generated by such services.

The table below summarizes our financial results and condition as of December 31, 2007 (audited) and June 30, 2008 (unaudited):

	December 31, 2007 (audited)	June 30, 2008 (unaudited)
Revenues	$11,346,524	$6,144,409
Net loss to common shareholders	$(1.82)	$(0.09)
Current assets	$10,142,755	$8,766,651
Current liabilities	$3,122,136	$1,756,882
Total assets	$20,916,076	$20,252,939
Total liabilities	$3,667,136	$2,428,882
Shareholder equity	$17,248,940	$17,824,057

The above figures include an assumed preferred stock dividend relating to our Series A Convertible Preferred Stock in the aggregate amount of $2.1 million for fiscal 2007 and the interim period presented above. Our fiscal 2007 revenues were $11.35 million, up from $8.72 million in fiscal 2006; but our net income for fiscal 2007 was $27,404 (prior to our assumed preferred stock dividend) compared to $1.37 million for fiscal 2006. Despite our increased revenues in fiscal 2007, net income for that period declined mainly as a result of $1.49 million in expenses relating to the Merger, and stock-based compensation expense, primarily relating to incentives issued in connection with the Merger, in the amount of $.46 million.

Cash Advance Lending

The short-term consumer loans we provide are commonly referred to as “cash advance loans,” “payday loans,” or “deferred deposit advances.” Such loans are referred to as “payday loans” because they are typically made to borrowers who, at the time of the loan transaction, have no available cash and promise to repay the loan out of their next paycheck. In some cases, these same types of loans are referred to as “deferred deposit advances” because the borrowers, instead of funding repayment of the loan out of a paycheck, promise to repay the loan with their next regular fixed-income payment, such as a social security check.

Nearly all of the loans we make are “payday loans” where the borrower provides us with a post-dated check.  All checks are drawn upon the borrowers bank (we do not accept third-party checks). We make very few “deferred deposit advance” loans, and we estimate that fewer than one percent of our total loans during fiscal 2007 were loans of this type. Because nearly all of our loan transactions are “payday loans,” nearly all of our customers are employed at the time of the loan. We require reasonable proof of employment as a condition to obtaining a loan. Ordinarily, we deem items such as a recent pay stub and a bank statement evidencing periodic payroll deposits as sufficient for this purpose. In addition, all of our customers must have an active bank account as a prerequisite to obtaining a “payday loan” from us. All of our cash advance loans are made in cash. At June 30, 2008, we had an aggregate of $ 3,312,194 in loan principal due to us, and $572,698 in cash advance fees due to us. At that date we also had an aggregate of $741,695 in uncollectible loans. For fiscal 2007, we had an aggregate of $1,367,908 in uncollectible loans.

We charge fees for the loans we provide that vary by state-to-state, as do the maximum fees chargeable under state laws. We do not charge interest in connection with our loans. If, however, we calculate the loan fees we charge as an annual percentage rate of interest, such rate would range from 120% for a 60-day loan transacted in Wyoming (on the low end) to approximately 520% for a 14-day loan in most other states (on the high end), with the average actual loan fees we charge involving an imputed annual percentage rate of approximately 343%. Currently, we do not charge the maximum fee permitted in all of the states where we operate. We do, however, charge a uniform fee for all transactions processed in any particular state that involve the same range of cash advance amounts and same term. The table below sets forth the uniform fees we charge in the states where we operate:

	Fees	APR (%) of Interest on a 30-day $100 loan (1)
Arizona	$17.50 per $100 advanced	212.917%
Colorado	$20.00 on first $300 advanced; $7.75 per $100 advanced (up to $500)	243.333%
Iowa	$15.00 on first $85 advanced; 11.1111% fee on additional amounts up to $445	202.818%
Kansas	$15.00 per $100 advanced	182.500%
Montana	Average fee of $20.54 per $100 advanced (maximum fee of $61.62)	279.830%
Nebraska	$17.50 per $100 advanced	212.917%
North Dakota	$20.00 per $100 advanced	243.333%
South Dakota	$20.00 per $100 advanced	243.333%
Utah	$20.00 per $100 advanced	243.333%
Wisconsin	$22.00 per $100 advanced	267.667%
Wyoming	Average fee of $20.54 per $100 advanced (maximum fee of $192.84)	365.000%

(1) Assumes that fees are calculated as an interest rate.

The above-described fees we charge on our loans are the only fees we assess and collect from our customers. We do not charge other fees for a cash advance loan. We do, however, charge a fee that ranges from $15 to $30, depending on the state, for returned checks in the event that a post-dated check we attempt to cash is returned. In fiscal 2007, we had approximately 8,500 checks returned that were assessed a fee. We collected about 41% of the fees, for a total of $67,375. In addition, when a customer “rolls over” or extends the term of a loan, we treat that rollover or extension as a brand new loan and we charge (again) the above-described fee for that transaction. In fiscal 2007, we made 192,596 cash advance loans and collected total cash advance fees of $9,104,545, resulting in an average cash advance fee of $47.30. Of our cash advance fees, 89.13% were for initial fees charged for loans and 10.87% were fees charged upon rollovers or extensions of existing loans.

Ordinarily, our customers approach us for a loan because they do not at that time have funds sufficient to meet their present obligations, and so rarely if ever do our customers have sufficient funds in their checking accounts to cover the personal post-dated checks they provide us at the time of the loan transaction. The nature of these loan transactions present a number of risks, including the ultimate risk that the loan will not be paid back. We do not obtain security for our payday loans principally because, even assuming our customers would have potential collateral to offer as security for our loans, the small size of the each particular lending transaction does not justify the time, effort and expense of identifying potential collateral for security and obtaining a security interest in such collateral. As a consequence, our loans are unsecured and our borrowers are only personally liable to repay our cash advance loans. This means that, absent court or other legal action compelling them to repay our loans, we rely principally on the willingness and ability of our customers to repay our, cash advance loans. In many cases, the costs of attempting to collect amounts exceeds the amounts which we would seek to collect, which makes it impractical to take formal legal action against a defaulted borrower. In the year ended December 31, 2007, approximately 6% of the personal post-dated checks we received in connection with cash advance loans were returned for insufficient funds. We collect approximately 50% of all returned checks, which results in 3% of loans being uncollectible.

When a customer defaults on a loan, we engage in store-level collection practices that include attempts to contact the customer and obtain payment and attempts to contact the customer’s bank in order to determine whether funds are available to satisfy their personal post-dated check. If funds are available, then we present the check to the originator’s bank for repayment and an official check from the bank is obtained to pay off the item. The costs involved in these initial collection efforts are minimal as they involve some employee time and possibly a flat $15-30 fee to the originator’s bank to cover the cost of the cashier’s check. If funds are not available, we generally actively attempt to collect returned checks for approximately 90 days, principally through continued attempts to contact the customer. If attempts remain unsuccessful after 90 days, we assign the item to a collection agency. Assignment to a collection agency may cost us 30-40% of the amount eventually collected, if any, from the customer. Ordinarily, we do not recoup from our customers any costs of collection.

In the fiscal year ended December 31, 2007, we made approximately 192,596 loan transactions. Of these transactions, approximately 83.3% were paid in full at or prior to the expiration of their original loan term, and such transactions represented approximately 89% of our loan fee revenues for such period. Another 10.7% of these transactions were refinanced, extended, renewed or otherwise paid after the expiration of their original loan term, and such transactions represented approximately 11% of our loan fee revenues for such period. As indicated above, approximately 6% of the personal post-dated checks we received in connection with our cash advance loans were returned for insufficient funds. We collect approximately 50% of all returned checks, which results in 3% of loans being uncollectible.

In cases where a borrower fails to pay a loan when due, the terms of our loans do not include the charge of any additional interest, penalties or fees. In cases where a borrower’s post-dated personal check is returned for insufficient funds, we normally assess a flat fee that varies by state but which currently ranges from $15 to $30. In most states, extending or refinancing a “payday loan” is prohibited. Nevertheless, a small number of states in which we operate permit a loan to be extended or refinanced for a specified period. These states are Colorado, South Dakota, North Dakota, Utah and Wisconsin. The maximum number of times a customer may extend or refinance a payday loan varies state-by-state. Colorado and North Dakota permit only one extension. South Dakota permits four. Utah and Wisconsin have no limits. A customer in these jurisdictions may rollover or extend a loan any number of times up to these limits. These limits constituted the range of the number of times loans were rolled over or extended in these jurisdictions. Upon each “roll over” or extension of a loan, we treat that rollover or extension as a brand new loan and we charge (again) the applicable fee for that transaction. Of the payday loans we made during fiscal 2007 that were extended or refinanced, the average number of times they were refinanced was 3.76 times. In fiscal 2007, the terms (lengths) of the loans that were rolled over and extended in these jurisdictions, to the extent we generated fees, ranged from 1-45 days in Colorado, 1-60 days in North Dakota, 1-120 days in South Dakota, 1-84 days in Utah, and 1-240 days in Wisconsin. On average, we rolled over or extended the term of 41.31% of our loans in these five states, including 11% of our loans in Colorado, 22% of our loans in North Dakota, 42% of our loans in South Dakota, 58% of our loans in Utah and 68% of our loans in Wisconsin. We occasionally make multiple loans to a single customer if permitted by applicable law and regulations. Based on our outstanding loans as of December 31, 2007, approximately 5.7% of our customers had more than one loan outstanding. In these cases, the average number of separate loans outstanding was two and the average aggregate principal amount loaned was approximately $500.

Industry Information

Currently, there are an estimated 22,000 cash advance loan stores in the United States, which in the aggregate provide approximately $40 billion in short-term credit to households experiencing cash-flow shortfalls. During this same time, the number of states that expressly permit or do not expressly prohibit cash advance loans has grown from six to 36 states and the District of Columbia. Currently, industry trends indicate that, overall, there is likely to be a net decrease in total payday lending stores over the next few years from closings resulting primarily from regulatory changes (e.g., a recent federal law prohibits payday lending to members of the U.S. military, and there are frequent attempts to pass legislation in various states that would limit or prohibit payday lending)  and a slowdown in new store growth and general economic conditions. In 2007, the payday lending store base declined approximately 2.5% (approximately 600 stores), the first such decline in seven years.

The Federal Trade Commission has issued an FTC Consumer Alert that discourages consumers from obtaining payday loans such as the loans we offer, primarily on the basis that the types of loans we offer are costly and consumers should consider alternatives to accepting a payday loan. For further information, you may obtain a copy of the alert at www.ftc.gov/bcp/edu/pubs/consumer/alerts. As noted above, the federal government has recently passed legislation, the 2007 Military Authorization Act, prohibiting us from offering or making our loans to members of the military. These facts evidence the widespread belief that our charges relating to our loans are too expensive to be good for consumers. Some consumer advocates and others have characterized payday lending as “predatory.” As a result, there are frequently attempts in the various state legislatures, and occasionally in the U.S. Congress, to limit, restrict or prohibit payday lending. For more information see “Risk Factors” below.

According to the Community Financial Services Association of America, cash advance loan customers typically are middle-income or lower-middle-income, middle-educated individuals who are a part of a young family (See Community Financial Services Association of America, citing to The Credit Research Center, Mc Donough School of Business, Georgetown University, Gregory Elliehausen and Edward C. Lawrence, “Payday Advance Credit in America: An Analysis of Customer Demand”). The Community Financial Services Association of America is a lobbying organization for the payday loan industry. The Consumer Federation of America (CFA), a nonprofit consumer advocacy organization, has submitted written comments to the Federal Trade Commission that make different assertions. For example, the CFA asserts that “payday loan borrowers are typically female, make around $25,000 a year, are renters, and more likely to be minorities than the general population. Payday lenders have clustered around military bases, in low to moderate income neighborhoods, and in predominantly minority areas.” (See Comments To the Federal Trade Commission Regarding the Fair Debt Collection Practices Act Collecting Consumer Debts: The Challenges of Change By the Consumer Federation of America, June 20, 2007).

Like most other cash advance lenders, we believe that the primary competitive factors in our business are location and customer service. We face intense competition in an industry with relatively low barriers to entry, and we believe that the cash advance lending markets are becoming more competitive as the industry matures and consolidates. We compete with other cash advance and check cashing stores and financial service entities and retail businesses that offer cash advance loans or similar financial services. For example, we consider credit card companies that offer cash advance features, credit unions, banks that offer small loans, and creditors and loan services that can extend payment terms on outstanding loans to be our competitors. In addition, we compete in part with services offered by traditional financial institutions, such as overdraft protection.

Guaranteed Phone Service and Cricket Phones

Our guaranteed phone service is a licensed Competitive Local Exchange Carrier (referred to in the industry as a CLEC) providing local landline telephone service to several hundred customers in Nebraska, Iowa and Minnesota. As part of our guaranteed phone service business, we purchase phone service from the incumbent carriers (ILECs) and resell the service to end-users on a prepaid basis. Cricket is a wireless phone service provider, and we operate two Cricket retail stores where we sell Cricket phones and serve as a payment center for Cricket customers. We also sell other cellular phones to consumers. We expect that consumers may wish to prepay their phone service or purchase prepaid cellular/Cricket phones (1) in order to avoid costly phone purchase and long-term and expensive service contracts with wireless carriers, (2) because poor credit histories may prevent them from successfully obtaining a service contract with a wireless carrier, or (3) due to a short-term need and circumstances in which they expect to engage in heavy usage of phones, and so they wish to pay a flat fee for a period of time instead of risking additional per-minute charges on their phone usage. Nevertheless, we do not formally query our customers who purchase our phone products or services as to their motivations in purchasing those products or services, and we do not have customer data indicating the extent to which our phone customers cannot obtain a service contract from a long-term contract carrier of phone service or some other phone service provider.

Additional areas of competition have recently arisen. Businesses now offer loans over the internet as well as “loans by phone,” and these have begun to compete with us. There also has been increasing penetration of electronic banking and related services into the check cashing and money transfer industry, including direct deposit of payroll checks, payroll cards, stored-value cards and electronic transfer of government benefits.

Recent Developments

On February 26, 2008, we entered into an Exchange Agreement with National Cash & Credit, LLC, a Minnesota limited liability company, and its members. Our Chief Executive Officer and President, Christopher Larson, held substantially all of the ownership interests in National Cash & Credit and was an affiliate of that company. Under the Exchange Agreement, the members of National Cash & Credit assigned to us all of the outstanding membership interests in National Cash & Credit in exchange for our issuance to them of an aggregate of 1,114,891 shares of common stock (valued at $1.20 per share) and a cash payment of $100,000. The aggregate transaction value was $1,437,870. We valued the stock issued to the members of National Cash & Credit at $1.20 per share, despite the fact that our common stock had been trading for a period of weeks prior to the closing at or around $3.00 per share, principally because of the following factors:

•	The then-current market price for shares of the Company’s common stock was (and remains) substantially affected, and unnaturally increased, by the very few number of shares eligible for trading.

•
Given the illiquid market on which the common stock was an is trading, the best determinant of value was believed to be the most recent price at which shares were sold in a private transaction. This price was the $1.20 per share involved in the private placement offering undertaken in connection with the Merger fewer than 60 days earlier. In that transaction, nearly three million shares (representing over one-third of the Company’s common stock) were sold for cash at $1.20 per share.

•
The shares were issued in a private placement transaction exempt from the registration and prospectus-delivery requirements of the federal Securities Act of 1933 and certain state securities laws, and were restricted securities the subsequent resale or transfer of which is prohibited except in cases where a registration of such transaction under applicable federal and securities laws has been effected or an exemption for such transaction is available. The Exchange Agreement did not contain any covenants or obligations of the Company to seek or effect a registration of all or any part of the shares. Furthermore, no other aspect of the issuance of the Shares involved any covenant or obligation of the Company to seek or effect any such registration.

•
A significant majority of the shares were issued to Christopher Larson, a director and the Chief Executive Officer and President of the Company, and therefore a Company “affiliate” (as such term is defined under federal securities laws). Unless securities of an affiliate are registered with respect to a particular transaction (e.g., a resale), such securities will be considered “control securities” under the principles of Rule 144 under the Securities Act of 1933 for at least as long as the holder remains an affiliate, and therefore will indefinitely remain “restricted securities” subject to significant limitations on the resale of such shares. Holders of restricted issued by public reporting companies may generally sell their restricted securities (i) after an initial holding period of six months, (ii) subject to volume limitations prescribed by Rule 144, (iii) subject to manner-of-sale limitations prescribed by Rule 144, and (iv) subject to further paperwork and filing requirements prescribed by Rule 144. In the case of the Company, however, a special rule applicable to any companies that are or ever have been “shell companies” applies, which will effectively prohibit any resales under the safe harbor provisions of Rule 144 until January 7, 2009. Applicable volume limitations under Rule 144 are the greater of (i) one percent of the shares outstanding (based upon the issuer’s most recently filed periodic report on Form 10-K or 10-Q), or (ii) the average weekly reported volume of trading in such securities during the prior four weeks. As noted elsewhere in this prospectus, the trading volume of the Company’s common stock is exceedingly light and even in cases where resales of shares may be attempted, the volume limitations under Rule 144 will effectively delay the resale of the vast majority of shares held by any control person for an indefinite period of time.

•
In the absence of registration of restricted securities, whether held by affiliates or non-affiliates, a holder of such restricted securities may engage in a private sale of such securities. In any such case, the buyer of such securities and the facts and circumstances surrounding such private resale generally must be such that they would permit the Company, if it were the seller of such securities, to privately place the securities to the buyer. Thus, buyers of restricted securities purchased in a private sale must (i) be accredited investors, (ii) not be generally solicited with respect to the sale, (iii) take the purchased securities with a restrictive securities legend on them, and (iv) hold the securities for a minimum of at least six months (but in no event sell them prior to January 7, 2009). Restricted securities that are purchased in a private resale transaction are typically purchased at a steep discount to the current market prices of unrestricted and freely trading securities of the same class.

•
Under the Securities Exchange Act, shareholders who are affiliates of a public reporting issuer must not sell any securities, whether restricted or otherwise and whether publicly or privately, while they are in possession or have knowledge of material and non-public information relating to the issuer. In general, issuers typically permit their affiliates (officers and directors, certain other key management employees) to sell their shares during short windows beginning with only four points during a calendar year which begin with the filing of required periodic reports on Forms 10-K and 10-Q. These restrictions were considered important since a substantial majority of the shares were to be issued to Mr. Larson and, given Mr. Larson’s role as Chief Executive Officer and President of the Company, it would be infrequent that Mr. Larson could safely conclude that he was not in possession of material non-public information relating to the Company.

•
Shareholders who are affiliates of a public reporting issuer must also be wary of short-swing profit liability under Section 16 of the Securities Exchange Act of 1934. Section 16 will effectively prohibit (i) selling within six months of any purchase, with a resulting profit and (ii) buying within six months of any sale, where the purchase is at a per-share price lower than the per-share sale price. If an affiliate nonetheless engages in a prohibited transaction, he or she is liable to disgorge all profits to the issuer (plus reasonable attorney’s fees).

The transaction terms, including the consideration to be provided to the members of National Cash & Credit, was negotiated principally by Messrs. Larson and Moberly (our Chairman). Negotiations respecting the transaction terms had initially begun in connection with the Merger transaction. During that time, the parties agreed in principle that the number of shares of common stock constituting consideration for the acquisition price would be 1,114,891, while the other transaction terms were not finalized until the definitive agreement was entered into in February 2008. The transaction was also discussed among the Company’s Board of Directors and the proposed final Exchange Agreement was presented to the Board of Directors for approval (with Mr. Larson’s vote not being counted) after the disclosure of all of the material terms of the transaction and presentation of the proposed final agreement in writing—as permitted under the Minnesota Business Corporation Act for approving transactions involving a conflict of interest. The $100,000 cash distribution represented cash held by National Cash & Credit at the closing that was in excess of an agreed upon working capital closing requirement.

The closing of the transactions contemplated by the Exchange Agreement occurred effective as of February 26, 2008. As a result of this transaction, we acquired five new stores located in the Phoenix, Arizona market. The National Cash & Credit operation offers title lending cash advance loans ranging from $100 to $2,500 and title loans ranging from $500 to $2,000. In title lending transactions, we typically accept an endorsed title to personal property of the borrowing customer (ordinarily, a car title) as collateral security for the loan transaction. For these title lending transactions, we charge fees ranging from $10 to $15 per month for each $100 loaned.

We do not believe that consumer demand for our services is presently being negatively impacted by the present crises in the credit markets or financial services industry. We also do not believe that a typical recession will have a significant and adverse impact on demand for our services. If, however, a recession or other economic downturn or event were to involve a significant rise in unemployment levels, we could then anticipate a negative and material impact on our business since all of our payday loan customers must be employed in order to obtain a loan from us. In addition, it seems likely that a continued poor or worsening economic situation could result in greater loan losses on our cash advance loan transcation then we have recently experienced.  Already our business has experienced an increase in our provisions for losses for 2007 versus 2007. For example, our provisions for loan losses totaled $1.48 million and $.88 million for 2006. Our provision for loan losses as a percentage of loan fee revenue was 16.3% during 2007 versus 12.7% during 2006. The less favorable loss ratio year-to-year reflects in part a more challenging collections environment as a result of an increase in bankruptcy filings, higher energy prices and increased competition in the lending industry. Due primarily to a continued and increased economic downturn, we expect that fiscal 2008 will ultimately involve a greater loss ratio than fiscal 2007. Due to our inability to foretell the depth and duration of the present economic downturn, we believe there are currently uncertainties in how significant any increased loan losses for fiscal 2008 may be. In addition, we believe that the tightening of credit in general has made it more difficult for us to make certain we have the liquidity to fund our operations and make loan proceeds available to consumers. Furthermore, we anticipate that difficulties in the financial markets will make it more difficult for us to borrow money to fund the expansion of our operations through acquisitions. We may also have a more difficult time in identifying sellers of businesses willing to accept our stock as part of any acquisition consideration.

Corporate Information

Western Capital Resources, Inc. was originally incorporated and organized as a Minnesota corporation under the name URON Inc. in November 2001. In December 2007, we engaged in a merger transaction with Wyoming Financial Lenders, Inc., a Wyoming corporation. Wyoming Financial Lenders continues to exist as a wholly owned operating subsidiary of the Company. As explained in the “About this Prospectus” section of this prospectus above, throughout this prospectus we refer to the aforementioned merger transaction as the “Merger.” We presently conduct our business operating through Wyoming Financial Lenders, Inc. and National Cash & Credit, LLC.  On July 29, 2008, we changed our corporate name from URON Inc. to “Western Capital Resources, Inc.”

We believe that our management team, which has a combined 36 years of industry experience, provides us with a competitive strength. We also believe that customer service is critical to developing loyalty. In our industry, we believe that quality customer service means (i) assisting with the loan application process and understanding the loan terms, (ii) treating customers respectfully, and (iii) processing transactions with accuracy, efficiency and speed.

Our principal offices are located at 2201 West Broadway, Suite 1, Council Bluffs, Iowa 51501, and our telephone number at that office is (712) 322-4020.

The Offering

Common stock offered	3,592,859
Common stock outstanding before the offering (1)	8,889,644
Common stock outstanding after the offering	9,289,644

(1)	Based on the number of shares of common stock outstanding as of the date of this prospectus, but excluding 400,000 common shares issuable upon exercise of outstanding common stock warrants.

Of the shares of common stock offered hereby, an aggregate of 2,915,002 outstanding shares were originally issued in a private placement financing transaction that was undertaken in connection with, and closed simultaneously with, the Merger (i.e., December 31, 2007). Such shares were sold at a price of $1.20 per share. The receipt by URON of at least $4 million in the financing transaction was a closing condition to the Merger. In total, we offered and sold 4,403,544 common shares in the transaction and raised gross proceeds of $4.2 million.

The remaining 277,857 outstanding shares offered hereby were issued in connection with our acquisition of National Cash & Credit, LLC, a Minnesota limited liability company. This transaction was consummated on February 26, 2008 and involved our acquisition of all of the outstanding membership interests in that limited liability company. The shares issued on that date in this transaction were valued at $1.20 per share. In this transaction, we acquired five new stores in the Phoenix, Arizona market. Our Chief Executive Officer and President, Christopher Larson, possessed a material financial interest in National Cash & Credit, LLC. For more information, please see “Certain Relationships and Transactions.”

A total of 400,000 shares offered hereby are issuable upon exercise of an outstanding warrant issued on November 29, 2007. This warrant was issued to and is held by Lantern Advisers, LLC, a Minnesota limited liability company. The warrant provides Lantern Advisers with the right, for a period of five years, to purchase up to 400,000 shares of our common stock at the per-share price of $0.01. Under the terms of the warrant but with certain limited exceptions, Lantern Advisers presently has a “piggyback registration right,” which is the right to have the shares of common stock issuable upon exercise of the warrant included in a registration statement that we file. We are including in this prospectus the 400,000 common shares issuable upon exercise of the warrant pursuant to Lantern Advisers’ piggyback registration rights.

Of the shares offered by the selling shareholders under this prospectus, a total of 559,524 shares are beneficially held, directly or indirectly, by our officers, directors or employees. In particular, Mr. Mark Houlton, a director of the Company, is offering 416,667 shares under this prospectus (all of which he acquired on December 31, 2007 at $1.20 per share) and  Mr. David Stueve, an employee of the Company, beneficially owns the shares held by 21st Century Investment Company, which is offering 142,857 shares under this prospectus (all of which he acquired on February 26, 2008 in the National Cash & Credit acquisition, valued at $1.20 per share).

Risk Factors

Investment in our common stock involves a high degree of risk and should be regarded as speculative. As a result, you should only consider purchasing common shares if you can reasonably afford to lose your entire investment.

RISK FACTORS

An investment in our common stock involves a number of risks. Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus. The following risks could materially harm our business, financial condition or future results. If any such risks materialize, the value of our common stock could decline, and you could lose all or part of your investment.

The cash advance loan industry is highly regulated under state laws. Changes in state laws and regulations governing lending practices, or changes in the interpretation of such laws and regulations, could negatively affect our business.

Our business is regulated under numerous state laws and regulations, which are subject to change and which may impose significant costs or limitations on the way we conduct or expand our business. As of the date of this prospectus, approximately 36 states and the District of Columbia had legislation permitting or not prohibiting cash advance loans. During the last few years, legislation has been adopted in some states that prohibits or severely restricts cash advance loans. For example, in 2006, Oregon passed a ballot initiative that caps interest rates and origination fees on cash advance loans at 36%, among other limitations. Before that, Georgia law effectively prohibited direct payday lending in 2004.

There are nearly always bills pending in various states to alter the current laws governing cash advance lending. Any of these bills, or future proposed legislation or regulations prohibiting cash advance loans or making them less profitable, could be passed in any state at any time, or existing cash advance loan laws could expire. Presently, legislation is pending in Arizona which would extend a current law permitting cash advance loans. In the absence of such legislation, current law permitting cash advance loans will “sunset” or expire at the end of 2009. While we presently do not conduct significant operations in Arizona, the failure to extend or outrightly permit cash advance lending would negatively affect us. Recently, proposed legislation banning cash advance loans was introduced in Nebraska. This bill was ultimately defeated. However, since we derive approximately 36% of our revenues in Nebraska, the passage of any such legislation in Nebraska would have a substantially material and negative effect on our business and financial condition.

Statutes authorizing cash advance loans typically provide state agencies that regulate banks and financial institutions with significant regulatory powers to administer and enforce the laws relating to payday lending. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways or issue new administrative rules, even if not contained in state statutes, that affect the way we do business and may force us to terminate or modify our operations in those jurisdictions. They may also impose rules that are generally adverse to our industry. Finally, in many states, the attorney general has scrutinized or continues to scrutinize the cash advance loan statutes and the interpretations of those statutes.

Because a material portion of our revenues are derived from certain jurisdictions such as Nebraska and Iowa, any adverse change in present laws or regulations, or their interpretation, in one or more such states (or an aggregation of states in which we conduct a significant amount of business) would likely result in our curtailment or cessation of operations in such jurisdictions. Any such action would have a corresponding highly material and negative impact on our results of operations and financial condition, primarily through a material decrease in revenues, and could also negatively affect our general business prospects as well if we are unable to effectively replace such revenues in a timely and efficient manner.

Our business is subject to complex federal laws and regulations governing lending practices, and changes in such laws and regulations could negatively affect our business.

Although states provide the primary regulatory framework under which we offer cash advance loans, certain federal laws also affect our business. For example, because cash advance loans are viewed as extensions of credit, we must comply with the federal Truth-in-Lending Act and Regulation Z thereunder. Additionally, we are subject to the Equal Credit Opportunity Act, the Gramm-Leach-Bliley Act and certain other federal laws. Additionally, anti-cash advance loan legislation has been introduced in the U.S. Congress in the past. These efforts culminated in federal legislation in 2006 that limits the interest rate and fees that may be charged on any loans, including cash advance loans, to any person in the military to the equivalent of 36% per annum. The military lending prohibition became effective on October 1, 2007.

Any adverse change in present federal laws or regulations that govern or otherwise affect cash advance lending could result in our curtailment or cessation of operations in certain jurisdictions or locations Furthermore, any failure to comply with any applicable federal laws or regulations could result in fines, litigation, the closure of one or more store locations or negative publicity. Any such change or failure would have a corresponding impact on our results of operations and financial condition, primarily through a decrease in revenues resulting from the cessation or curtailment of operations, decrease in our operating income thorugh increased legal expenditures or fires, and could also negatively affect our general business prospects as well if we are unable to effectively replace such revenues in a timely and efficient manner or if negative publicity effects our ability to obtain addtional financing a needed.

Changes in local regulations could have a material adverse effect on our business, results of operations and financial condition.

In addition to state and federal laws and regulations, our business is subject to various local rules and regulations such as local zoning regulations and permit licensing. We are aware of increasing efforts by local jurisdictions to restrict payday lending through the use of local zoning and permitting laws. Any actions taken in the future by local zoning boards or other governing bodies to require special use permits for, or impose other restrictions on, payday lenders could have a material adverse effect on the growth of our business and business prospects primarily by restricting any efforts to grow our business “organically” by opening more lending store locations.

Litigation and regulatory actions directed toward our industry or us could adversely affect our operating results, particularly in certain key states.

During the last few years, our industry has been subject to regulatory proceedings, class action lawsuits and other litigation regarding the offering of cash advance loans, and we could suffer losses resulting from interpretations of state laws in those lawsuits or regulatory proceedings, even if we are not a party to those proceedings. For example, the North Carolina Commissioner of Banks recently issued a ruling in which it determined that Advance America, which marketed, originated, serviced and collected cash advance loans on behalf of a state-chartered bank located in Kentucky, violated various North Carolina consumer-protection statutes. Thus, the losses we could suffer could be directly incurred through our involvement in litigation or regulatory proceedings, or could be indirectly incurred through negative publicity regarding the industry in general that is generated by litigation on regulatory proceedings involving third parties.

Additionally, regulatory actions taken with respect to a particular non-payday lending financial service that we offer could negatively affect our ability to offer such other financial services. For example, if we were the subject of regulatory action related to our check cashing, title loans or other products, that regulatory action could adversely affect our ability to maintain our licenses for payday lending. Moreover, the suspension or revocation of our license or other authorization in one state could adversely affect our ability to maintain licenses in other states. Accordingly, a violation of a law or regulation with respect to otherwise unrelated products or in other jurisdictions could affect other parts of our business and adversely affect our business and operations as a whole.

We will likely need additional financing in the future and any such financing may dilute our existing shareholders.

We anticipate that we will continue to experience growth in our income and expenses for the foreseeable future and that our operating expenses will be a material use of cash resources. Presently, we believe we have cash sufficient to maintain operations through December 31, 2008. In the event that income growth does not meet our expectations, we may sooner require additional financing for working capital. In addition, if we determine to grow our business through acquisitions, any acquisitions we consummate will likely involve outside financing. Any additional financing may dilute our existing shareholders.

Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities (including equity-linked or convertible debt securities), loans from banks, loans from our affiliates or other financial institutions. We may not, however, be able to sell any securities or obtain any such additional financing when needed, or do so on terms and conditions acceptable or favorable to the Company, if at all. If financing is not available, we may be forced to consider strategic alternatives, such as (but not limited to) curtailing certain aspects of our operations or closing certain operating locations. If we successfully enter into a financing transaction, any additional equity or equity-linked financing would be dilutive to shareholders, and additional debt financing, if available, may involve restrictive covenants.

The concentration of our revenues in certain states could adversely affect us.

We currently operate in 11 states. For the year ended December 31, 2007, revenues from our locations in Nebraska represented approximately 36% of our total revenues. For the foreseeable future, we expect that a material and significant portion of our revenues will continue to be generated in Nebraska. As a result, changes to prevailing economic, demographic, regulatory or any other conditions, including the legislative, regulatory or litigation risks mentioned above, in the markets in which we operate, and in Nebraska in particular, could lead to a reduction in demand for our cash advance loans and result in a decline in our revenues or an increase in our provision for doubtful accounts, or even an outright legal prohibition on the conduct of our business. Any of these outcomes could in turn result in a material and swift deterioration of our financial condition principally by impairing our revenues and affecting our ability to obtain financing and operating liquidity, our operating results and our business prospects (again, principally by reducing our revenues and impairing our ability to grow our business).

Unpredictability in financing markets could impair our ability to grow our business through acquisitions.

We anticipate that opportunities to acquire similar businesses will materially depend on the availability of financing alternatives with acceptable terms. As a result, poor credit and other market conditions or uncertainty in the financing markets could materially limit our ability to grow through acquisitions since such conditions and uncertainty make obtaining financing more difficult.

Public perception of cash advance lending as being predatory or abusive could adversely affect our business.

Recently, consumer advocacy groups and media reports have advocated governmental action to prohibit or severely restrict cash advance loans. The consumer groups and media reports typically focus on the cost to a consumer for this type of loan, which is higher than the interest typically charged by credit card issuers. This difference in credit cost is more significant if a consumer does not promptly repay the loan, but renews, or rolls over. The consumer groups and media reports typically characterize these transactions as predatory or abusive toward consumers. If this negative characterization of our business becomes widely accepted by consumers, demand for our cash advance loans could significantly decrease, which could adversely affect our results of operations primarily by decreasing our revenues. Negative perception of our business activities could also result in our industry being subject to more restrictive laws and regulations and greater exposure to litigation.

Any disruption in the availability of our information systems could adversely affect our operations.

We rely upon our information systems to manage and operate our business. Each location is part of an information network that permits us to maintain adequate cash inventory, reconcile cash balances daily, and report revenues and loan losses in a timely manner. Our security measures could fail to prevent a disruption in the availability of our information systems or our back-up systems could fail to operate properly. Any disruption in the availability of our information systems could adversely affect our results of operations by impairing our ability to efficiently effect transactions.

If we lose key managers or are unable to attract and retain the talent required for our business, our operating results could suffer.

Our future success depends to a significant degree upon the members of our executive management, particularly Christopher Larson, our Chief Executive Officer and President, John Quandahl, our Chief Operating Officer and Steven Staehr, our Chief Financial Officer. Accordingly, the loss of the services of any of these individuals could adversely affect our business. Our continued growth will also depend upon our ability to attract and retain additional skilled management personnel. Competition for highly skilled and experienced management is intense and likely to continue and increase. To the extent that we are unable to attract and retain the talent required for our business, our operating results could suffer.

We lack product and business diversification, which creates a risk that our future revenues and earnings will be susceptible to fluctuations.

Our primary business activity is offering and servicing cash advance loans. We also provide certain related services, such as check cashing, money transfers and money orders, which related services accounted for approximately 20% of our revenues in fiscal 2007. If we are unable to diversify our business products and services, we may experience fluctuations in our revenues and earnings, which may be significant, relating to our cash advance lending business. Such fluctuations could result from legal or regulatory changes in one or more jurisdictions, changes in economic conditions in the jurisdictions where we provide cash advance loans, or result from other risks or adverse events befalling the Company. Our susceptibility to fluctuations or the actual happening of significant fluctuations in our revenues or earnings could cause our Company to be perceived as a less stable and therefore less attractive investment in general, which would likely negatively affect the market price of our common stock and our ability to obtain additional financing an acceptable terms.

Competition in the retail financial services industry is intense and could cause us to lose market share and revenues.

We believe that the primary competitive factors in the cash advance loan industry are store location and customer service. We face intense competition in the cash advance loan industry, and we believe that the payday lending market is becoming more competitive as this industry matures and begins to consolidate. The cash advance loan industry has low barriers to entry, and new competitors may enter the market easily. We currently compete with services, such as overdraft protection offered by traditional financial institutions, and with other cash advance loan and check cashing stores and other financial service entities and retail businesses that offer cash advance loans or other similar financial services, as well as a rapidly growing internet-based cash advance loan market. Some of our competitors have larger and more established customer bases and substantially greater financial, marketing and other resources than we have. As a result, we could lose market share and our revenues could decline, thereby affecting our earnings and potential for growth.

General economic conditions affect our loan losses, and accordingly, our results of operations could be adversely affected by a general economic slowdown.

Provision for loan losses, net of recoveries, is one of our largest operating expenses, constituting approximately 13% of total revenues for the fiscal year ended December 31, 2007, with cash advance loan losses comprising most of the losses. At the end of each fiscal quarter, management considers recent collection history to develop expected loss rates, which are used to establish the allowance for loan losses. Any changes in economic factors that adversely affect our customers, such as a continued economic downturn or worsening economy, could result in higher loan loss experiences than anticipated, which could in turn adversely affect our loan charge-offs and operating results.

If estimates of our loan losses are not adequate to absorb actual losses, our financial condition and results of operations may be adversely affected.

We maintain an allowance for loan losses at levels to cover the estimated incurred losses in the collection of our loan portfolio outstanding at the end of each applicable period. At the end of each period, management considers recent collection history to develop expected loss rates, which are used to establish the allowance for loan losses. Our allowance for loan losses was $976,000 on December 31, 2007. Our allowance for loan losses is an estimate, and if actual loan losses are materially greater than our allowance for losses, our financial condition and results of operations could be adversely affected.

Because we maintain a significant supply of cash in our locations, we may experience losses due to employee error and theft.

Because our business requires us to maintain a significant supply of cash in our stores, we are subject to the risk of cash shortages resulting from employee error and theft. We periodically experience employee error and theft in stores, which can significantly increase the operating losses of those stores for the period in which the employee error or theft is discovered. We self-insure for employee error and theft at the store level. If our controls to limit our exposure to employee error and theft at the store level and at our corporate headquarters do not operate effectively or are structured ineffectively, our operating margins could be adversely affected by costs associated with increased security and preventative measures.

Regular turnover among our location managers and employees makes it more difficult for us to operate our locations and increases our costs of operation.

We experience a relatively stable workforce among our location managers and employees. Turnover interferes with implementation of operating strategies. Increases in our workforce turnover in the future would likely increase our operating pressures and operating costs and could restrict our ability to grow. Additionally, high turnover would create challenges for us in maintaining high levels of employee awareness of and compliance with our internal procedures and external regulatory compliance requirements. In sum, high turnover would increase our training and supervisory costs, and result in decreased earnings with corresponding greater risks of regulatory non-compliance.

Our directors, officers and our controlling shareholder possess controlling voting power with respect to our common stock and voting preferred stock, which will limit practically your influence on corporate matters.

Our officers and directors collectively possess beneficial ownership of approximately 14,750,094 shares of our common stock, which currently represents approximately 78.1% of our common stock. This includes all of the 1,125,000 common shares and 10,000,000 shares of Series A Convertible Preferred Stock (presently convertible into our common stock on a share-for-share basis) held by WERCS, a Wyoming corporation and the former sole stockholder of Wyoming Financial Lenders, Inc. As a result, our directors, officers and WERCS (our most significant shareholder), will have the ability to outrightly control our management and affairs through the election and removal of our directors, and all other matters requiring shareholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. In fact, Mr. Robert Moberly, our Chairman, beneficially owns all of the shares held by WERCS and therefore has beneficial ownership of 11,125,000 common shares, which gives him alone beneficial ownership of 58.9% of our common stock on a voting basis. Therefore, Mr. Moberly has the power, alone, to control the composition of our Board of Directors and the outcome of any matters submitted to a vote of the shareholders. In addition, Mr. Joseph A. Geraci, II possesses beneficial ownership of 1,513,310 common shares (indirectly through Lantern Advisers, LLC and Mill City Ventures, LP). When the shares held by of our officers and directors are aggregated with those beneficially owned by Mr. Geraci, such individuals beneficially own and control over 84% of our common stock.

This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our shareholders. Furthermore, this concentrated control will limit the practical effect of your participation in Company matters, through shareholder votes and otherwise.

Our articles of incorporation grant our Board of Directors the power to issue additional shares of common and preferred stock and to designate other classes of preferred stock, all without shareholder approval.

Our authorized capital consists of 250 million shares of capital stock. Pursuant to authority granted by our articles of incorporation, our Board of Directors, without any action by our shareholders, may designate and issue shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks to our investors may exist since we became public through a “reverse merger.” Security analysts of major brokerage firms may not provide coverage of the Company since, because we became public through a reverse merger, there is no incentive to brokerage firms to recommend the purchase of our common stock. In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about newly public businesses, there are many people in the securities industry and business in general who view reverse merger/public shell transactions with suspicion. Without brokerage firm and analyst coverage, there may be fewer people aware of us and our business, resulting in fewer potential buyers of our securities, less liquidity, and depressed stock prices for our investors.

Wyoming Financial Lenders, Inc. may have material liabilities of which we are not aware, or vice versa.

Although each of the parties to the Merger conducted a due-diligence review of the financial condition and legal status of the other, the Company may have material liabilities that Wyoming Financial Lenders, Inc. was not aware of and has not yet discovered; or conversely, Wyoming Financial Lenders, Inc. may have material liabilities that the Company was not aware and did not discover prior to the consummation of the Merger. Furthermore, although the Merger Agreement contained customary representations and warranties from both parties concerning their assets, liabilities, financial condition and affairs, it is possible that none of URON Inc., Wyoming Financial Lenders, Inc. (as the operating entity after the Merger) or the pre-Merger owners of either entity will have any material recourse against another party or its former or current owners or principals in the event such representations and warranties prove to be untrue, with resulting damages.

We are subject to the Sarbanes-Oxley Act and the reporting requirements of federal securities laws, which can be expensive.

As a result of the Merger, we are subject to the Sarbanes-Oxley Act and became a public reporting company and, accordingly, subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws. The costs of compliance with Sarbanes-Oxley, of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, furnishing audited reports to our shareholders, and other legal, audit and internal resource costs attendant with being a public reporting company will cause our expenses to be significantly higher than they would be if Wyoming Financial Lenders, Inc. had remained privately held. As a result, our historical financial information for fiscal 2007 may fail to capture the true costs of operating the company as a public reporting company, and our future operating results may fail to match our historical operating results because of such costs.

Our common stock trades only in an illiquid trading market.

Trading of our common stock is conducted on the over-the-counter bulletin board. This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us and our common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

In addition, there has been very little trading activity in our common stock. Over the past three months, the average daily trading volume (as reported by Yahoo Finance) has been approximately 175 shares and our outstanding shares are held by approximately 500 shareholders of record. The relatively small trading volume will likely make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, small trading volumes generally depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

There is not now and there may not ever be an active market for shares of our common stock.

In general, there has been very little trading activity in shares of our common stock. The small trading volume will likely make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, small trading volumes are generally understood to depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

We do not intend to pay dividends on our common stock for the foreseeable future. We will, however, pay dividends on our convertible preferred stock.

Wyoming Financial Lenders, Inc. has in the past paid dividends to WERCS (its former sole stockholder prior to the Merger). In the Merger, WERCS received 10,000,000 shares of “Series A Convertible Preferred Stock,” each share of which carries a $2.10 stated value. Such preferred stock entitles its holders to (i) a cumulative 10% dividend, compounded and payable on a quarterly basis; (ii) in the event of a liquidation or dissolution of the Company, a preference in the amount of all accrued but unpaid dividends plus the stated value of such shares, before any payment shall be made or any assets distributed to the holders of any junior securities; (iii) convert their preferred shares into our common stock on a share-for-share basis, subject to adjustment; and (iv) vote their preferred shares on an as-if-converted basis.

We have the right to redeem some or all such preferred shares, at any time upon 60 days’ advance notice, at a price dependent upon the date of redemption. In the case of any redemption closing on or prior to March 31, 2009, the redemption price will be $3.00 per share plus accrued but unpaid dividends; thereafter, the redemption price will $3.50 per share plus accrued but unpaid dividends. Holders of Series A Convertible Preferred Stock have no preemptive or cumulative-voting rights.

We do not anticipate that we will pay any dividends for the foreseeable future on our common stock. Accordingly, any return on an investment in us will be realized only when you sell shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus are “forward-looking statements,” as that term is defined under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon our current expectations and projections about future events. When used in this prospectus, the words “believe,” “anticipate,” “intend,” “estimate,” “expect” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. The forward-looking statements in this prospectus are primarily located in the material set forth under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” but are found in other parts of this prospectus as well. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations or may affect the value of the common stock, include, but are not limited to:

•	Changes in local, state or federal laws and regulations governing lending practices, or changes in the interpretation of such laws and regulations

•	Litigation and regulatory actions directed toward our industry or us, particularly in certain key states

•	Our need for additional financing, and

•	Unpredictability or uncertainty in financing markets which could impair our ability to grow our business through acquisitions

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section and elsewhere in this prospectus.

Industry data and other statistical information used in this prospectus are based on independent publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, derived from our review of internal surveys and the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and related notes that appear at the end of in this prospectus. This discussion contains forward-looking statements that involve significant uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” elsewhere in this prospectus.

Overview

Pursuant to the December 13, 2007 Merger Agreement, WFL Acquisition Corp. (then our wholly owned subsidiary) merged with and into Wyoming Financial Lenders, Inc., with Wyoming Financial Lenders remaining as the surviving entity and a wholly owned operating subsidiary of the Company. As indicated above, this transaction is referred to throughout this prospectus as the “Merger.” The Merger was effective as of the close of business on December 31, 2007.

Since the Merger, we have provided (primarily through Wyoming Financial Lenders, Inc.) retail financial services to individuals primarily in the midwestern and southwestern United States. These services include non-recourse cash advance loans, check cashing and other money services, including title loans. At the close of business on December 31, 2007, we owned and operated 52 stores in ten states (Colorado, Iowa, Kansas, Montana, Nebraska, North Dakota, South Dakota, Utah, Wisconsin and Wyoming). As of the date of this prospectus, we owned and operated a total of 61 stores in the foregoing states and Arizona.

We provide short-term consumer loans—known as cash advance loans—in amounts that typically range from $100 to $500. Cash advance loans provide customers with cash in exchange for a promissory note with a maturity of generally two to four weeks and the customer’s post-dated personal check for the aggregate amount of the cash advanced, plus a fee. The fee varies from state to state, based on applicable regulations, and generally ranges from $15 to $20 for each $100 borrowed. To repay the cash advance loans, customers may pay with cash, in which case their personal check is returned to them, or allow the check to be presented to the bank for collection. All of our loans and other services are subject to state regulations (which vary from state to state), federal regulations and local regulation, where applicable.

Our expenses primarily relate to the operations of our stores. The most significant expenses include salaries and benefits for our store employees, provisions for loan losses, occupancy expense for our leased real estate and advertising. Our other significant expenses are general and administrative, which includes compensation of employees, professional fees and stock-based compensation expenses and Merger transaction expenses.

With respect to our cost structure, salaries and benefits are one of our largest costs and are driven primarily by the addition of branches throughout the year and growth in loan volumes. Our provision for losses is also a significant expense. If a customer’s check is returned by the bank as uncollected (NSF or account closed), we make an immediate charge-off to the provision for losses for the amount of the customer’s loan, which includes accrued fees and interest. Any recoveries on amounts previously charged off are recorded as a reduction to the provision for losses in the period recovered. We have experienced seasonality in our operations, with the first and fourth quarters typically being our strongest periods as a result of broader economic factors, such as holiday spending habits at the end of each year and income tax refunds during the first quarter.

We evaluate our stores based on revenue growth, gross profit contributions and loss ratio (which is losses as a percentage of revenues), with consideration given to the length of time the branch has been open and its geographic location. We evaluate changes in comparable branch financial and other measures on a routine basis to assess operating efficiency. We define comparable branches as those branches that are open during the full periods for which a comparison is being made. For example, comparable branches for the annual analysis we undertook as of December 31, 2007 have been open at least 24 months on that date. We monitor newer branches for their progress toward profitability and rate of loan growth.

Revenues totaled $11.35 million in 2007 compared to $8.72 million in 2006. Income from stores increased to $4.27 million in 2007 compared to $3.52 in 2006. We incurred salaries and benefits expense in 2007 of $1.47 million compared to $1.06 million in 2006 as a result of increased corporate level personnel and the demands of running the increased number of stores on a year-over-year basis. Additionally we incurred $1.48 million in Merger transaction expense in 2007. Our 2007 tax rate on income before taxes was 97.1% compared to 37.7% in 2006. The increased tax rate was primarily a result of the non-deductibility of certain Merger transaction and employee stock expenses in 2007. Primarily as a result of these factors net income was $.03 million in 2007 compared to $1.37 in 2006.

We also have 10,000,000 shares of Series A Convertible Preferred Stock (10% cumulative dividends,$0.01 par value, $2.10 stated value) authorized, issued and outstanding. Our board of directors votes quarterly to approve this dividend in the amount of $525,000. The dividend can be paid either in cash or in shares of our common stock at the investor’s discretion. This dividend is calculated in to the net income or loss available to common stockholders. As a result we had a net loss available to common shareholders in 2007 and 2006.

According to the Community Financial Services Association of America (CFSA), industry analysts estimate that the industry has grown to approximately 22,000 payday loan branches in the United States and these branches extend approximately $40 billion in short-term credit to millions of households that experience cash-flow shortfalls between paydays. We believe our industry is highly fragmented as ten companies presently operate approximately 10,200 branches in the United States. With this industry growth and current fragmentation (discussed above), we believe there are opportunities to grow our business, primarily through acquisitions as opposed to organic growth. We are actively identifying possible store locations in numerous states in which we currently operate and evaluating the regulatory environment and market potential in the various states in which we currently do not have stores. In addition to expanding our geographic reach, our strategic expansion plans also involve the expansion and diversification of our product and service offerings. We believe that successful expansion, both geographically and product- and service-wise, will help to mitigate the regulatory and economic risk inherent in our business by making us less reliant on (i) cash advance lending alone and (ii) any particular aspect of our business that concentrated geographically.

The growth of the payday loan industry has followed, and continues to be significantly affected by, payday lending legislation and regulation in the various states and nationally. We actively monitor and evaluate legislative and regulatory initiatives in each of the states and nationally, and are involved with the efforts of the various industry lobbying efforts. To the extent that states enact legislation or regulations that negatively impacts payday lending, whether through preclusion, fee reduction or loan caps, our business could be adversely affected.

Presently, legislation is pending in Arizona which would extend a current law permitting cash advance loans. In the absence of such legislation, current law permitting cash advance loans will “sunset” or expire at the end of 2009. While we presently do not conduct significant operations in Arizona, the failure to extend or outrightly permit cash advance lending would negatively affect us. In Nebraska, legislation was recently introduced to ban all cash advance loans in Nebraska. This bill was ultimately defeated. Nevertheless, since we derive approximately 36% of our revenues in Nebraska, any subsequent attempts to pass similar legislation in Nebraska, or other legislation that would restrict our ability to make cash advance loans in Nebraska, would pose significant risks to our business.

In 2007, the federal government passed legislation (the 2007 Military Authorization Act) prohibiting the making of payday (cash advance) loans and title loans to members of the United States military. The law also prohibits creditors in general from charging more than 36% interest to military borrowers (in calculating the applicable rate of interest, all fees, service charges, renewal charges, credit insurance premiums or any other product sold with the loan must be included). Management does not believe that this 2007 law has materially affected or will materially affect the Company and its business. As with the various state legislatures, however, it is possible that the federal government may enact legislation or regulation that further restricts payday lending or title lending in general, which would undoubtedly affect our business in adverse ways.

Discussion of Critical Accounting Policies

Our consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America applied on a consistent basis. The preparation of these financial statements requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We evaluate these estimates and assumptions on an ongoing basis. We base these estimates on the information currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results could vary materially from these estimates under different assumptions or conditions.

Our significant accounting policies are discussed in Note 1, “Nature of Business and Summary of Significant Accounting Policies,” of the notes to our audited consolidated financial statements included in this prospectus.

We believe that the following critical accounting policies affect the more significant estimates and assumptions used in the preparation of our consolidated financial statements:

Loan Loss Allowance

We maintain a loan loss allowance for anticipated losses for our cash advance and title loans. To estimate the appropriate level of the loan loss allowance, we consider the amount of outstanding loans owed to us, historical loans charged off, current and expected collection patterns and current economic trends. Our current loan loss allowance is based on our net write offs, typically expressed as a percentage of loan amounts originated for the last 12 months applied against the principal balance of outstanding loans that we write off. The Company also periodically performs a look-back analysis on its loan loss allowance to verify the historical allowance established tracks with the actual subsequent loan write-offs and recoveries. The Company is aware that as conditions change, it may also need to make additional allowances in future periods.

Included in loans receivable are cash advance loans that are currently due or past due and cash advance loans that have not been repaid. This generally is evidenced where a customer’s personal check has been deposited and the check has been returned due to non-sufficient funds in the customer’s account, a closed account, or other reasons. Cash advance loans are carried at cost less the allowance for doubtful accounts. The Company does not specifically reserve for any individual cash advance loan. The Company aggregates cash advance loans for purposes of estimating the loss allowance using a methodology that analyzes historical portfolio statistics and management’s judgment regarding recent trends noted in the portfolio. This methodology takes into account several factors, including the maturity of the store location and charge-off and recovery rates. The Company utilizes a software program to assist with the tracking of its historical portfolio statistics. As a result of the Company’s collections efforts, it historically experiences returned items of approximately 6.5% of gross loans written and writes off approximately 35% of these returned items. All returned items are charged-off after 180 days, as collections after that date have not been significant. The loan loss allowance is reviewed monthly and any adjustment to the loan loss allowance as a result of historical loan performance, current and expected collection patterns and current economic trends is recorded. The Company uses a third party collection agency to assist in the collection of the loan collateral related to title loans, when and as the Company determines appropriate.

The Company entered into the title loan business with the acquisition of National Cash & Credit, LLC in February 2008. Currently, title loans are not a significant portion of the Company’s loans receivable portfolio.

A rollforward of the Company’s loans receivable allowance for the years ended December 31, 2007 and 2006 is as follows:

	Year Ended December 31,
	2007	2006

Loans receivable allowance, beginning of year	$762,000	$661,000
Provision for loan losses charged to expense	1,484,754	878,469
Charge-offs, net	(1,270,754)	(777,469)

Loans receivable allowance, end of year	$976,000	$762,000

Valuation of Long-Lived and Intangible Assets

We assess the impairment of long-lived and intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that could trigger an impairment review include significant underperformance relative to expected historical or projected future cash flows, significant changes in the manner of use of acquired assets or the strategy for the overall business, and significant negative industry trends. When management determines that the carrying value of long-lived and intangible assets may not be recoverable, impairment is measured based on the excess of the assets’ carrying value over the estimated fair value.

Share-Based Compensation

Under the fair value recognition provisions of Financial Accounting Standards Board Statement No. 123R (SFAS 123R), “Share-Based Payment,” our share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense based on the applicable vesting schedule. Determining the fair value of share-based awards at grant date requires judgment, which includes estimating the amount of share-based awards expected to be forfeited. The Black-Scholes option pricing model (using estimated value of the Company) is used to measure fair value for stock option grants.

During 2007, we granted 1,600,000 shares of restricted stock options and warrants to certain of our employees and non-employees. These options and warrants vested upon the successful completion of the Merger on December 31, 2007. We estimated that the grant date fair market value of these restricted options and warrants totaled $368,000 ($.23 per share) at the time of issuance. During 2007, we granted warrants to a Company adviser for the purchase of up to 400,000 common shares. These warrants vested upon the successful completion of the Merger on December 31, 2007. We estimated that the grant date fair market value of these restricted warrants totaled $92,000 at the time of issuance. These warrants have not been exercised as of the date of this prospectus.

The table below summarizes information about the above-referenced grants of options and warrants:

Recipient (security type)	Date	Share-Based Compensation Expense
Steven Staehr (option)	11/29/2007	$126,500
David Stueve (option)	11/29/2007	$57,500
Rich Horner (option)	11/29/2007	$23,000
Ted Dunhan (option)	11/29/2007	$23,000
Rose Piel (option)	11/29/2007	$5,750
Brian Chaney (option)	11/29/2007	$5,750
John Quandahl (option)	11/29/2007	$92,000
John Richards (option) *	11/29/2007	$23,000
Tom Griffith (option) *	11/29/2007	$5,750
Lantern Advisers, LLC (warrant)	11/29/2007	$92,000
Donna Mendez	11/29/2007	$3,450
Robert Jorgenson	11/29/2007	$2,300

* Option was later cancelled.

Results of Operations – Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

For the year ended December 31, 2007, net income was $.03 million compared to net income of $1.37 million in 2006. Income before income taxes was $.93 million in fiscal 2007 compared to $2.20 million in fiscal 2006. The major components of each of revenues, store expenses, general and administrative expenses, total operating expenses and income tax expense are discussed below.

Revenues

Revenues totaled $11.35 million in 2007 compared to $8.72 million in 2006, an increase of $2.63 million or 30.1%. The increase in revenues was primarily a result of higher cash advance loan volumes resulting from an increase in the number of stores. The additional stores generated $2.67 million in year over year revenue growth. Same store revenue increased by $.06 million in 2007 compared to 2006. The Company closed two locations in 2007 resulting in a $.10 million reduction in revenue in 2007 compared to 2006. We originated approximately $62 million in cash advance loans during 2007 compared to $47 million during the prior year. The average loan (including fee) totaled $322 in 2007 versus $335 in the prior year. Our average fee rate for 2007 was $47.51 compared to $49.03 in 2006. Revenues from check cashing, title loans, guaranteed phone/Cricket fees, and other sources totaled $2.24 million and $1.82 million for 2007 and 2006, respectively.

The following table summarizes revenues:

	Year Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
			(percentage of revenues)

Loan fees	$9,104,545	$6,898,554	80.3%	79.1%
Check cashing fees	1,333,123	817,379	11.7%	9.4%
Guaranteed phone/Cricket fees	749,475	889,778	6.6%	10.2%
Other fees	159,381	114,127	1.4%	1.3%
Total	$11,346,524	$8,719,838	$100.0%	$100.0%

As we expand the number of store locations, we expect that our revenues will continue to increase over the course of fiscal 2008. We also expect that our sources of revenue for fiscal 2008 may begin to diversify as we become more involved in the title lending business after our acquisition of National Cash & Credit.

Store Expenses

Total expenses associated with store operations for the year ended December 31, 2007 were $7.08 million compared to $5.20 million for the year ended December 31, 2006. The major components of these expenses are salaries and benefits for our store employees, provision for loan losses, costs of sales for our guaranteed phone/Cricket phone business, occupancy costs primarily relating to our store leaseholds, advertising expenses, depreciation of store equipment, amortization of intangible assets and other expenses associated with store operations.

Overall, our most significant increases in store expenses from fiscal 2006 to fiscal 2007 related to salaries and benefits for our store employees, provisions for loan losses, and our costs of occupancy. Our most significant decrease in store expenses over that same period relates to our costs of sales for our guaranteed phone/Cricket phone business. A discussion and analysis of the various components of our store expenses appears below.

Salaries and Benefits. Payroll and related costs at the store level were $2.64 million in 2007 compared to $1.92 million in 2006 an increase of $.72 million, as headcount increased mostly due to an increase in the number of store locations. As a result of added store locations since the close of fiscal 2007, we expect that salaries and benefits for fiscal 2008 will continue to increase.

Provisions for Loan Losses. Our provision for losses for 2007 totaled $1.48 million and $.88 million for 2006. Our provision for loan losses as a percentage of loan fee revenue was 16.3% during 2007 versus 12.7% during 2006. The less favorable loss ratio year-to-year reflects our accelerated rate of unit store growth during 2007, and a more challenging collections environment as a result of an increase in bankruptcy filings, higher energy prices and increased competition in the lending industry. Due primarily to a continued and increased economic downturn, we expect that fiscal 2008 will ultimately involve a greater loss ratio than fiscal 2007. Due to our inability to foretell the depth and duration of the present economic downturn, we believe there are currently uncertainties in how significant any increased loan losses for fiscal 2008 may be.

Guaranteed phone/Cricket. Guaranteed phone/Cricket costs dropped to $.44 million in 2007 compared to $.59 million in 2006. We believe the decrease was due to a national trend of more consumers relying on cellular phones versus home phones, which is where the guaranteed phone Cricket phone product is used. In general, we expect this trend to continue with the result that our guaranteed phone revenue will decline while Cricket phone (cellular) will increase.

Occupancy Costs. Occupancy expenses, consisting primarily of store leases were $.75 million during 2007, compared to $.43 million in 2006, an increase of $.32 million primarily resulting from the addition of stores during 2007. Occupancy expenses as a percentage of revenues increased from 4.9 % in 2006 to 6.7% in 2007, primarily due to the high number of stores many of which were opened recently and had lower profitability compared to the more mature locations. Because we have added and plan to add additional stores during fiscal 2008, we believe that our occupancy costs for fiscal 2008 will likely rise from their fiscal 2007 levels.

Advertising. Advertising and marketing related expense was $.42 million in 2007 compared to $.37 million in 2006 due primarily to the greater number of stores operating in 2007. We believe that our advertising expenses in fiscal 2008 may increase slightly over those in fiscal 2007, mainly as a result of our adding new store locations during fiscal 2008.

Depreciation. Depreciation increased by $.03 million in 2007 due to depreciation associated with capital expenditures for stores. Depreciation was $.11 million for 2007 and $.08 million for 2006.

Amortization of Intangible Assets. Amortization of intangible assets was $.14 million for both 2007 and 2006.

General and Administrative Expenses

Total general and administrative costs for the year ended December 31, 2007 were $3.33 million compared to $1.32 million for the year ended December 31, 2006. The major components of these costs are salaries and benefits for our corporate headquarters operations and executive management, depreciation of certain headquarters-related equipment, Merger transaction expenses, and other general and administrative expenses, including utilities, office supplies, collection costs and other minor costs.

Salaries and Benefits. Salaries and benefits expenses for fiscal 2007 increased by $.41 million to $1.47 million, as compared to $1.06 million for fiscal 2006, with the increase being mainly attributed to the addition of management personnel as the Company has grown and the hiring of a new executive management team. The Company expects that during fiscal 2008 salaries and benefits expenses associated with executive management and corporate headquarters will slightly increase from their fiscal 2007 levels as a result of continued Company growth.

Depreciation. Depreciation during fiscal 2007 decreased by $.06 million from $.33 million in fiscal 2006 to $.27 million in fiscal 2007.

Merger-Related Expenses. Expenses incurred in connection with the December 31, 2007 Merger transaction were a significant component of overall general, administrative and other costs for fiscal 2007. Those expenses, composed primarily of professional fees relating to the audit of the Company’s financial statements (the preparation of which was a condition to the closing of the Merger) legal fees, and other fees associated with the Merger transaction, amounted to $1.49 million. Because of the special and unique one-time nature of the Merger transaction, we do not expect to incur such expenses in fiscal 2008. Nevertheless, the ongoing costs associated with maintaining the Company’s public reporting status, including professional fees and expenses for tax services, Sarbanes-Oxley consulting services, independent accounting services and legal services are expected to partially offset the expected reduction in Merger-related expenses.

Other General and Administrative Expenses. Other general and administrative expenses, such as utilities, office supplies, collection costs and other minor costs associated with corporate headquarters activities were $.35 million in fiscal 2007, which is an increase of $.12 million over the $.23 million in such expenses incurred during fiscal 2006. For fiscal 2008, management does not expect any significant changes in these types of expenses from their fiscal 2007 levels.

Total Operating Expenses

Total operating expenses for the year ended December 31, 2007 were $10.42 million compared to $6.52 million for 2006. The $3.90 million, or 59.74%, increase in operating expenses over the comparable period in 2006 was due primarily to the increased amount of transactions, expansion of our business with additional stores, expenses related to the Merger transaction and stock-based compensation expense.

Income Tax Expense

Income tax expense was $.90 million in 2007 compared to income tax expense of $.83 million in 2006 primarily as a result of 2007 Merger-related nondeductible permanent differences.

Results of Operations - Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

For the three-month period ended June 30, 2008, net income was $.32 million compared to net income of $.45 for the three months ended June 30, 2007. During the three months ended June 30, 2008, income before income taxes was $.52 million compared to income before income taxes of $.73 for the three months ended June 30, 2007. The major components of each of revenues, store expenses, general and administrative expenses, total operating expenses and income tax expense are discussed below.

Revenues

Revenues totaled $3.25 million for the three months ended June 30, 2008 compared to $2.73 million for the three months ended June 30, 2008. This increase resulted from the increase in the number of stores operating during the 2008 interim due to our small acquisition of five stores in North Dakota operating under the name “Ameri-Cash,” and the acquisition of National Cash & Credit, LLC. During the three-month period ended June 30, 2008 we originated approximately $17.9 million in cash advance loans compared to $15.3 during the 2007 interim period. Our average loan (including fee) totaled approximately $353 during the period ended June 30, 2008 versus $332 in the 2007 interim period. Our average fee rate for the three months ended June 30, 2008 was $51 compared to $47 for the 2007 interim period. Revenues from check cashing, title loans, guaranteed phone/Cricket phone fees, and other sources totaled $.63 million and $.53 for the three month periods ended June 30, 2008 and 2007, respectively.

The following table summarizes our revenues for the three months ended June 30, 2008 and 2007, respectively:

	Three Months Ended June 30,		Three Months Ended June 30,
	2008	2007	2008	2007
			(percentage of revenues)
Loan Fees	$2,624,365	$2,197,206	80.6%	80.5%
Check cashing fees	283,063	325,295	8.7%	11.9%
Guaranteed phone/Cricket fees	145,331	171,247	4.5%	6.3%
Title loan fees	158,902	-	4.9%	-
Other fees	43,240	36,894	1.3%	1.3%
Total	$3,254,901	$2,730,642	100.0%	100.0%

Due mainly to our commencement of title lending activities in connection with our acquisition of National Cash & Credit, our sources of revenue for the three months ended June 30, 2008 are slightly more diversified than the three months ended June 30, 2007.

Store Expenses

Total expenses associated with store operations for the three months ended June 30, 2008 were $2.24 million compared to $1.67 million for the three months ended March 31, 2007. The most significant components of these expenses were salaries and benefits, provisions for loan losses, guaranteed phone/Cricket costs of sales, occupancy costs, advertising expenses, depreciation of store equipment, amortization of intangible assets and other expenses associated with store operations.

Our most significant increases in store expenses from the two interim periods related to salaries and benefits for our store employees, provisions for loan losses, and our costs of occupancy. As with our fiscal year-end results, guaranteed phone/Cricket phone costs of sales showed continued reductions in expense resulting from slowing guaranteed phone/Cricket phone sales overall. In the three months ending June 30, 2008 we also modestly decreased advertising expenses. A discussion of the various components of our store expenses for the three months ended June 30, 2008 appears below.

Salaries and Benefits. Payroll and related costs at the store level were $.85 million compared to $.64 million for the periods ended June 30, 2008 and 2007, respectively. Increased salaries and benefits expense resulted from of our addition of several store locations. We expect that, with anticipated continued store growth, these salaries and benefits expenses will continue to increase.

Provisions for Loan Losses. For the three months ended June 30, 2008 our provisions for loan losses were $.44 million. For the three months ended June 30, 2007 such provisions were $.37 million. Our provisions for loan losses represented approximately 16.7% and 16.8% of our loan fee revenue for the three months ended June 30, 2008 and 2007, respectively. We are currently experiencing a more challenging collections environment mainly reflected by increased bankruptcy filings, higher energy and other prices. Presently, we do not foresee any certain end to the current economic downturn and as a result we expect higher loan losses during fiscal 2008 than those we experienced during 2007.

Guaranteed phone/Cricket. Guaranteed phone/Cricket costs (reflecting costs of sales of such items) decreased from $.10 million for the three months ended June 30, 2007 to $.07 million for the three months ended June 30, 2008, a decrease of $.03 million. This decrease has followed our expectations that our guaranteed phone line of business will become increasingly less significant to our overall revenues as consumers move away from home phones in general (which is where the guaranteed phone product is used) toward cell phones. By the end of fiscal 2008, we do not expect that this line of business will be significant.

Occupancy Costs. Occupancy expenses, comprised mainly of store leases, were $.30 million for the three months ended June 30, 2008 versus $.19 million for the three months ended June 30, 2007. The increase in our occupancy expenses relates to our acquisitions and operation of more stores during the most recent three-month period. In general, as we pursue a growth by small acquisitions strategy, we expect this trend to continue for the foreseeable future.

Advertising. Advertising and marketing expenses were $.09 million during the three-month period ended June 30, 2008 as compared to $.10 million during the three-month period ended March 31, 2007. In general, we expect that our marketing and advertising expenses for fiscal 2008 will remain relatively stable but will increase overall, as compared to fiscal 2007, if we are successful in implementing our acquisition strategy during the year.

Depreciation. Depreciation, relating to store equipment and capital expenditures for stores, increased from $.02 million for the three months ended June 30, 2007 to $.05 million for the three months ended June 30, 2008.

Amortization of Intangible Assets. Amortization of intangible assets was slightly higher for the two interim periods, being $.05 million for the three months ended June 30, 2008 versus $.03 million for the three months ended June 30, 2007.

Other. Other expenses were $.40 million for the three months ended June 30, 2008 versus $.21 million for the three months ended June 30, 2007 primarily due higher costs associated with operating a higher number of stores on a year over year basis.

General and Administrative Expenses

Total general and administrative costs for the three months ended June 30, 2008 were $.49 compared to $.34 million for the period ended June 30, 2007. For the three-month period ended June 30, 2008, the major components of these costs were salaries and benefits for our corporate headquarters operations and executive management, depreciation of certain headquarters-related equipment, and utilities, office supplies and other minor costs, professional fees for accounting and legal services (collectively grouped as “other” costs). A discussion of the various components of our general and administrative costs for the three months ended June 30, 2008 and 2007 appears below:

Salaries and Benefits. Salaries and benefits expenses for the three months ended June 30, 2008 were $.32 million, a $.09 million increase from the $.23 million in such expenses during period ended June 30, 2007. The increase resulted mainly from headquarters and management employees being slightly higher for the period ended June 30, 2008 then they were for the corresponding period ended June 30, 2007. This slight increase is mainly due to our addition of employees since the Merger.

Depreciation. Depreciation for the period ended June 30, 2008, in the amount of $.01 million was substantially identical to the $.01 million for the period ended June 30, 2007. Depreciation relates primarily to equipment and capital improvements at the Company’s corporate headquarters.

Other General and Administrative Expenses. Other general and administrative expenses, which includes professional fees for accounting and legal services, consulting services related to Sarbanes-Oxley compliance, utilities, office supplies, collection costs and other minor costs associated with corporate headquarters activities, aggregated to $.17 million for the three months ended June 30, 2008 versus $.09 million for the three months ended June 30, 2007. We do not expect these types of costs to decrease to their fiscal 2007 levels, as most of them are attributed to efforts to comply with various rules and regulations applicable to public reporting companies.

Total Operating Expenses

Our total operating expenses for the three months ended June 30, 2008 were $2.73 million compared to $2.01 million for the comparable period for 2007. Overall, the $.72 million increase in operating expenses were mainly attributed to our growth in the number of operating stores and increased costs associated with being a public reporting company.

Income Tax Expense

Income tax expense for the period ended June 30, 2008 was $.20 compared to income tax expense of $.27 million for the period ended June 30, 2007, which decreased primarily as a result of our net income before taxes for the 2008 period of $.52 million versus net income before taxes for the 2007 period of $.73 million.

Results of Operations - Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

For the six-month period ended June 30, 2008, net income was $.28 million compared to net income of $.83 for the six months ended June 30, 2007. During the six months ended June 30, 2008, income before income taxes was $.49 million compared to income before income taxes of $1.33 for the six months ended June 30, 2007. The major components of each of revenues, store expenses, general and administrative expenses, total operating expenses and income tax expense are discussed below.

Revenues

Revenues totaled $6.14 million for the six months ended June 30, 2008 compared to $5.60 million for the six months ended June 30, 2007. This increase resulted from the increase in the number of stores operating during the 2008 interim due to our small acquisition of five stores in North Dakota operating under the name “Ameri-Cash,” and the acquisition of National Cash & Credit, LLC. During the six-month period ended June 30, 2008 we originated approximately $33.2 million in cash advance loans compared to $29.7 during the 2007 interim period. Our average loan (including fee) totaled approximately $351 during the period ended June 30, 2008 versus $334 in the 2007 interim period. Our average fee rate for the six months ended June 30, 2008 was $50 compared to $48 for the 2007 interim period. Revenues from check cashing, title loans, guaranteed phone/Cricket phone fees, and other sources totaled $1.27 million and $1.25 for the six month periods ended June 30, 2008 and 2007, respectively.

The following table summarizes our revenues for the six months ended June 30, 2008 and 2007, respectively:

	Six Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
			(percentage of revenues)
Loan Fees	$4,874,641	$4,347,512	79.3%	77.6%
Check cashing fees	629,154	731,740	10.3%	13.1%
Guaranteed phone/Cricket fees	313,682	438,643	5.1%	7.8%
Title loan fees	221,640	-	3.6%	-
Other fees	105,292	84,420	1.7%	1.5%
Total	$6,144,409	$5,602,315	100.0%	100.0%

Due mainly to our commencement of title lending activities in connection with our acquisition of National Cash & Credit, our sources of revenue for the six months ended June 30, 2008 are slightly more diversified than the six months ended June 30, 2007.

Store Expenses

Total expenses associated with store operations for the six months ended June 30, 2008 were $4.20 million compared to $3.45 million for the six months ended June 30, 2007. The most significant components of these expenses were salaries and benefits, provisions for loan losses, guaranteed phone/Cricket costs of sales, occupancy costs, advertising expenses, depreciation of store equipment, amortization of intangible assets and other expenses associated with store operations.

Our most significant increases in store expenses from the two interim periods related to salaries and benefits for our store employees, provisions for loan losses, and our costs of occupancy. As with our fiscal year-end results, guaranteed phone/Cricket phone costs of sales showed continued reductions in expense resulting from slowing guaranteed phone/Cricket phone sales overall. In the six months ending June 30, 2008 we also modestly decreased advertising expenses. A discussion of the various components of our store expenses for the six months ended June 30, 2008 appears below.

Salaries and Benefits. Payroll and related costs at the store level were $1.61 million compared to $1.32 million for the periods ended June 30, 2008 and 2007, respectively. Increased salaries and benefits expense resulted from of our addition of several store locations. We expect that, with anticipated continued store growth, these salaries and benefits expenses will continue to increase.

Provisions for Loan Losses. For the six months ended June 30, 2008 our provisions for loan losses were $.79 million. For the six months ended June 30, 2007 such provisions were $.64 million. Our provisions for loan losses represented approximately 16.3% and 14.8% of our loan and title fee revenue for the six months ended June 30, 2008 and 2007, respectively. We believe that the increased loss ratio for the comparable periods results from both our increased store count, since the processes of integrating acquired store locations frequently involves some amount of time before store management had adopted and implemented our protective pre-transaction measures, and a more challenging consumer collections environment in general. The more challenging environment is mainly reflected by increased bankruptcy filings, higher energy and other prices. Presently, we do not foresee any certain end to the current economic downturn and as a result we expect higher loan losses during fiscal 2008 than those we experienced during 2007.

Guaranteed phone/Cricket. Guaranteed phone/Cricket costs (reflecting costs of sales of such items) decreased from $.26 million for the six months ended June 30, 2007 to $.17 for the six months ended June 30, 2008, a decrease of $.09 million. This decrease has followed our expectations that our guaranteed phone line of business will become increasingly less significant to our overall revenues as consumers move away from home phones in general (which is where the guaranteed phone product is used) toward cell phones. By the end of fiscal 2008, we do not expect that this line of business will be significant.

Occupancy Costs. Occupancy expenses, comprised mainly of store leases, were $.52 million for the six months ended June 30, 2008 versus $.37 million for the six months ended June 30, 2007. The increase in our occupancy expenses relates to our acquisitions and operation of more stores during the most recent six-month period. In general, as we pursue a growth by small acquisitions strategy, we expect this trend to continue for the foreseeable future.

Advertising. Advertising and marketing expenses were $.18 million during the six-month period ended June 30, 2008 as compared to $.22 million during the six-month period ended June 30, 2007. Although we have not made a concerted effort to reduce our advertising expenses, the decrease in advertising and marketing expenses primarily results from the timing of payments. In general, we expect that our marketing and advertising expenses for fiscal 2008 will remain relatively stable but will increase overall, as compared to fiscal 2007, if we are successful in implementing our acquisition strategy during the year.

Depreciation. Depreciation, relating to store equipment and capital expenditures for stores, increased from $.06 million for the six months ended June 30, 2007 to $.08 million for the six months ended June 30, 2008.

Amortization of Intangible Assets. Amortization of intangible assets was roughly equivalent for the two interim periods, being $.08 million for the six months ended June 30, 2008 versus $.07 million for the six months ended June 30, 2007.

Other. Other expenses were $.75 million for the six months ended June 30, 2008 versus $.51 million for the six months ended June 30, 2007 primarily due higher costs associated with operating a higher number of stores on a year over year basis.

General and Administrative Expenses

Total general and administrative costs for the six months ended June 30, 2008 were $1.45 compared to $.82 million for the period ended June 30, 2007. For the six-month period ended June 30, 2008, the major components of these costs were salaries and benefits for our corporate headquarters operations and executive management, depreciation of certain headquarters-related equipment, and utilities, office supplies and other minor costs, professional fees for accounting and legal services (collectively grouped as “other” costs). A discussion of the various components of our general and administrative costs for the six months ended June 30, 2008 and 2007 appears below:

Salaries and Benefits. Salaries and benefits expenses for the six months ended June 30, 2008 were $.60 million, a $.01 million decrease from the $.61 million in such expenses during period ended June 30, 2007. The decrease resulted mainly from cash bonus payments made to management during the period ended June 30, 2007, and the absence of such payments in the most recent interim period. Excluding bonus payments, our payment cost for headquarters and management employees are slightly higher for the period ended June 30, 2008 then they were for the corresponding period ended June 30, 2007. This slight increase is mainly due to our addition of employees since the Merger.

Depreciation. Depreciation for the period ended June 30, 2008, in the amount of $.02 million, and $.02 million for the period ended June 30, 2007. Depreciation relates primarily to equipment and capital improvements at the Company’s corporate headquarters.

Other General and Administrative Expenses. Other general and administrative expenses, which includes professional fees for accounting and legal services, consulting services related to Sarbanes-Oxley compliance, utilities, office supplies, collection costs and other minor costs associated with corporate headquarters activities, aggregated to $.84 million for the six months ended June 30, 2008 versus $.19 million for the six months ended June 30, 2007. We do not expect these types of costs to decrease to their fiscal 2007 levels, as most of them are attributed to efforts to comply with various rules and regulations applicable to public reporting companies.

Total Operating Expenses

Our total operating expenses for the six months ended June 30, 2008 were $5.65 million compared to $4.27 million for the comparable period for 2007. Overall, the $1.38 million increase in operating expenses were mainly attributed to our growth in the number of operating stores and increased costs associated with being a public reporting company.

Income Tax Expense

Income tax expense for the period ended June 30, 2008 was $.21 compared to income tax expense of $.50 million for the period ended June 30, 2007, which decreased primarily as a result of our net income before taxes for the 2008 period of $.49 million versus net income before taxes for the 2007 period of $1.33 million.

Liquidity and Capital Resources

Summary cash flow data is as follows:

	Six-Months Ended June 30,
	2008	2007

Cash flows provided (used) by :
Operating activities	$(1,073,732)	$1,343,962
Investing activities	(511,824)	(90,655)
Financing activities	3,901,755	(1,138,748)
Net increase in cash	2,316,199	114,559
Cash, beginning of period	984,625	1,265,461
Cash, end of period	$3,300,824	$1,380,020

At June 30, 2008 we had cash of $3.30 million compared to cash of $.98 million on December 31, 2007. The increase results mainly from our receipt of cash in the private placement transaction that closed simultaneously with the Merger. For fiscal year 2008, we believe that our available cash, combined with expected cash flows from operations, will be sufficient to fund our liquidity and capital expenditure requirements during fiscal 2008. Our expected short-term uses of cash include funding of operating activities, anticipated increases in payday loans, dividend payments on our Series A Convertible Preferred Stock (to the extent approved by the Board of Directors), and the financing of expansion activities, including new store openings and store acquisitions.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On February 8, 2008, we dismissed Virchow, Krause & Company, LLP (“Virchow Krause”) as our independent registered public accounting firm. The decision to dismiss Virchow Krause had been approved by our Board of Directors.

Virchow Krause’s report on our financial statements for the fiscal years ended December 31, 2006 and December 31, 2005, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: Virchow Krause’s report on our financial statements as of and for the years ended December 31, 2006 and December 31, 2005 (which financial statements and report were included in our Annual Report on Form 10-KSB for the year ended December 31, 2006), contained a separate paragraph that included a statement that our recurring operating losses, lack of revenue and negative cash flows from operations raised substantial doubt about our ability to continue as a going concern.

During our most two recent fiscal years ended December 31, 2006 and December 31, 2005, and from January 1, 2007 through February 8, 2008, there were no disagreements between the Company and Virchow Krause on any manner of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Virchow Krause, would have caused it to make reference to the subject matter of the disagreements in connection with its report on our financial statements. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during the two most recent fiscal years ended December 31, 2006 and December 31, 2005, or from January 1, 2007 through February 8, 2008.

On February 8, 2008, we engaged Lurie Besikof Lapidus & Company, LLP (“Lurie Besikof”) as our new independent registered public accounting firm. The engagement of Lurie Besikof was approved by our Board of Directors and also by the audit committee of our Board of Directors.

During our two most recent fiscal years ended December 31, 2006 and 2005, and through February 8, 2008, neither the Company nor anyone acting on its behalf consulted with Lurie Besikof regarding either (i) any matter that was the subject of a disagreement and required to be reported under Item 304(a)(1) of Regulation S-K and the related instructions thereto, or (ii) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, and either written or oral advice was provided that Lurie Besikof concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, except that Lurie Besikof was retained by Wyoming Financial Lenders to audit the financial statements of Wyoming Financial Lenders in connection with the Company's acquisition of Wyoming Financial Lenders in the Merger effective December 31, 2007, and the filing of such financial statements and related audit report in a Current Report on Form 8-K (filed on January 7, 2008) in compliance with applicable SEC regulations. As a result of the Merger, Wyoming Financial Lenders became the acquiror of the Company for accounting purposes.

DESCRIPTION OF BUSINESS

General

Western Capital Resources, Inc., a Minnesota corporation formerly known as “URON Inc.,” provides short-term consumer loans, commonly referred to as cash advance loans, through its wholly owned operating subsidiary Wyoming Financial Lenders, Inc., a Wyoming corporation. As of December 31, 2007, we operated 54 stores, with locations in Colorado, Iowa, Kansas, Montana, Nebraska, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The principal amounts of our typical cash advance loans range from $100 to $500. Since that date, we have acquired 14 new stores, including five stores in Arizona, and closed two stores (see “Recent Developments,” below). Cash advance loans provide customers with cash in exchange for a promissory note with a maturity of generally two to four weeks and supported by that customer’s post-dated personal check for the aggregate amount of the cash advanced plus a fee. The fee varies from state to state, based on applicable regulations, and generally ranges from $15 to $20 for each $100 borrowed. To repay the cash advance loans, customers may pay with cash, in which case their personal check is returned to them or allow the check to be presented to the bank for collection. We also provide ancillary consumer financial products and services that are complementary to our payday-lending business, such as check-cashing services, money transfers and money orders, and title loans. In addition, we offer guaranteed phone/Cricket™ phones to our customers. Our loans and other services are subject to state regulations (which vary from state to state), and federal and local regulations, where applicable.

The short-term consumer loans we provide are commonly referred to as “cash advance loans,” “payday loans,” or “deferred deposit advances.” Such loans are referred to as “payday loans” because they are typically made to borrowers who, at the time of the loan transaction, have no available cash and promise to repay the loan out of their next paycheck. In some cases, these same types of loans are referred to as “deferred deposit advances” because the borrowers, instead of funding repayment of the loan out of a paycheck, promise to repay the loan with their next regular fixed-income payment, such as a social security check.

Nearly all of the loans we make are “payday loans” where the borrower provides us with a post-dated check.  All checks are drawn upon the borrowers bank (we do not accept third-party checks). We make very few “deferred deposit advance” loans, and we estimate that fewer than one percent of our total loans during fiscal 2007 were loans of this type. Because nearly all of our loan transactions are “payday loans,” nearly all of our customers are employed at the time of the loan. We require reasonable proof of employment as a condition to obtaining a loan. Ordinarily, we deem items such as a recent pay stub and a bank statement evidencing periodic payroll deposits as sufficient for this purpose. In addition, all of our customers must have an active bank account as a prerequisite to obtaining a “payday loan” from us. All of our cash advance loans are made in cash. At June 30, 2008, we had an aggregate of $ 3,312,194 in loan principal due to us, and $572,698 in cash advance fees due to us. At that date we also had an aggregate of $741,695 in uncollectible loans. For fiscal 2007, we had an aggregate of $1,367,908 in uncollectible loans.

We charge fees for the loans we provide that vary by state-to-state, as do the maximum fees chargeable under state laws. We do not charge interest in connection with our loans. If, however, we calculate the loan fees we charge as an annual percentage rate of interest, such rate would range from 120% for a 60-day loan transacted in Wyoming (on the low end) to approximately 520% for a 14-day loan in most other states (on the high end), with the average actual loan fees we charge involving an imputed annual percentage rate of approximately 343%. Currently, we do not charge the maximum fee permitted in all of the states where we operate. We do, however, charge a uniform fee for all transactions processed in any particular state that involve the same range of cash advance amounts and same term. The table below sets forth the uniform fees we charge in the states where we operate:

	Fees	APR (%) of Interest on a 30-day $100 loan (1)
Arizona	$17.50 per $100 advanced	212.917%
Colorado	$20.00 on first $300 advanced; $7.75 per $100 advanced (up to $500)	243.333%
Iowa	$15.00 on first $85 advanced; 11.1111% fee on additional amounts up to $445	202.818%
Kansas	$15.00 per $100 advanced	182.500%
Montana	Average fee of $20.54 per $100 advanced (maximum fee of $61.62)	279.830%
Nebraska	$17.50 per $100 advanced	212.917%
North Dakota	$20.00 per $100 advanced	243.333%
South Dakota	$20.00 per $100 advanced	243.333%
Utah	$20.00 per $100 advanced	243.333%
Wisconsin	$22.00 per $100 advanced	267.667%
Wyoming	Average fee of $20.54 per $100 advanced (maximum fee of $192.84)	365.000%

(1) Assumes that fees are calculated as an interest rate.

Ordinarily, our customers approach us for a loan because they do not at that time have funds sufficient to meet their present obligations, and so rarely if ever do our customers have sufficient funds in their checking accounts to cover the personal post-dated checks they provide us at the time of the loan transaction. The nature of these loan transactions present a number of risks, including the ultimate risk that the loan will not be paid back. We do not obtain security for our payday loans principally because, even assuming our customers would have potential collateral to offer as security for our loans, the small size of the each particular lending transaction does not justify the time, effort and expense of identifying potential collateral for security and obtaining a security interest in such collateral. As a consequence, our loans are unsecured and our borrowers are only personally liable to repay our cash advance loans. This means that, absent court or other legal action compelling them to repay our loans, we rely principally on the willingness and ability of our customers to repay our loans cash advance. In many cases, the costs of attempting to collect amounts exceeds the amounts which we would seek to collect, which makes it impractical to take formal legal action against a defaulted borrower. In the year ended December 31, 2007, approximately 6% of the personal post-dated checks we received in connection with cash advance loans were returned for insufficient funds.

In the fiscal year ended December 31, 2007, we made approximately 202,597 loan transactions. Of these transactions, approximately 83.3% were paid in full at or prior to the expiration of their original loan term, and such transactions represented approximately 89% of our loan fee revenues for such period. Another 10.7% of these transactions were refinanced, extended, renewed or otherwise paid after the expiration of their original loan term, and such transactions represented approximately 11% of our loan fee revenues for such period. As indicated above, approximately 6% of the personal post-dated we received in connection with payday loans were returned for insufficient funds.

In cases where a borrower fails to pay a loan when due, the terms of our loans do not include the charge of any additional interest, penalties or fees. In cases where a borrower’s post-dated personal check is returned for insufficient funds, we normally assess a flat fee that varies by state but which currently ranges from $15 to $30. In most states, extending or refinancing a “payday loan” is prohibited. Nevertheless, a small number of states in which we operate permit a loan to be extended or refinanced for a specified period. These states are Colorado, South Dakota, North Dakota, Utah and Wisconsin. The maximum number of times a customer may extend or refinance a payday loan varies state-by-state. Colorado and North Dakota permit only one extension. South Dakota permits four. Utah and Wisconsin have no limits. A customer in these jurisdictions may rollover or extend a loan any number of times up to these limits. These limits constituted the range of the number of times loans were rolled over or extended in these jurisdictions.  Upon each “roll over” or extension of a loan, we treat that rollover or extension as a brand new loan and we charge (again) the applicable fee for that transaction. Of the payday loans we made during fiscal 2007 that were extended or refinanced, the average number of times they were refinanced was 3.76 times. In fiscal 2007, the terms (lengths) of the loans that were rolled over and extended in these jurisdictions, to the extent we generated fees, ranged from 1-45 days in Colorado, 1-60 days in North Dakota, 1-120 days in South Dakota, 1-84 days in Utah, and 1-240 days in Wisconsin. On average, we rolled over or extended the term of 41.31% of our loans in these five states, including 11% of our loans in Colorado, 22% of our loans in North Dakota, 42% of our loans in South Dakota, 58% of our loans in Utah and 68% of our loans in Wisconsin. We occasionally make multiple loans to a single customer if permitted by applicable law and regulations. Based on our outstanding loans as of December 31, 2007, approximately 5.7% of our customers had more than one loan outstanding. In these cases, the average number of separate loans outstanding was two and the average aggregate principal amount loaned was approximately $500.

Reverse Merger Transaction

Pursuant to an Agreement and Plan of Merger and Reorganization dated December 13, 2007 (referred to throughout this prospectus as the “Merger Agreement”), by and among URON Inc., WFL Acquisition Corp., a Wyoming corporation and then our wholly owned subsidiary, and Wyoming Financial Lenders, Inc., a Wyoming corporation, WFL Acquisition Corp. merged with and into Wyoming Financial Lenders, Inc., with Wyoming Financial Lenders, Inc. remaining as the surviving entity and our wholly owned operating subsidiary. This transaction is referred to throughout this prospectus as the “Merger.” The Merger became effective as of the close of business on December 31, 2007.

At the effective time of the Merger, the legal existence of WFL Acquisition Corp. ceased and all shares of capital stock of Wyoming Financial Lenders, Inc. that were outstanding immediately prior to the Merger were cancelled, with one share of common stock of such corporation issued to the Company. Simultaneously, WERCS (a Wyoming corporation and the former sole holder of capital stock of Wyoming Financial Lenders, Inc.) received:

•	1,125,000 shares of our common stock, representing approximately 17.9% of our common stock outstanding immediately after the Merger, and

•
10,000,000 shares of our newly created preferred stock, designated as “Series A Convertible Preferred Stock,” which is presently convertible into our common stock on a share-for-share basis, subject to adjustment.

On an aggregate and as-if-converted basis, WERCS received and held 11,125,000 common shares representing approximately 68.2% of our common stock immediately after the Merger. In addition, WERCS received a cash payment of $278,845 in return of capital. Each share of our Series A Convertible Preferred Stock has a stated value of $2.10. Upon any event resulting in the redemption of such shares or our liquidation, each holder of shares of Series A Convertible Preferred Stock would be entitled to receive $2.10 per preferred share, plus accrued but unpaid dividends. Based on the foregoing, the shares of Series A Convertible Preferred Stock issued in the Merger had an approximate aggregate value of $21 million. The shares of our common stock issued in the Merger had an approximate aggregate value of $1,350,000. Accordingly, and after considering the return of capital payment issued to WERCS in connection with the Merger, the total consideration issued to WERCS in the Merger aggregated approximately $22,628,845 million. We incurred approximately $1.5 million in Merger-related expenses.

We engaged in the Merger to acquire the business of Wyoming Financial Lenders, Inc., having met with the management of such company and investigated their business. Prior to the Merger, our business consisted of providing dial-up internet service to residential and commercial customers, principally in the Midwestern United States, Texas, South Carolina and Florida. Because of the proliferation of more advanced and attractive alternatives to dial-up modems for accessing the Internet, URON’s business was rapidly dwindling.

As indicated above, the Merger resulted in our acquisition of the business of Wyoming Financial Lenders, Inc.; but also resulted in the change of control of URON and a change in our Board of Directors whereby (i) WERCS, the former owner of Wyoming Financial Lenders, Inc., became our controlling shareholder (benefically owning, immediately after the Merger, approximately 63.3% of our common stock) and (ii) our then sole director resigned after having appointed Messrs. Moberly, Larson, Houlton and Klaasen to our board. Presently, WERCS beneficially owns 58.9% of our common stock.

At the time of the Merger, our Chief Operating Officer (Mr. John Quandahl) was the Chief Operating Officer of Wyoming Financial Lenders, Inc. In fact, our executive management in general was changed on November 29, 2007, in anticipation of the Merger. At that time, it was the determination of the URON Board of Directors (which then consisted of one individual who had theretofore also served as the Chief Executive Officer of URON) that, since a letter of intent had already been entered into with Wyoming Financial Lenders with respect to the then-potential merger transaction, the process of integrating the two companies would proceed far more smoothly if day-to-day operational decisions respecting such integration could be made by persons who were intimately familiar with the business to be acquired. This decision was significantly influenced by the fact that (i) the management personnel appointed on November 29, 2007 were not involved in URON’s dwindling dial-up internet business and (ii) URON’s Board of Directors remained unaffected and wholly controlled by URON’s pre-Merger shareholders. Accordingly, if the parties had failed to promptly reach a definitive Merger Agreement, URON’s Board of Directors would have removed the newly appointed managers without effect on URON’s remaining dwindling business. Furthermore, the sole director on URON’s Board of Directors was fully informed about the conflicts of interest presented by the management appointments, and expressly retained final discretion to close the Merger transaction even after the Merger Agreement has been executed and delivered on December 13, 2007.

Prior to the Merger, we effected a 1-for-10 share combination (i.e., reverse stock split) of our capital stock that was effective as of December 27, 2007. The share combination was approved by our Board of Directors pursuant to the provisions of the Minnesota Business Corporation Act with a corresponding reduction in the number of shares of authorized capital stock. The reverse stock split was deemed necessary by the parties to Merger Agreement in order to obtain a post-Merger capitalization that would properly apportion the Company’s equity among WERCS and the shareholders of URON prior to the Merger in a manner consistent with the Merger Agreement. In this regard, the Merger Agreement made the effectuation of the reverse stock split a condition to the consummation of the Merger. The effect of the reverse stock split upon the shareholders of URON prior to the Merger was to reduce the absolute number of shares of capital stock which each possessed by a factor of ten, maintain their percentage ownership in the Company until the Merger, and then upon the effectiveness of the Merger reduce their collective percentage ownership in the Company to approximately 9.5%.  In addition, our Board of Directors approved an increase in the number of directors comprising the Board of Directors, and appointed five new directors at the effective time of the Merger. Also at the effective time of the Merger, our former sole director resigned from our Board of Directors.

Recent Developments

On February 26, 2008, we entered into an Exchange Agreement with National Cash & Credit, LLC, a Minnesota limited liability company, and its members. Our Chief Executive Officer and President, Christopher Larson, held substantially all of the ownership interests in National Cash & Credit and was an affiliate of that company. Under the Exchange Agreement, the members of National Cash & Credit assigned to us all of the outstanding membership interests in National Cash & Credit in exchange for our issuance to them of an aggregate of 1,114,891 shares of common stock and a cash payment of $100,000. The aggregate transaction value was $1,437,870. We valued the stock issued to the members of National Cash & Credit at $1.20 per share, despite the fact that our common stock had been trading for a period of weeks prior to the closing at or around $3.00 per share, principally because of the following factors:

•	The then-current market price for shares of the Company’s common stock was (and remains) substantially affected, and unnaturally increased, by the very few number of shares eligible for trading.

•
Given the illiquid market on which the common stock was an is trading, the best determinant of value was believed to be the most recent price at which shares were sold in a private transaction. This price was the $1.20 per share involved in the private placement offering undertaken in connection with the Merger fewer than 60 days earlier. In that transaction, nearly three million shares (representing over one-third of the Company’s common stock) were sold for cash at $1.20 per share.

•
The shares were issued in a private placement transaction exempt from the registration and prospectus-delivery requirements of the federal Securities Act of 1933 and certain state securities laws, and were restricted securities the subsequent resale or transfer of which is prohibited except in cases where a registration of such transaction under applicable federal and securities laws has been effected or an exemption for such transaction is available. The Exchange Agreement did not contain any covenants or obligations of the Company to seek or effect a registration of all or any part of the shares. Furthermore, no other aspect of the issuance of the Shares involved any covenant or obligation of the Company to seek or effect any such registration.

•
A significant majority of the shares were issued to Christopher Larson, a director and the Chief Executive Officer and President of the Company, and therefore a Company “affiliate” (as such term is defined under federal securities laws). Unless securities of an affiliate are registered with respect to a particular transaction (e.g., a resale), such securities will be considered “control securities” under the principles of Rule 144 under the Securities Act of 1933 for at least as long as the holder remains an affiliate, and therefore will indefinitely remain “restricted securities” subject to significant limitations on the resale of such shares. Holders of restricted issued by public reporting companies may generally sell their restricted securities (i) after an initial holding period of six months, (ii) subject to volume limitations prescribed by Rule 144, (iii) subject to manner-of-sale limitations prescribed by Rule 144, and (iv) subject to further paperwork and filing requirements prescribed by Rule 144. In the case of the Company, however, a special rule applicable to any companies that are or ever have been “shell companies” applies, which will effectively prohibit any resales under the safe harbor provisions of Rule 144 until January 7, 2009. Applicable volume limitations under Rule 144 are the greater of (i) one percent of the shares outstanding (based upon the issuer’s most recently filed periodic report on Form 10-K or 10-Q), or (ii) the average weekly reported volume of trading in such securities during the prior four weeks. As noted elsewhere in this prospectus, the trading volume of the Company’s common stock is exceedingly light and even in cases where resales of shares may be attempted, the volume limitations under Rule 144 will effectively delay the resale of the vast majority of shares held by any control person for an indefinite period of time.

•
In the absence of registration of restricted securities, whether held by affiliates or non-affiliates, a holder of such restricted securities may engage in a private sale of such securities. In any such case, the buyer of such securities and the facts and circumstances surrounding such private resale generally must be such that they would permit the Company, if it were the seller of such securities, to privately place the securities to the buyer. Thus, buyers of restricted securities purchased in a private sale must (i) be accredited investors, (ii) not be generally solicited with respect to the sale, (iii) take the purchased securities with a restrictive securities legend on them, and (iv) hold the securities for a minimum of at least six months (but in no event sell them prior to January 7, 2009). Restricted securities that are purchased in a private resale transaction are typically purchased at a steep discount to the current market prices of unrestricted and freely trading securities of the same class.

•
Under the Securities Exchange Act, shareholders who are affiliates of a public reporting issuer must not sell any securities, whether restricted or otherwise and whether publicly or privately, while they are in possession or have knowledge of material and non-public information relating to the issuer. In general, issuers typically permit their affiliates (officers and directors, certain other key management employees) to sell their shares during short windows beginning with only four points during a calendar year which begin with the filing of required periodic reports on Forms 10-K and 10-Q. These restrictions were considered important since a substantial majority of the shares were to be issued to Mr. Larson and, given Mr. Larson’s role as Chief Executive Officer and President of the Company, it would be infrequent that Mr. Larson could safely conclude that he was not in possession of material non-public information relating to the Company.

•
Shareholders who are affiliates of a public reporting issuer must also be wary of short-swing profit liability under Section 16 of the Securities Exchange Act of 1934. Section 16 will effectively prohibit (i) selling within six months of any purchase, with a resulting profit and (ii) buying within six months of any sale, where the purchase is at a per-share price lower than the per-share sale price. If an affiliate nonetheless engages in a prohibited transaction, he or she is liable to disgorge all profits to the issuer (plus reasonable attorney’s fees).

The transaction terms, including the consideration to be provided to the members of National Cash & Credit, was negotiated principally by Messrs. Larson and Moberly (our Chairman). Negotiations respecting the transaction terms had initially begun in connection with the Merger transaction. During that time, the parties agreed in principle that the number of shares of common stock constituting consideration for the acquisition price would be 1,114,891, while the other transaction terms were not finalized until the definitive agreement was entered into in February 2008. The transaction was also discussed among the Company’s Board of Directors and the proposed final Exchange Agreement was presented to the Board of Directors for approval (with Mr. Larson’s vote not being counted) after the disclosure of all of the material terms of the transaction and presentation of the proposed final agreement in writing—as permitted under the Minnesota Business Corporation Act for approving transactions involving a conflict of interest. The $100,000 cash distribution represented cash held by National Cash & Credit at the closing that was in excess of an agreed upon working capital closing requirement.

The closing of the transactions contemplated by the Exchange Agreement occurred effective as of February 26, 2008. In the transaction, we acquired a total of five new stores located in the Phoenix, Arizona market. Our Chief Executive Officer and President, Christopher Larson, possesses a material financial interest in National Cash & Credit, LLC. For further information, please see “Certain Relationships and Transactions.”

On March 1, 2008, we acquired five stores offering payday advance loans in Fargo, Grand Forks, Bismarck and Minot, North Dakota. These stores, currently operating under the trade name “Ameri-Cash,” increased to ten the total number of stores which we operate in North Dakota. We paid approximately $400,000 for these stores and associated assets.

Industry Information

Currently, there are an estimated 22,000 cash advance loan stores in the United States, which in the aggregate provide approximately $40 billion in short-term credit to millions of households experiencing cash-flow shortfalls (Source: Financial Services Association of America). During this same time, the number of states that expressly permit or do not expressly prohibit cash advance loans has grown from six to 36 states and the District of Columbia. Industry trends currently indicate that, overall, there is likely to be a net decrease in total payday lending stores over the next few years from closings resulting primarily from regulatory changes (e.g. a recent federal law prohibits payday lending to members of the U.S. military, and there are frequent attempts to pass legislation in various states that would limit or prohibit payday lending) and a slowdown in new store growth and general economic conditions. In 2007, the payday lending store base declined approximately 2.5% (approximately 600 stores), the first such decline in seven years.

The Federal Trade Commission has issued an FTC Consumer Alert that discourages consumers from obtaining payday loans such as the loans we offer, primarily on the basis that the types of loans we offer are costly and consumers should consider alternatives to accepting a payday loan. For further information, you may obtain a copy of the alert at www.ftc.gov/bcp/edu/pubs/consumer/alerts. As noted above, the federal government has recently passed legislation, the 2007 Military Authorization Act, prohibiting us from offering or making our loans to members of the military. These facts evidence the widespread belief that our charges relating to our loans are too expensive to be good for consumers. Some consumer advocates and others have characterized payday lending as “predatory.” As a result, there are frequently attempts in the various state legislatures, and occasionally in the U.S. Congress, to limit, restrict or prohibit payday lending. For more information see “Risk Factors” above.

According to the Community Financial Services Association of America, cash advance loan customers typically are middle-income or lower-middle-income, middle-educated individuals who are a part of a young family (citing: The Credit Research Center, McDonough School of Business, Georgetown University, Gregory Elliehausen and Edward C. Lawrence, "Payday Advance Credit in America: An Analysis of Customer Demand"). The Community Financial Services Association of America is a lobbying organization for the payday loan industry. The Consumer Federation of America (CFA), a nonprofit consumer advocacy organization, has submitted written comments to the Federal Trade Commission that make different assertions. For example, the CFA asserts that “payday loan borrowers are typically female, make around $25,000 a year, are renters, and more likely to be minorities than the general population. Payday lenders have clustered around military bases, in low to moderate income neighborhoods, and in predominantly minority areas.” (See Comments To the Federal Trade Commission Regarding the Fair Debt Collection Practices Act Collecting Consumer Debts: The Challenges of Change By the Consumer Federation of America, June 20, 2007).

Services

Cash Advance Loans

Customers seeking to obtain a cash advance loan must complete a loan application, maintain a personal checking account (typically verified through recent bank statements), have a suitable source of income (typically verified through recent payroll stubs or bank statements), have a valid driver’s license, and not otherwise be in default on a loan from us where available. There is no credit rating required and no credit history is inquired about. An income source is "suitable" if it appears to be valid from our review of the pay stubs and bank statements (subject to our willingness to loan only 25% of the customers monthly income). We obtain reports from a third-party vendor that details recent credit requests, bad debt, delinquencies, etc. These reports are specific to merchants and differ from credit reports. Ordinarily, we do not advance our customers more than 25% of their monthly income. Upon completion of a loan application and our acceptance of such application, the loan approval process is complete. At that point, the customer signs a promissory note and provides us with a check for the principal loan amount plus a specified fee. All documentation is reviewed and cash advance loans are approved at the store level only, barring extraordinary circumstances. State laws typically limit fees to a range of $15 to $20 for each $100 of principal borrowed. Loans generally mature in two to four weeks, on or near the date of a customer’s next payday. Our standard agreement with customers provides that we will not cash their check until the due date of the associated loan. The customer’s debt to us is satisfied by: (i) payment of the full amount owed in cash (at which point we return the customer’s personal check); or (ii) deposit of the customer’s check with the bank. Where permitted by state regulation, a customer may renew a loan after full payment of the fee associated with the original loan. When applicable, a customer renewing a loan signs a new promissory note and provides us with a new check.

As part of each lending transaction, we enter into a standardized written contract with the borrowing customer. The standardized contracts vary slightly based on state law differences, but all of our standard contracts plainly state in simple terms the annual percentage rate (assuming the fees we charge are computed as interest) in compliance with Regulation Z, and the consequences of defaulting on the loan. We retain copies of our written contracts at the stores where the transactions are processed and also provide copies to our customers. The documentation includes (i) a promise to repay the loan and associated loan fee, (ii) an express right to prepay without penalty (but without return of any portion of the associated loan fee), (iii) a statement that the borrower will pay an additional fee in the event that the post-dated check is returned for insufficient funds, (iv) a right of the borrower to rescind the transaction, without cost, at any time prior to the close of business on the business day immediately following the date of the loan, by returning the borrowed amount alone, (v) customary representations and warranties, (vi) a dispute-resolution clause under which the parties agree to submit any claims or controversies to binding arbitration, (vii) a notice of financial privacy rights, (viii) an affirmative check-the-box representation about whether the borrower is a member of the U.S. military, and (ix) an acknowledgment that the borrower has read and understands the borrowing agreement.

When a customer defaults on a loan, we engage in store-level collection practices that include attempts to contact the customer and obtain payment and attempts to contact the customer’s bank in order to determine whether funds are available to satisfy their personal post-dated check. If funds are available, then we present the check to the originator’s bank for repayment and an official check from the bank is obtained to pay off the item. The costs involved in these initial collection efforts are minimal as they involve some employee time and possibly a $15-20 fee to the originator’s bank to cover the cost of the cashier’s check. If funds are not available, we generally actively attempt to collect returned checks for approximately 90 days, principally through continued attempts to contact the customer. If attempts remain unsuccessful after 90 days, we assign the item to a collection agency. Assignment to a collection agency may cost us 30-40% of the amount eventually collected, if any, from the customer. Ordinarily, we do not recoup from our customers any costs of collection.

We attempt to align the interests of our store managers with the interests of the Company. We do this primarily by making our store managers eligible to receive a discretionary management bonus on a quarterly basis. The discretionary bonus is based on store performance. In our evaluation of store performance and determination of whether to pay a discretionary bonus to our store managers, we consider the amount of loan and check-cashing fees generated by the store, less bad debt. We communicate to our managers the bases upon which we evaluate store performance and determine whether to pay bonuses to them. We believe that our inclusion of bad debt in our performance evaluation, and our communication to our managers of the factors we consider, incents our store managers to operate their stores in the best interests of the Company overall.

We charge fees for the loans we provide that vary by state-to-state, as do the maximum fees chargeable under state laws. We do not charge interest in connection with our loans. If, however, we calculate the loan fees we charge as annual percentage rate of interest, such rate would range from 120% for a 60-day loan transacted in Wyoming (on the low end) to approximately 520% for a 14-day loan in most other states (on the high end), with the average actual loan fees we charge involving an imputed annual percentage rate of approximately 343%. Currently, we do not charge the maximum fee permitted in all of the states where we operate. We do, however, charge a uniform fee for all transactions processed in any particular state that involve the same range of cash advance amounts and same term. The table below sets forth the uniform fees we charge in the states where we operate:

State	Fees	APR (%) of Interest on a 30-day $100 loan (1)
Arizona	$17.50 per $100 advanced	212.917%
Colorado	$20.00 on first $300 advanced; $7.75 per $100 advanced (up to $500)	243.333%
Iowa	$15.00 on first $85 advanced; 11.1111% fee on additional amounts up to $445	202.818%
Kansas	$15.00 per $100 advanced	182.500%
Montana	Average fee of $20.54 per $100 advanced (maximum fee of $61.62)	279.830%
Nebraska	$17.50 per $100 advanced	212.917%
North Dakota	$20.00 per $100 advanced	243.333%
South Dakota	$20.00 per $100 advanced	243.333%
Utah	$20.00 per $100 advanced	243.333%
Wisconsin	$22.00 per $100 advanced	267.667%
Wyoming	Average fee of $20.54 per $100 advanced (maximum fee of $192.84)	365.000%

(1)	Assumes that fees are calculated as an interest rate.

Ordinarily, our customers approach us for a loan because they do not at that time have funds sufficient to meet their present obligations, and so rarely if ever do our customers have sufficient funds in their checking accounts to cover the personal post-dated checks they provide us at the time of the loan transaction. The nature of these loan transactions present a number of risks, including the ultimate risk that the loan will not be paid back. We do not obtain security for our payday loans principally because, even assuming our customers would have potential collateral to offer as security for our loans, the small size of the each particular lending transaction does not justify the time, effort and expense of identifying potential collateral for security and obtaining a security interest in such collateral. As a consequence, our loans are unsecured and our borrowers are only personally liable to repay our cash advance loans. This means that, absent court or other legal action compelling them to repay our loans, we rely principally on the willingness and ability of our customers to repay our, cash advance loans. In many cases, the costs of attempting to collect amounts exceeds the amounts which we would seek to collect, which makes it impractical to take formal legal action against a defaulted borrower. In the year ended December 31, 2007, approximately 6% of the personal post-dated checks we received in connection with cash advance loans were returned for insufficient funds.

The table below sets forth the maximum fees that we are permitted to charge in the states where we presently operate, including minimum and maximum loan amounts, the maximum term of loans and whether extensions of loans (sometimes referred to as “rollovers” of the loan) are permitted:

State	Minimum Loan	Maximum Loan	Maximum Fee	Maximum Term	Rollover/Extensions Permitted
Arizona	$50	$500	15%*	No limit	Yes
Colorado	No minimum	$500	20% of first $300; 7.5% thereafter	40 days	Yes
Iowa	No minimum	$500	$5+10%* of first $100; 10% thereafter	31 days	No
Kansas	No minimum	$500	$15 per $100	30 days	Not prohibited
Montana	$50	$300	25%	31 days	No
Nebraska	No minimum	$500	15%* per $100	31 days	No
North Dakota	No minimum	$600	20%	60 days	Yes
South Dakota	No minimum	$500	No limit	No limit	Yes
Utah	No minimum	No limit	No limit	No limit	No
Wisconsin	No minimum	No limit	No limit	No limit	Yes
Wyoming	No minimum	No limit	20%	30 days	No
_________________
* denotes that the applicable percentage is calculated on amount loaned plus finance charges.

The cash advance-lending business is seasonal due to the fluctuating demand for cash advance loans during the year. Usually, the highest demand for cash advance loans occurs in January and in the fourth calendar quarter. Due to the receipt of income-tax refunds, demand for cash advance loans normally declines from February through April. As with most payday lenders, our loan loss ratio fluctuates with these changes in demand, with a higher loss ratio being typical in the second and third calendar quarters and a lower loss ratio being typical in the first and fourth calendar quarters.

Other Financial Services

We also offer other consumer financial services, such as check-cashing services, phone services, installment loans, money transfers and money orders. Together, these other financial services constituted 20% and 21% of our revenues for the fiscal years ended December 31, 2007 and 2006, respectively.

Our guaranteed phone service is a licensed Competitive Local Exchange Carrier (referred to in the industry as a CLEC) providing local landline telephone service to several hundred customers in Nebraska, Iowa and Minnesota. As part of our guaranteed phone service business, we purchase phone service from the incumbent carriers (ILECs) and resell the service to end-users on a prepaid basis. Cricket is a wireless phone service provider, and we operate two Cricket retail stores where we sell Cricket phones and serve as a payment center for Cricket customers. We also sell other cellular phones to consumers.

We expect that consumers may wish to prepay their phone service or purchase prepaid cellular/Cricket phones (1) in order to avoid costly phone purchase and long-term and expensive service contracts with wireless carriers, (2) because poor credit histories may prevent them from successfully obtaining a service contract with a wireless carrier, or (3) due to a short-term need and circumstances in which they expect to engage in heavy usage of phones, and so they wish to pay a flat fee for a period of time instead of risking additional per-minute charges on their phone usage. Nevertheless, we do not formally query our customers who purchase our phone products or services as to their motivations in purchasing those products or services, and we do not have customer data indicating the extent to which our phone customers cannot obtain a service contract from a long-term contract carrier of phone service or some other phone service provider.

Marketing Strategy

Our advertising and marketing efforts are designed to introduce customers to our services, build customer loyalty and generate repeat visits and transactions. Our principal means of advertising consists of promotional materials and Yellow Page directories used in our active markets.

Technology and Information

We maintain an integrated system of software applications and platforms for processing the various types of transactions we offer. These systems provide us with customer service, internal control mechanisms, record-keeping and reporting information. As of the date of this prospectus, we have one point-of-sale system used by all of our payday locations, and a different point-of-sale system used for our title loan services. On a daily basis, transaction data is collected and integrated into our management information systems. These systems are designed to provide summary, detailed and exception information to regional, area and store managers as well as corporate staff.

Security

We believe the principal security risks to our operations are robbery and employee theft. We have established extensive security systems, dedicated security personnel and management information systems to address both areas of potential loss.

To protect against robbery, most store employees work behind bullet-resistant glass and steel partitions, and the back office, safe and computer areas are locked and closed to customers. Our security measures in each store include safes, electronic alarm systems monitored by third parties, control over entry to customer service representative areas, detection of entry through perimeter openings, walls and ceilings and the tracking of all employee movement in and out of secured areas. Employees use cellular phones to ensure safety and security whenever they are outside the secure customer service representative area. Additional security measures include alarm systems in all stores , remote control over alarm systems, arming/disarming and changing user codes and mechanically and electronically controlled time-delay safes.

Since we have high volumes of cash and negotiable instruments at our locations, daily monitoring, unannounced audits and immediate responses to irregularities are critical. Our regional managers perform weekly unannounced store audits and cash counts at our stores. We self-insure for employee theft and dishonesty at the store level.

Competition

Like most other cash advance lenders, we believe that the primary competitive factors in our business are location and customer service. We face intense competition in an industry with relatively low barriers to entry, and we believe that the cash advance lending markets are becoming more competitive as the industry matures and consolidates. We compete with other cash advance and check cashing stores and financial service entities and retail businesses that offer cash advance loans or similar financial services. For example, we consider credit card companies that offer cash advance features, credit unions, banks that offer small loans, and creditors and loan services that can extend payment terms an outstanding loans to be competitors. In addition, we compete in part with services offered by traditional financial institutions, such as overdraft protection.

Additional areas of competition have recently arisen. Businesses now offer loans over the internet as well as “loans by phone,” and these have begun to compete with us. There also has been increasing penetration of electronic banking and related services into the check cashing and money transfer industry, including direct deposit of payroll checks, payroll cards, stored-value cards and electronic transfer of government benefits.

We believe that our management team, which has a combined 36 years of industry experience, provides us with a competitive strength. We also believe that customer service is critical to developing loyalty. In our industry, we believe that quality customer service means (i) assisting with the loan application process and understanding the loan terms, (ii) treating customers respectfully, (iii) processing transactions with accuracy, efficiency and speed.

Governmental Regulation

We are subject to regulation by federal, state and local governments that affect the products and services we provide. Generally, these regulations are designed to protect consumers who deal with us and are not designed to protect our shareholders.

Regulation of Cash Advance Lending

Our business activities are subject to regulation and supervision at the state and federal levels. In those states where we currently operate, we are licensed as a payday lender where required and are subject to various state regulations regarding the terms of our cash advance loans and our policies, procedures and operations. In some states, cash advance lending is referred to as deferred presentment, deferred deposit or consumer installment loans. State regulations normally limit the amount that we may lend to any consumer and may limit the number of loans that we may make to any consumer at one time or in the course of a year. State regulations also limit the amount of fees that we may assess in connection with any loan or transaction and may limit a customer’s ability to renew a loan with us. The state statutes also often specify minimum and maximum maturity dates for cash advance loans and, in some cases, specify mandatory cooling-off periods between transactions. We must also comply with the disclosure requirements of the Federal Truth-In-Lending Act and Regulation Z thereunder. Our collection activities for delinquent loans are generally subject to consumer protection laws regulating debt collection practices. Finally, our business subjects us to the Equal Credit Opportunity Act and the Gramm-Leach-Bliley Act.

Recent Legal Developments and Trends

During the last few years, legislation has been introduced in the U.S. Congress and in certain states proposing various restrictions or an outright prohibition on cash advance loans. Currently, state laws in Oregon, and Georgia have effectively eliminated the ability to conduct cash advance lending activities in those states, and a recent federal law prohibits loans of any type to members of the military and their family with charges or interest in excess of 36% per annum.

In Arizona, current state law will effectively ban payday lending as of July 1, 2010. Legislation to extend or overturn the ban is pending. Nevertheless, even if the prohibition is delayed or eliminated, we believe it is likely that such delay or elimination will be accompanied by limitations on fees or interest rates chargeable by payday lenders, in addition to other possible restrictions. Presently, we have five stores in Arizona. At this point, it is difficult to assess the materiality of any limitations on the business we conduct in Arizona. A ban on payday lending in Arizona could have a material adverse effect on our business.

Financial Reporting Regulation

Regulations promulgated by the United States Department of the Treasury under the Bank Secrecy Act require reporting of transactions involving currency in an amount greater than $10,000. Generally, every financial institution must report each deposit, withdrawal, exchange of currency or other payment or transfer that involves an amount greater than $10,000. In addition, multiple currency transactions must be treated as a single transaction if the financial institution has knowledge that the transactions are by or on behalf of any one person and result, in a single business day, in the transfer of cash in or out totaling more than $10,000. In addition, the regulations require institutions to maintain information concerning sales of monetary instruments for cash in amounts from $3,000 to $10,000.

Furthermore, the Money Laundering Act of 1994 requires us, as a money service business, to register with the United States Department of the Treasury. Money services businesses include check cashers and sellers of money orders. Money services businesses must renew their registrations every two years, maintain a list of their agents, update the agent list annually and make the agent list available for examination. In addition, the Bank Secrecy Act requires us, under certain circumstances, to file a suspicious activity report.

Finally, we have established various procedures designed to comply, and we continue to monitor and evaluate our business methods and procedures to ensure compliance, with the USA PATRIOT Act.

Privacy Regulation

We are subject to a variety of federal and state laws and regulations restricting the use and seeking to protect the confidentiality of customer identity and other personal nonpublic customer information. We have identified our systems that capture and maintain nonpublic personal information, as that term is understood under the Gramm-Leach-Bliley Act and associated regulations. We disclose our public information policies to our customers as required by that law. We also have systems in place intended to safeguard this information as required by the Gramm-Leach-Bliley Act.

Employees

As of December 31, 2007, we had approximately 120 employees, consisting of 110 store personnel, three field managers and seven corporate office employees. We believe our relationship with our employees is good, and we have not suffered any work stoppages or labor disputes. We do not have any employees that operate under collective-bargaining agreements.

DESCRIPTION OF PROPERTY

Our headquarters is in Council Bluffs, Iowa. There, we have a 3,500-square-foot space which is sufficient for our projected near-term future growth. The monthly lease amount is $3,280 and the term runs through November 2010. The corporate phone number is (712) 322-4020.

As of the date of this prospectus, we have 66 store locations. Our locations typically range in size from 1,000 square feet to 2,000 square feet, and have varying lease terms (none of which, however, have remaining terms of more than five years). As of the date of this prospectus, we have stores in the following cities:

•  Buckeye, Arizona

•  Lower Buckeye, Arizona

•  Surprise, Arizona

•  Tempe, Arizona

•  Mesa, Arizona

•  Sterling, Colorado

•  Council Bluffs, Iowa

•  Des Moines, Iowa (four locations)

•  Sioux City, Iowa

•  Dodge City, Kansas

•  Garden City, Kansas

•  Billings, Montana (two locations)

•  Butte, Montana

•  Great Falls, Montana

•  Columbus, Nebraska

•  Grand Island, Nebraska

•  Hastings, Nebraska

•  Lincoln, Nebraska (three locations)

•  North Platte, Nebraska

•  Omaha, Nebraska (nine locations)

•  Bismarck, North Dakota (two locations)

•  Grand Forks, North Dakota (three locations)

•  Fargo, North Dakota (four locations)

•  Minot, North Dakota

•  Aberdeen, South Dakota

•  Rapid City, South Dakota

•  Sioux Falls, South Dakota

•  Watertown, South Dakota

•  Salt Lake City, Utah  (four locations)

•  Sandy, Utah

•  Taylorsville, Utah

•  West Jordan, Utah

•  Kenosha, Wisconsin (two locations)

•  Pleasant Prairie, Wisconsin

•  Racine, Wisconsin (two locations)

•  Casper, Wyoming (two locations)

•  Gillette, Wyoming

•  Laramie, Wyoming

•  Sheridan, Wyoming

•  Rock Springs, Wyoming

LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings. Nevertheless, our business frequently involves many immaterial legal proceedings relating primarily to the collection of customer debts.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is listed for trading on the over-the-counter bulletin board under the symbol “WCRS.OB.” The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

The following table sets forth the high and low bid prices for our common stock as reported by the OTC Bulletin Board in 2007 and the first quarter of 2008. Our common shares did not begin trading on the OTC Bulletin Board until February 2007. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions. Trading in our common stock during the period represented was sporadic, exemplified by low trading volume and many days during which no trades occurred. On July 29, 2008, the closing sales price for our common stock as reported on the OTC Bulletin Board was $4.00.

	Year Ended December 31, 2007
	High	Low
First Quarter	$4.00	$1.30
Second Quarter	$4.00	$1.10
Third Quarter	$3.00	$.50
Fourth Quarter	$3.00	$.50

	Year Ended December 31, 2008
	High	Low
First Quarter	$6.00	$2.73
Second Quarter	$5.05	$3.70

Holders

As of the date of this filing, we had approximately 500 holders of record of our common stock.

In the event that (i) Lantern Advisers, LLC sells the 400,000 shares of common stock covered by this prospectus after its exercise of an outstanding warrant to purchase such shares, (ii) Mark Houlton sells the 416,667 shares of common stock covered by this prospectus, and (iii) Mill City Ventures, LP sells the 800,000 shares of common stock covered by this prospectus, then the percentage of beneficial ownership of our common shares held by certain owners and management, as identified in the section “Security Ownership of Certain Beneficial Owners and Management” below, will be decreased to the following percentages: Christopher Larson (19.8%), Steven Staehr (10.3%), John Quandahl (4.2%), Mark Houlton (less than one percent) Robert W. Moberly (57.3%), WERCS (57.3%), Mill City Ventures, LP (less than one percent), Joseph A. Geraci, II (3.3%).

Dividends

Holders of our common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by our Board of Directors out of funds legally available therefor. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Additionally, we must first pay preferred dividends on our Series A Convertible Preferred Stock as described under the caption “Description of Capital Stock” below. The current dividend payable to the holders of Series A Convertible Preferred Stock aggregates to $525,000 on a quarterly basis. Other than with respect to shares of Series A Convertible Preferred Stock, future dividend policy is subject to the sole discretion of our Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below sets forth certain information, as of the close of business on December 31, 2007, regarding equity compensation plans (including individual compensation arrangements) under which our securities were then authorized for issuance.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column a)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	0	0	0

Equity compensation plans not approved by shareholders (1)	2,000,000	0.01	None	(2)

(1)
We are currently not required by applicable state law or the listing standards of any self-regulatory agency (e.g., the OTC Bulletin Board, NASD, AMEX or NYSE) to obtain the approval of our shareholders prior to issuing any such compensatory options, warrants or other rights to purchase securities of the Company.

(2)
In January 2008, our Board of Directors adopted the 2008 Stock Incentive Plan permitting the issuance of various incentives, including options or similar rights to purchase or acquire up to 2,000,000 shares of our common stock. As of the date of this prospectus, no incentives have been issued under such plan.

MANAGEMENT AND BOARD OF DIRECTORS

Management

At the effective time of the Merger, and consistent with Minnesota state law and our Articles of incorporation and corporate by laws, our Board of Directors was reconstituted by the appointment of Christopher Larson, Robert W. Moberly, James Mandel, John H. Klaasen IV and Mark Houlton as directors, and the resignation of Donald Miller from his role as a director of the Company. The following table sets forth the name and position of each of our current directors and executive officers.

Name	Age	Positions
Christopher Larson	36	Director, Chief Executive Officer and President
Steven Staehr	45	Chief Financial Officer
John Quandahl	41	Chief Operating Officer
Robert W. Moberly	55	Director
James Mandel	50	Director
John H. Klaasen IV	46	Director
Mark Houlton	43	Director

The biographies of the above-identified individuals are set forth below:

Christopher Larson, the Company’s Chief Executive Officer and President since November 2007, co-founded and served as Chief Financial Officer of Cash Systems, Inc., a NASDAQ traded (symbol: CKNN) financial services company involved in the casino gaming industry, from 1999 to 2005. Mr. Larson also served on the Board of Directors of Cash Systems from 2001 to 2006. Cash Systems was taken public through a reverse merger and during Mr. Larsons’ tenure the company experienced revenue growth from $600,000 to $120,000,000 annually. Mr. Larson founded and served as the chief executive of National Cash & Credit, LLC, a Minnesota limited liability company, from October 2004 until its acquisition by the Company in February 2008, when the Company acquired all of that limited liability company’s membership interests. Mr. Larson became a director of the Company on December 31, 2007 in connection with the Merger.

Robert W. Moberly has been employed with WERCS since 1987 as its Chief Operating Officer. WERCS owned all of the outstanding capital stock of Wyoming Financial Lenders, Inc., which the Company acquired on December 31, 2007. WERCS is presently an affiliate of the Company. Mr. Moberly is responsible for locating and evaluating business acquisitions for WERCS and its affiliates. Mr. Moberly also develops WERCS, business strategies. Mr. Moberly holds many licenses in insurance and securities, including: Property and Casualty, Life and Health, Surplus Lines in insurance and Registered Representative Series 7, Financial Operations Principal Series 27, General Principal Series 24, Municipal Securities Registered Representative Series 53 and Options Principal Series 4 in securities. Prior to joining WERCS, Mr. Moberly worked for two years as a securities broker for Dain Bosworth and 15 years as the owner of a contracting business. Mr. Moberly, a native of Greybull, Wyoming, graduated from Worland High School and attended the University of Wyoming. Mr. Moberly become a director of the Company on December 31, 2007 in connection with the Merger.

James Mandel has been the Chief Executive Officer and a director of Multiband Corporation (NasdaqCM: MBND) since October 1, 1998. Prior to August 2006, Multiband was an affiliate of the Company, owning approximately 51%, of the Company after the remaining 49%, of the Company's shares had been spun-off to Multiband shareholders of record as of  August 10, 2006. Multiband is a Minnesota corporation based in NewHope, Minnesota, and is principally engaged in the business of offering voice, data and video series to residents of multi-dwelling units, and also serves as the master service operator and marketer of DirecTV services to residents of multi-dwelling units. Mr. Mandel was co-founder of Call 4 Wireless, LLC, a telecommunications company specializing in wireless communications, and served as its Chairman and a member of its Board of Directors from December 1996 until October 1998, and as its interim Chief Executive Officer from December 1996 until December 1997. From October 1991 to October 1996, he was Vice President of Systems for Grand Casinos, Inc., where his duties included managing the design, development, installation and on-going maintenance for the 2,000 room, $507 million Stratosphere Hotel, Casino and Tower in Las Vegas. Mr. Mandel also managed the systems development of Grand Casino Mille Lacs, in Onamia, Minnesota, Grand Casino Hinckley in Hinckley, Minnesota and six other casinos nationwide. He formerly served as Chairman of the Board of Directors for CorVu Corporation, an international software development company which was sold in June of 2007, and currently serves as a director for NewMarket Technologies, an international technology company based in Dallas, Texas. Mr. Mandel has served as a director of the Company since December 31, 2007.

John H. Klaasen IV is a Business Financial Advisor with Merrill Lynch in Denver, Colorado, and provides advisory services for individuals, closely held businesses and public companies in a wide variety of industries. Mr. Klaasen has served in this position since 2004. Prior to joining Merrill Lynch, Mr. Klaasen worked in Wells Fargo’s Commercial Banking Group based in Denver, Colorado for 12 years. Mr. Klaasen has broad experience in the areas of commercial banking, investment banking and private wealth management. Mr. Klaasen graduated magna cum laude with a Bachelor of Science degree in finance from San Diego State University. Mr. Klaasen is active in a variety of community organizations. Mr. Klaasen became a director of our Company on December 31, 2007 in connection with the Merger.

Mark Houlton founded Houlton Enterprises, Inc. and opened his first check-cashing / payday advance store in Omaha, Nebraska in 1997. Over the course of his ownership, this single store company grew to a total of 24 stores in Nebraska, Iowa, North Dakota and Wisconsin. In 2005, Mr. Houlton sold his stock to WERCS, Inc. and Houlton Enterprises was merged into Wyoming Financial Lenders, Inc. Since the merger of Houlton Enterprises into WERCS, Mr. Houlton has been involved as a partner in PQH Wireless, a Nebraska based business that serves as a dealer for Cricket Communications.  Mr. Houlton is a 1988 graduate of the University of Nebraska, Lincoln, having received a B.S. in management. Mr. Houlton became a director of our Company on December 31, 2007 in connection with the Merger.

Steven Staehr has served as the Company’s Chief Financial Officer since November 2007 and was previously employed by Cash Systems, Inc. from 2005 until 2007 as its corporate controller, where he was responsible for all aspects of financial accounting and SEC reporting for the company. Cash Systems is a Delaware corporation based in Las Vegas, Nevada that is a provider of cash access products and related systems to the gaming industry. Mr. Staehr was based in Las Vegas and Burnsville, Minnesota during his tenure at Cash Systems. Mr. Staehr has also held high-level financial executive positions with several other large companies, most notably with Encore Productions, Inc., where he served as Vice President and Chief Financial Officer from 2000 until joining Cash Systems in August 2005. Encore Productions is a Las Vegas-based provider of audio-visual convention services with offices throughout the USA. During Mr. Staehr’s tenure with Encore Productions, he was based in Las Vegas. Prior to that, Mr. Staehr also was employed by Mirage Resorts, Inc., Boyd Gaming Corporation, Caesar’s Entertainment World, Inc. and Deloitte & Touche LLP. Mr. Staehr was the corporate controller for Boyd Gaming during its initial public offering. Mr. Staehr is a licensed certified public accountant in the states of California and Nevada, and a member of the American Institute of Certified Public Accountants.

John Quandahl, the Company’s Chief Operating Officer, currently also serves as the President of Wyoming Financial Lenders, Inc., a position he has held since 2007. From 2005 until joining Wyoming Financial Lenders, Mr. Quandahl was the President of Houlton Enterprises, Inc., and prior to that served as that corporation’s Chief Operating Officer from 1999 until 2004. During his tenure at Wyoming Financial Lenders and Houlton Enterprises, Mr. Quandahl and the respective employers were based in Omaha, Nebraska. Mr. Quandahl was the controller as Silverston Group, Inc., from 1993 until 1998, and before that began his career at the Nebraska Department of Revenue as a tax auditor in 1989. Mr. Quandahl is a certified public accountant and earned a degree in accounting from the University of Nebraska - Lincoln. Mr. Quandahl became our Chief Operating Officer prior to the consummation of the Merger in November 2007 primarily to prepare for the integration of the Company and Wyoming Financial Lenders. He has continued to serve as our Chief Operating Officer since the Merger on December 31, 2007.

Under our corporate bylaws, all of our directors serve for indefinite terms expiring upon the next annual meeting of our shareholders.

Family Relationships

The Board of Directors has affirmatively determined that there are no familial relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

During the past five years, no officer, director, control person or promoter of the Company has been involved in any legal proceedings respecting: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) being found by a court of competent jurisdiction (in a civil action), the commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by: (i) each individual who served as the principal executive officer of either the Company (then known as URON Inc.) or Wyoming Financial Lenders, Inc. during the year ended December 31, 2007; and (ii) each other individual that served as an executive officer of either the Company (then known as URON Inc.) or Wyoming Financial Lenders, Inc. at the conclusion of the year ended December 31, 2007 and who received more than $100,000 in the form of salary and bonus during such fiscal year.

For purposes of this prospectus, these individuals are collectively the “named executives” of the Company.

	Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Stock Options Awards ($) (5)	Stock Awards ($)
John Quandahl, President and Chief Operating Officer (1)	2007 2006	229,000 70,350	0 0	0 0	92,000 0	0 0
Christopher Larson, President and Chief Executive Officer (2)	2007	0	0	0	0	0
Donald Miller, President and Chief Executive Officer (3)	2007 2006	0 0	0 0	0 0	0 0	25,000 0
Steven Staehr, Chief Financial Officer (4)	2007	0	0	0	126,500	0

(1)
Mr. Quandahl is the President of Wyoming Financial Lenders, Inc., the wholly owned and principal operating subsidiary of the registrant. Mr. Quandahl also began serving as the Chief Operating Officer of URON Inc. effective November 29, 2007, and continues to serve in that capacity for the Company since the Merger. 2007 compensation in the form of salary was paid by Wyoming Financial Lenders, Inc., and 2007 compensation in the form of stock options was awarded by URON Inc. All 2006 compensation was paid by Wyoming Financial Lenders, Inc.

(2)	Mr. Larson became the President and Chief Executive Officer of URON Inc. effective November 29, 2007 and continues to serve in those capacities for the Company since the Merger.

(3)	Mr. Miller served as the President and Chief Executive Officer of URON Inc. from August 2006 until November 29, 2007. All compensation reflected in the table was paid or awarded by URON Inc.

(4)
Mr. Staehr became the Chief Financial Officer of URON Inc. effective November 29, 2007, and continues to serve in that capacity for the Company since the Merger. Stock options reflected in the table were awarded by URON Inc.

(5)
Amounts listed reflect the dollar amounts related to option awards recognized for financial statement reporting purposes with respect to the fiscal years indicated, in accordance with FAS 123(R) (disregarding the estimate of forfeitures related to service-based vesting conditions). In each case, the exercise price of the option was $0.01 per share. Assumptions used in the calculation of these amount are included in Note 7, “Stockholders’ Equity,” to our audited consolidated financial statements for the year ended December 31, 2007, which are included at the end of this prospectus.

URON Inc. Executive Compensation Prior to the Merger

Prior to the Merger, URON did not pay any cash or cash-equivalent remuneration to any executive officer or any director during its last most recently completed years ended December 31, 2006 and 2007. URON issued no options, warrants, restricted stock or other stock-based compensation to any officer or director during the year ended December 31, 2006. In February 2007, URON entered into an employment agreement with Donald Miller, thereby employing him as its Chief Executive Officer. Under that agreement, Mr. Miller’s sole compensation was the issuance of 50,000 shares of common stock (after giving effect to the December 27, 2007 reverse stock split) with restricted transferability. On November 29, 2007, in connection with the appointment of Mr. Christopher Larson as URON’s President and Chief Executive Officer and the resignation of Mr. Miller from such position, URON and Mr. Miller terminated the aforementioned employment agreement.

Also on November 29, 2007, in connection with their appointments as Chief Operating Officer and Chief Financial Officer of URON, respectively, Messrs. Quandahl and Staehr received non-vested contingent options to purchase shares of common stock at the per-share price of $0.01. Under their respective option agreements, Mr. Staehr had the right to purchase up to 550,000 common shares and Mr. Quandahl had the right to purchase up to 400,000 common shares. By their terms, the options did not vest or become exercisable until URON engaged in a change in control, as defined in the option agreements. The closing of the Merger constituted a change in control, as defined in such agreements. The option agreements provided that the shares purchasable thereunder were not to be affected by any stock combination (i.e., reverse stock split) effected in connection with the Merger. The value ascribed to the component of executive compensation represented by the stock options, in accordance with FAS 123(R), is set forth in the Summary Compensation Table (see above) in column captioned “Long-Term Compensation Awards—Securities Underlying Options.”

Wyoming Financial Lenders, Inc. Executive Compensation Prior to the Merger

Prior to the Merger, Wyoming Financial Lenders, Inc. paid cash compensation, but did not issue any options, warrants, restricted stock or other stock-based compensation to John Quandahl, its principal executive officer during the years ended December 31, 2006 and 2007. Furthermore, Wyoming Financial Lenders did not have an employment agreement with Mr. Quandahl during that time. Nevertheless, Wyoming Financial Lenders did have an arrangement with Mr. Quandahl at the time of the Merger to pay him an annual salary of $250,000.

Executive Compensation Arrangements After the Merger

Since the Merger, the Company (on a combined basis) has not entered into and does not have any employment agreements with any named executives or any other members of its executive management. The Company’s current arrangements with it executive officers are to pay (i) Mr. Larson, its President and Chief Executive Officer, an annual salary of $150,000, (ii) Mr. Quandahl, its Chief Operating Officer, an annual salary of $250,000, and (iii) Mr. Staehr, its Chief Financial Officer, an annual salary of $120,000.

Outstanding Equity Awards at Fiscal Year End

The table below sets forth certain information regarding unexercised options, as of December 31, 2007, for each of the named executives identified in the Summary Compensation Table (see above):

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
John Quandahl	400,000	(1)	0	0	0.01	11/29/08
Christopher Larson	0		0	0	-	-
Donald Miller	0		0	0	-	-
Steven Staehr	550,000	(1)	0	0	0.01	11/29/08

(1)
Option was granted on November 29, 2007, subject to vesting upon a change in control of the Company. The Merger qualified as a change in control of the Company, as defined under the relevant option agreement. These options have been exercised.

Employment and Change-in-Control Agreements

We do not currently have any employment or change-in-control agreements with the named executives or any other current members of our executive management. Nevertheless, we may consider entering into employment agreements and change-in-control agreements with members of our senior management. As indicated above, we do have arrangements with our executive officers to pay (i) Mr. Larson, our President and Chief Executive Officer, an annual salary of $150,000, (ii) Mr. Quandahl, our Chief Operating Officer, an annual salary of $250,000, and (iii) Mr. Staehr, our Chief Financial Officer, an annual salary of $120,000.

Compensation of Directors

Currently, our directors receive no compensation pursuant to any standard arrangement for their services as directors. Nevertheless, we may in the future determine to provide our directors with some form of compensation, either cash or options or contractually restricted securities.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this prospectus, we had outstanding two classes of voting securities—common stock, of which there were 8,889,644 shares issued and outstanding; and Series A Convertible Preferred Stock, of which there were 10,000,000 shares issued and outstanding. Each share of capital stock is currently entitled to one vote on all matters put to a vote of our shareholders.

The following table sets forth the number of common shares, and percentage of outstanding common shares, beneficially owned as of the date of this prospectus, by: (i) each person known by us to be the beneficial owner of more than five percent of our common stock; (ii) each current director; (iii) each executive officer and other persons identified as a named executive officer in the “Executive Compensation” section of this prospectus (see above); and (iv) all current executive officers and directors as a group. Unless otherwise indicated, the address of each of the following persons is 2201 West Broadway, Suite 1, Council Bluffs, Iowa 51501, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name and Address	Common Shares Beneficially Owned (1)	Percentage of Common Shares (1)
Christopher Larson (2)	1,841,290	20.7%
Steven Staehr (3)	966,667	10.9%
John Quandahl (4)	400,000	4.5%
John H. Klaasen IV (5)	0	*
James Mandel (6)	470	*
Mark Houlton (7)	416,667	4.7%
Robert W. Moberly (8)	11,125,000	58.9%

All current executive officers and directors as a group (9)	14,750,094	78.1%

Donald Miller (10) 9449 Science Center Drive New Hope, MN 55428	61,354	*

WERCS (11) 400 East First Street PO Box 130 Casper, WY 82602	11,125,000	58.9%

Lantern Advisers, LLC (12) 80 South Eighth Street, Suite 900 Minneapolis, MN 55402	713,310	7.7%

Mill City Ventures, LP (13) 80 South Eighth Street, Suite 900 Minneapolis, MN 55402	800,000	9.0%

Joseph A. Geraci, II (14) 80 South Eighth Street, Suite 900 Minneapolis, MN 55402	1,513,310	16.3%

* less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares of the Company. In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage of Common Shares” column of the table may include shares that are not presently outstanding, the total of the percentages set forth in such column exceed 100%.

(2)	Mr. Larson became the Company’s Chief Executive Officer on November 29, 2007. All shares reflected in the table are outstanding common shares.

(3)	Mr. Staehr became the Company’s Chief Financial Officer on November 29, 2007. All shares reflected in the table are outstanding common shares.

(4)	Mr. Quandahl became the Company’s Chief Operating Officer on November 29, 2007. All shares reflected in the table are outstanding common shares.

(5)	Mr. Klaasen became a director of the Company on December 31, 2007.

(6)	Mr. Mandel became a director of the Company on December 31, 2007.

(7)	Mr. Houlton became a director of the Company on December 31, 2007. All shares reflected in the table are outstanding common shares.

(8)
Mr. Moberly became a director of the Company on December 31, 2007. Mr. Moberly is the Chief Operating Officer of WERCS, a Wyoming corporation, which was the sole stockholder of Wyoming Financial Lenders, Inc. prior to the Merger on December 31, 2007. All shares reflected in the table as beneficially owned by Mr. Moberly are issuable upon conversion of an equal number of shares of Series A Convertible Preferred Stock held of record by WERCS.

(9)	Includes Messrs. Larson, Staehr, Quandahl, Klaasen, Mandel, Houlton and Moberly.

(10)	Mr. Miller was the Company’s Chief Executive Officer during 2007 until November 29, 2007. Mr. Miller served as the Company’s sole director until December 31, 2007.

(11)
WERCS is a Wyoming corporation that was the sole stockholder of Wyoming Financial Lenders, Inc. prior to the Merger on December 31, 2007. 10,000,000 shares beneficially owned by WERCS are common shares issuable upon conversion of Series A Convertible Preferred Stock. Investment and voting control over the shares beneficially owned by WERCS is exercised by Robert W. Moberly, its Chief Operating Officer. The significant shareholders of WERCS (those shareholders holding ten percent or more of the outstanding capital stock of WERCS) are Robert W. Moberly (our Chairman) who owns 203,685 shares of WERCS, Mark Houlton (a director) who owns 154,140 shares of WERCS, and Gail Zimmerman who owns 395,976 shares of WERCS. Other than Messrs. Moberly and Houlton, no other officers or directors of the Company own any interest in WERCS.

(12)
Lantern Advisers, LLC is a Minnesota limited liability company beneficially owned by Mr. Joseph A. Geraci, II and Douglas Polinsky, each of whom share investment and voting control. 400,000 share reflected in the table are issuable upon exercise of a warrant.

(13)
Mill City Ventures, LP is a Minnesota limited partnership the securities of which are beneficially held by Mill City Advisors LLC, a Minnesota limited liability company that serves as the general partner to Mill City Ventures, LP. Investment and voting control over the shares beneficially owned by Mill City Advisors LLC is exercised by Joseph A. Geraci, II, the sole member and manager of such company.

(14)	Joseph A. Geraci, II, possesses beneficial ownership of securities held by Lantern Advisers, LLC and Mill City Ventures, LP. See footnotes 12 and 13 above.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Management Agreement with Multiband Corporation. URON Inc. entered into a management agreement with Multiband Corporation for personnel and office support (including operations and accounting) relating to URON’s prior internet-access business as August 1, 2006. We incurred service fees to Multiband Corporation in the amount of $56,570 for the year ended December 31, 2006. Don Miller, our sole director and Chief Executive Officer during this period, was also the Chairman of the Board of Directors of Multiband Corporation. The Board of Directors believes that the fees paid and payable to Multiband Corporation pursuant to the management agreement are at market rate.

Certain Equity and Equity-Linked Transactions. On November 29, 2007, URON entered into three separate transactions. In one transaction, we issued a warrant to Lantern Advisers, LLC, a Minnesota limited liability company and then a holder of more than ten percent of the Company’s outstanding common stock, in consideration of its consulting efforts and services relating to the structuring of a then-potential transaction with Wyoming Financial Lenders, Inc. The warrant provides Lantern Advisers with the right, for a period of five years, to purchase up to 400,000 shares of our common stock at the per-share price of $0.01. Among other terms and conditions, the warrant also provides that the shares purchasable thereunder were not to be affected by any stock combination (i.e., reverse stock split) effected in connection with the then-potential combination transaction. Assuming that shares purchasable under the warrant at this time had a fair value of $0.466 per share (based on the contemporaneous subscription to purchase shares entered into with Christopher Larson on that same date), the dollar value of the warrant would be $186,400 at the time of issuance. The warrant was not exercisable, however, unless and until URON had engaged in a combination transaction constituting a change in control of the Company.

In another transaction on the same date, we entered into a Common Stock Purchase Agreement with Christopher Larson, who was appointed as our Chief Executive Officer on that date. Under that agreement, Mr. Larson had the right to purchase 1,071,875 shares of common stock for an aggregate purchase price of $500,000 on or prior to December 31, 2007 (i.e., $0.466 per share). Among other terms and conditions, the agreement provided that the shares purchasable thereunder were not to be affected by any stock combination (i.e., reverse stock split) effected in connection with the then-potential combination transaction.

In the third transaction on the same date, we issued options to various executive and non-executive management personnel. In total, we entered into option or similar agreements with 11 persons, obligating us to issue up to a maximum of 1,575,000 shares of common stock at the per-share price of $0.01. Among the optionees were Messrs. Steven Staehr and John Quandahl, who were respectively appointed as our Chief Financial Officer and Chief Operating Officer on that same date. Under their respective option agreements, Mr. Staehr had the right to purchase 550,000 shares and Mr. Quandahl had the right to purchase 400,000 shares. Upon issuance, the options were not vested or exercisable until URON engaged in a change in control (as defined in such agreements). The closing of the Merger constituted a change in control, as defined in the option agreements. The option agreements provided that the shares purchasable thereunder were not to be affected by any stock combination (i.e., reverse stock split) effected in connection with the then-potential combination transaction.

Subscriptions for Shares of Common Stock. In addition to the purchase of shares of common stock by Mr. Larson in the equity financing undertaken in connection with the Merger, Steve Staehr (our Chief Financial Officer), Mark Houlton (a director-appointee under the terms of the Merger Agreement), and Mill City Ventures, LP (a Minnesota limited partnership beneficially owned by Mr. Joseph A. Geraci, II, a beneficial owner of more than ten percent of our common equity) also subscribed for shares of our common stock in such financing. In particular, Mr. Staehr purchased 416,667 shares for an aggregate of $500,000; Mr. Houlton purchased 416,667 shares for an aggregate of $500,000; and Mill City Ventures, LP purchased 800,000 shares for an aggregate of $960,000. In connection with these investments, we entered into subscription agreements with these investors containing the same terms and conditions as those we entered into with other non-affiliated investors in such financing, which contained a per share price of $1.20.

Exchange Agreement with National Cash & Credit. On February 26, 2008, we entered into an Exchange Agreement with National Cash & Credit, LLC, a Minnesota limited liability company, and its members. Our Chief Executive Officer and President, Christopher Larson, held substantially all of the ownership interests in National Cash & Credit and was an affiliate of that company. Under the Exchange Agreement, the members of National Cash & Credit assigned to us all of the outstanding membership interests in National Cash & Credit in exchange for our issuance to them of an aggregate of 1,114,891 shares of common stock (valued at $1.20 per share) and a cash payment of $100,000. The aggregate transaction value was $1,437,870. We valued the stock issued to the members of National Cash & Credit at $1.20 per share, despite the fact that our common stock had been trading for a period of weeks prior to the closing at or around $3.00 per share, principally because of the following factors:

•	The then-current market price for shares of the Company’s common stock was (and remains) substantially affected, and unnaturally increased, by the very few number of shares eligible for trading.

•
Given the illiquid market on which the common stock was an is trading, the best determinant of value was believed to be the most recent price at which shares were sold in a private transaction. This price was the $1.20 per share involved in the private placement offering undertaken in connection with the Merger fewer than 60 days earlier. In that transaction, nearly three million shares (representing over one-third of the Company’s common stock) were sold for cash at $1.20 per share.

•
The shares were issued in a private placement transaction exempt from the registration and prospectus-delivery requirements of the federal Securities Act of 1933 and certain state securities laws, and were restricted securities the subsequent resale or transfer of which is prohibited except in cases where a registration of such transaction under applicable federal and securities laws has been effected or an exemption for such transaction is available. The Exchange Agreement did not contain any covenants or obligations of the Company to seek or effect a registration of all or any part of the shares. Furthermore, no other aspect of the issuance of the Shares involved any covenant or obligation of the Company to seek or effect any such registration.

•
A significant majority of the shares were issued to Christopher Larson, a director and the Chief Executive Officer and President of the Company, and therefore a Company “affiliate” (as such term is defined under federal securities laws). Unless securities of an affiliate are registered with respect to a particular transaction (e.g., a resale), such securities will be considered “control securities” under the principles of Rule 144 under the Securities Act of 1933 for at least as long as the holder remains an affiliate, and therefore will indefinitely remain “restricted securities” subject to significant limitations on the resale of such shares. Holders of restricted issued by public reporting companies may generally sell their restricted securities (i) after an initial holding period of six months, (ii) subject to volume limitations prescribed by Rule 144, (iii) subject to manner-of-sale limitations prescribed by Rule 144, and (iv) subject to further paperwork and filing requirements prescribed by Rule 144. In the case of the Company, however, a special rule applicable to any companies that are or ever have been “shell companies” applies, which will effectively prohibit any resales under the safe harbor provisions of Rule 144 until January 7, 2009. Applicable volume limitations under Rule 144 are the greater of (i) one percent of the shares outstanding (based upon the issuer’s most recently filed periodic report on Form 10-K or 10-Q), or (ii) the average weekly reported volume of trading in such securities during the prior four weeks. As noted elsewhere in this prospectus, the trading volume of the Company’s common stock is exceedingly light and even in cases where resales of shares may be attempted, the volume limitations under Rule 144 will effectively delay the resale of the vast majority of shares held by any control person for an indefinite period of time.

•
In the absence of registration of restricted securities, whether held by affiliates or non-affiliates, a holder of such restricted securities may engage in a private sale of such securities. In any such case, the buyer of such securities and the facts and circumstances surrounding such private resale generally must be such that they would permit the Company, if it were the seller of such securities, to privately place the securities to the buyer. Thus, buyers of restricted securities purchased in a private sale must (i) be accredited investors, (ii) not be generally solicited with respect to the sale, (iii) take the purchased securities with a restrictive securities legend on them, and (iv) hold the securities for a minimum of at least six months (but in no event sell them prior to January 7, 2009). Restricted securities that are purchased in a private resale transaction are typically purchased at a steep discount to the current market prices of unrestricted and freely trading securities of the same class.

•
Under the Securities Exchange Act, shareholders who are affiliates of a public reporting issuer must not sell any securities, whether restricted or otherwise and whether publicly or privately, while they are in possession or have knowledge of material and non-public information relating to the issuer. In general, issuers typically permit their affiliates (officers and directors, certain other key management employees) to sell their shares during short windows beginning with only four points during a calendar year which begin with the filing of required periodic reports on Forms 10-K and 10-Q. These restrictions were considered important since a substantial majority of the shares were to be issued to Mr. Larson and, given Mr. Larson’s role as Chief Executive Officer and President of the Company, it would be infrequent that Mr. Larson could safely conclude that he was not in possession of material non-public information relating to the Company.

•
Shareholders who are affiliates of a public reporting issuer must also be wary of short-swing profit liability under Section 16 of the Securities Exchange Act of 1934. Section 16 will effectively prohibit (i) selling within six months of any purchase, with a resulting profit and (ii) buying within six months of any sale, where the purchase is at a per-share price lower than the per-share sale price. If an affiliate nonetheless engages in a prohibited transaction, he or she is liable to disgorge all profits to the issuer (plus reasonable attorney’s fees).

The transaction terms, including the consideration to be provided to the members of National Cash & Credit, was negotiated principally by Messrs. Larson and Moberly (our Chairman). Negotiations respecting the transaction terms had initially begun in connection with the Merger transaction. During that time, the parties agreed in principle that the number of shares of common stock constituting consideration for the acquisition price would be 1,114,891, while the other transaction terms were not finalized until the definitive agreement was entered into in February 2008. The transaction was also discussed among the Company’s Board of Directors and the proposed final Exchange Agreement was presented to the Board of Directors for approval (with Mr. Larson’s vote not being counted) after the disclosure of all of the material terms of the transaction and presentation of the proposed final agreement in writing—as permitted under the Minnesota Business Corporation Act for approving transactions involving a conflict of interest. The $100,000 cash distribution represented cash held by National Cash & Credit at the closing that was in excess of an agreed upon working capital closing requirement.

The closing of the transactions contemplated by the Exchange Agreement occurred effective as of February 26, 2008. As a result of this transaction, we acquired five new stores located in the Phoenix, Arizona market. The National Cash & Credit operation offers title lending cash advance loans ranging from $100 to $2,500 and title loans ranging from $500 to $2,000. In title lending transactions, we typically accept an endorsed title to personal property of the borrowing customer (ordinarily, a car title) as collateral security for the loan transaction. For these title lending transactions, we charge fees ranging from $10 to $15 per month for each $100 loaned.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION OR SECURITIES ACT LIABILITIES

Limitations on Directors’ Liability

Our Articles of Incorporation, as amended, and our corporate bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. In addition, as permitted by Minnesota law, our Articles of Incorporation, as amended, provide that no director will be liable to us or our shareholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our shareholders

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law

•	the payment of an improper dividend or an improper repurchase of our stock in violation of Minnesota law or in violation of federal or state securities laws, or

•	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Potential Anti-Takeover Effects

Certain provisions set forth in our Articles of Incorporation, as amended, in our bylaws and in Minnesota law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders.

Blank Check Preferred Stock. Our authorized capital consists of 250 million shares of capital stock. Pursuant to authority granted by our Articles of Incorporation, as amended, our Board of Directors, without any action by our shareholders, may designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate, and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares. In this regard, the designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock—common or preferred—will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

While the foregoing provisions of our Articles of Incorporation, as amended, bylaws and Minnesota law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. These provisions also are intended to discourage certain tactics that may be used in proxy fights. Nevertheless, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of inhibiting changes in our management.

Minnesota Anti-Takeover Statutes

Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisition of our voting stock from a person, other than us and other than in connection with certain mergers and exchanges to which we are a party, that results in the acquiring person owning 20% or more of our voting stock then outstanding. Similar triggering events occur at the one-third and majority ownership levels. Section 302A.671 requires approval of any such acquisition by a majority vote of our disinterested shareholders and a majority vote of all of our shareholders. In general, shares acquired in excess of the applicable percentage threshold in the absence of such approval are denied voting rights and are redeemable at their then fair market value by us during a specified time period.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits us or any of our subsidiaries from entering into any business combination transaction with a shareholder for a period of four years after the shareholder acquires ten percent or more of our voting stock then outstanding. An exception is provided for circumstances in which, before the ten percent ownership threshold is reached, either the transaction or the share acquisition is approved by a committee of our Board of Directors composed of one or more disinterested directors.

The Minnesota Business Corporation Act contains a “fair price” provision in Section 302A.675. This provision provides that no person may acquire any of our shares within two years following the person’s last purchase of our shares in a takeover offer unless all shareholders are given the opportunity to dispose of their shares to the person on terms that are substantially equivalent to those in the earlier takeover offer. This provision does not apply if the acquisition is approved by a committee of our Board of Directors composed of one or more disinterested directors before any shares are acquired in the takeover offer.

Section 302A.553, subdivision 3, of the Minnesota Business Corporation Act prohibits us from purchasing any voting shares owned for less than two years from a holder of more than five percent of our outstanding voting stock for more than the market value of the shares. Exceptions to this provision are provided if the share purchase is approved by a majority of our shareholders or if we make a repurchase offer of equal or greater value to all shareholders.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling shareholders. We will, however, receive proceeds in the event that the shares issuable upon exercise of a warrant are purchased for cash under the terms of such warrant. In such event, we will receive up to $4,000.

SELLING SHAREHOLDERS

We are registering the resale of shares offered by this prospectus on behalf of the selling shareholders identified below. The selling shareholders may sell some or all of their shares at prevailing market prices or privately negotiated prices. The following table sets forth the number of shares of the common stock owned by the selling shareholders as of the date of this prospectus, and after giving effect to this offering. The percentage indicated for each selling shareholder in the column titled “Percentage Beneficial Ownership After the Offering” assumes the sale of all the shares offered by this prospectus.

Selling Shareholder	Number of Shares of Common Stock Owned Prior to the Offering (1)	Number of Shares of Common Stock Offered	Percentage Beneficial Ownership After the Offering (1)

Alpha Capital Anstalt (2)	416,667	416,667	*
21st Century Investment Company (3)	142,857	142,857	*
Dan J. Shrader	46,000	35,000	*
David Bain	20,000	20,000	*
Ellis International LP (4)	166,667	166,667	*
Elizabeth Zbikowski	134,109	125,000	*
Richard O’Leary	104,167	104,167
Boosalis Children Irrevocable Trust uad 12/27/00 (5)	400,000	400,000	*
John J. Connors	29,167	29,167	*
Insight Capital Consultants Corporation (6)	100,000	100,000	*
Lantern Advisers, LLC (7)	713,310	400,000	3.3%
Lacuna Hedge Fund, LLLP (8)	416,667	416,667	*
Mill City Ventures, LP (9)	800,000	800,000	*
Mark Houlton (10)	416,667	416,667	*
Patrick Kinney	20,000	20,000	*
	3,926,278	3,592,859

*	less than 1%

(1)
For purposes of the selling shareholder table and consistent with applicable Commission rules, beneficial ownership includes any shares as to which the shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned does not constitute an admission on the part of the shareholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)	The individual beneficial owner of shares held by the selling shareholder is Konrad Ackarman.

(3)	The individual beneficial owners of shares held by the selling shareholder are Jan Stueve, Roy Stueve and David Stueve.

(4)	The individual beneficial owner of shares held by the selling shareholder is Martin Chopp.

(5)	The individual beneficial owner of shares held by the selling shareholder is Jerry Nelson.

(6)	The individual beneficial owner of shares held by the selling shareholder is Brock A. Malky.

(7)	The individual beneficial owners of shares held by the selling shareholder are Messrs. Joseph A. Geraci, II and Douglas M. Polinsky. All 400,000 shares are issuable upon exercise of a warrant.

(8)	The individual beneficial owner of shares held by the selling shareholder is Rawleigh Raks.

(9)
The individual beneficial owner of shares held by the selling shareholder is Joseph A. Geraci, II, who serves as the managing member of Mill City Advisors, LLC, a Minnesota limited liability company that is the general partner of Mill City Ventures, LP.

(10)	Mr. Houlton is a member of the Company’s Board of Directors.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling shareholders. The selling shareholders may sell some or all of their shares at prevailing market prices or privately negotiated prices.

The shares may be sold or distributed from time to time by the selling shareholders or by pledgees, donees or transferees of, or successors-in interest-to, the selling shareholders (all of whom together shall be deemed to be “selling shareholders” under this prospectus), directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents, at market prices prevailing at the time of such sale, at prices related to such prevailing market prices, or at negotiated prices, any which may be changed. The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account

•	an exchange distribution in accordance with the rules of the applicable exchange

•	privately negotiated transactions

•	short sales

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share, and

•	a combination of any such methods of sale.

From time to time, the selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any proceeds directly from this offering.

The selling shareholders also may resell all or a portion of the shares in open-market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities and Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and the material provisions of our articles of incorporation, bylaws and certain agreements to which we and our shareholders are parties. The following is only a summary and is qualified by applicable law and by the provisions of our articles of incorporation, bylaws and such other agreements, copies of which are available as set forth under “Where You Can Find More Information.”

General

As of the date of this prospectus, there were 8,889,644 shares of our common stock issued and outstanding, and approximately 500 holders of record of our common stock, and there were 10,000,000 shares of our Series A Convertible Preferred Stock issued and outstanding held by one holder of record. Our authorized capital consists of 250,000,000 shares of capital stock, no par value, of which 10,000,000 shares are designated for issuance as preferred stock, with a par value of $0.01 per share. As of the date of this prospectus, we also had outstanding warrants for the purchase of up to 400,000 shares of our common stock.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that shareholder on every matter properly submitted to the shareholders for their vote. Shareholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to shareholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

Of our 250 million shares of authorized capital, we have designated 10,000,000 for issuance as “Series A Convertible Preferred Stock.” Each share of Series A Convertible Preferred Stock carries a $2.10 stated value and entitles its holders to (i) a cumulative ten percent dividend, compounded and payable on a quarterly basis; (ii) in the event of a liquidation or dissolution of the Company, a preference in the amount of all accrued but unpaid dividends plus the stated value of such shares, before any payment shall be made or any assets distributed to the holders of any junior securities; (iii) convert their preferred shares into our common shares on a share-for-share basis, subject to adjustment; and (iv) vote their preferred shares on an as-if-converted basis. We have the right to redeem some or all of such preferred shares, at any time upon 60 days’ advance notice, at a price dependent upon the date of redemption. In the case of any redemption closing on or prior to March 31, 2009, the redemption price will be $3.00 per share plus accrued but unpaid dividends; thereafter, the redemption price will $3.50 per share plus accrued but unpaid dividends. Holders of our Series A Convertible Preferred Stock have no preemptive or cumulative-voting rights.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of URON Inc. for the years ended December 31, 2007 and December 31, 2006, included in this prospectus, have been audited by Lurie Besikof Lapidus & Company, LLP, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules, and amendments to the registration statement) under the Securities Act, with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, we refer you to the registration statement (SEC File No. 333-150914). Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.

We are currently subject to the reporting and information requirements of the Securities Exchange Act of 1934, and, as a result, we are required to file periodic and current reports, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

URON Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board Directors
URON Inc.
Council Bluffs, Iowa

We have audited the accompanying consolidated balance sheets of URON Inc. and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of URON Inc. and Subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Lurie Besikof Lapidus & Company, LLP
Minneapolis, Minnesota

April 2, 2008

URON INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2007	2006
CURRENT ASSETS
Cash	$984,625	$1,265,460
Loans receivable, less allowance for doubtful accounts of $976,000 and $762,000	4,117,497	3,884,807
Stock subscriptions receivable, subsequently collected	4,422,300	-
Prepaid expenses and other	92,333	166,988
Deferred income taxes	526,000	394,000
TOTAL CURRENT ASSETS	10,142,755	5,711,255

PROPERTY AND EQUIPMENT	631,736	656,606

GOODWILL	9,883,659	9,883,659

INTANGIBLE ASSETS	90,926	227,333

OTHER	167,000	-

TOTAL ASSETS	$20,916,076	$16,478,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,908,844	$496,769
Accounts payable - related parties	950,935	-
Deferred revenue	262,357	250,133
Notes payable	-	530,000
TOTAL CURRENT LIABILITIES	3,122,136	1,276,902

DEFERRED INCOME TAXES	545,000	675,000

TOTAL LIABILITIES	3,667,136	1,951,902

STOCKHOLDERS’ EQUITY
Series A convertible preferred stock, 10% cumulative dividends, $0.01 par value, $2.10 stated value, 10,000,000 shares authorized, issued and outstanding	100,000	100,000
Common stock, no par value, 10,000,000 shares authorized, 6,299,753 and 1,125,000 shares issued and outstanding	-	-
Additional paid-in capital	17,639,318	13,358,158
Retained earnings (deficit)	(490,378)	1,068,793
	17,248,940	14,526,951

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,916,076	$16,478,853

See notes to consolidated financial statements.

URON INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2007	2006
REVENUES
Loan fees	$9,104,545	$6,898,554
Check cashing fees	1,333,123	817,379
Guaranteed phone / Cricket fees	749,475	889,778
Other fees	159,381	114,127
	11,346,524	8,719,838

STORE EXPENSES
Salaries and benefits	2,639,225	1,920,632
Provisions for loan losses	1,484,754	878,469
Guaranteed phone/Cricket cost of sales	442,845	592,283
Occupancy	754,648	426,634
Advertising	419,732	370,379
Depreciation	113,164	77,946
Amortization of intangible assets	136,407	136,405
Other	1,090,737	797,084
	7,081,512	5,199,832

INCOME FROM STORES	4,265,012	3,520,006

GENERAL & ADMINISTRATIVE EXPENSES
Salaries and benefits	1,470,372	1,057,666
Depreciation	27,474	33,374
Merger transaction expenses	1,488,774	-
Other	347,148	229,105
	3,333,768	1,320,145

INCOME BEFORE INCOME TAXES	931,244	2,199,861

INCOME TAX EXPENSE	904,000	829,000

NET INCOME	27,244	1,370,861

ASSUMED SERIES A CONVERTIBLE PREFERRED STOCK DIVIDENDS	(2,100,000)	(2,100,000)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(2,072,756)	$(729,139)

NET LOSS PER COMMON SHARE -
Basic and diluted	$(1.82)	$(0.65)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -
Basic and diluted	1,139,177	1,125,000

See notes to consolidated financial statements.

URON INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series A
	Convertible		Common		Additional
	Preferred Stock		Stock		Paid-In	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
BALANCE - December 31, 2005	10,000,000	$100,000	1,125,000	$-	$9,158,158	$607,074	$9,865,232

Equity contribution	-	-	-	-	4,200,000	-	4,200,000
Dividends	-	-	-	-	-	(909,142)	(909,142)
Net income	-	-	-	-	-	1,370,861	1,370,861

BALANCE - December 31, 2006	10,000,000	100,000	1,125,000	-	13,358,158	1,068,793	14,526,951

Common stock issued, net of $347,995 costs	-	-	4,403,544	-	4,150,005	-	4,150,005
Stock-based compensation	-	-	-	-	460,000	-	460,000
Reverse Merger Transaction:
Previously issued URON Inc. stock	-	-	771,209	-	369,919	(419,919)	(50,000)
Elimination of accumulated deficit	-	-	-	-	(419,919)	419,919	-
Return of capital to WERCS	-	-	-	-	(278,845)	-	(278,845)
Dividends	-	-	-	-	-	(1,586,415)	(1,586,415)
Net income	-	-	-	-	-	27,244	27,244

BALANCE - December 31, 2007	10,000,000	$100,000	6,299,753	$-	$17,639,318	$(490,378)	$17,248,940

See notes to consolidated financial statements.

URON INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006
OPERATING ACTIVITIES
Net income	$27,244	$1,370,861
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	460,000	-
Depreciation	140,638	111,320
Amortization of intangible assets	136,407	136,405
Deferred income taxes	(262,000)	198,000
Loss on disposal of property and equipment	25,979	-
Changes in operating assets and liabilities:
Loans receivable	(224,722)	(11,940)
Prepaid expenses and other	74,655	(88,405)
Accounts payable and accrued liabilities	1,519,170	758,813
Deferred revenue	12,224	79,054
Net cash provided by operating activities	1,909,595	2,554,108

INVESTING ACTIVITIES
Purchases of property and equipment	(140,747)	(219,355)
Acquisition of stores, net of cash acquired	(8,968)	(5,285,163)
Net cash used by investing activities	(149,715)	(5,504,518)

FINANCING ACTIVITIES
Payments on notes payable	(530,000)	-
Stock sales and equity contribution	75,700	4,200,000
Dividends	(1,586,415)	(909,142)
Net cash provided (used) by financing activities	(2,040,715)	3,290,858

NET INCREASE (DECREASE) IN CASH	(280,835)	340,448

CASH
Beginning of year	1,265,460	925,012

End of year	$984,625	$1,265,460

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid (primarily to WERCS) for income taxes	$1,176,044	$620,956

Noncash investing and financing activities:
Stock sold on subscriptions - uncollected	$4,422,300	$-
Cost of raised capital in accounts payable	347,995	-
Return of capital to WERCS in accounts payable	278,845	-
Other assets in accounts payable	167,000	-
Reverse merger of URON Inc.	50,000	-

See notes to consolidated financial statements.

URON INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Summary of Significant Accounting Policies -

Nature of Business/ Basis of Presentation

URON Inc. (URON) through its wholly owned operating subsidiary, Wyoming Financial Lenders, Inc. (WFL), collectively referred to as the Company, provides retail financial services to individuals in the Midwestern United States. These services include non-recourse cash advance loans, check cashing and other money services. The Company also is a non-recourse reseller of guaranteed phone service and Cricket cellular phones. As of December 31, 2007, the Company operated 52 stores in 10 states (Nebraska, Wyoming, Utah, Iowa, North Dakota, South Dakota, Kansas, Wisconsin, Montana and Colorado). As of December 31, 2006, Company operated in 55 stores in 10 states. The consolidated financial statements include the accounts of URON and WFL. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company provides short-term consumer loans, known as cash advance loans, in amounts that typically range from $100 to $500. Cash advance loans provide customers with cash in exchange for a promissory note with a maturity of generally two to four weeks and the customer’s personal check for the aggregate amount of the cash advanced plus a fee. The fee varies from state to state, based on applicable regulations and generally ranges from $15 to $20 per each $100 borrowed. To repay the cash advance loans, customers may pay with cash, in which their personal check is returned to them, or allowing their check to be presented to the bank for collection.

The Company also provides ancillary consumer financial products and services that are complementary to its cash advance-lending business, such as check-cashing services, money transfers and money orders. We also offer guaranteed phone/Cricket™ phones to our customers.

Our loans and other services are subject to state regulations (which vary from state to state) and federal and local regulations, where applicable.

Pursuant to an Agreement and Plan of Merger and Reorganization dated December 13, 2007 (Merger Agreement), by and among URON, WFL Acquisition Corp., a Wyoming corporation and wholly owned subsidiary of the URON, and WFL, WFL Acquisition Corp. merged with and into WFL, with WFL remaining as the surviving entity and a wholly owned operating subsidiary of the URON. This transaction is referred to throughout this report as the “Merger” (Note 2).

As a result of the Merger, WERCS, a Wyoming corporation and the former sole stockholder of WFL, received: (i) 1,125,000 shares of the URON’s common stock, and (ii) 10,000,000 shares of Series A Convertible Preferred Stock. On an aggregate and as-if-converted basis, WERCS received 11,125,000 common shares representing approximately 68% of the Company’s outstanding common stock after the Merger. In addition, WERCS received a $278,845 return of capital for excess assets at the Merger date as defined in the Merger Agreement.

(continued)

URON INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Summary of Significant Accounting Policies - (continued)

Nature of Business/ Basis of Presentation - (continued)

The consolidated financial statements account for the Merger as a capital transaction in substance (and not a business combination of two operating entities) that would be equivalent to WFL issuing securities to URON in exchange for the net monetary liabilities of URON, accompanied by a recapitalization and, as a result, no goodwill relating to the Merger has been recorded.

Prior to the Merger, URON effected a 1-for-10 share combination (i.e., reverse stock split) of its capital stock, and corresponding reduction in the number of shares of authorized capital, effective as of December 27, 2007. All share and per share information included in these consolidated financial statements give effect for the 1-for-10 share combination.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect certain reported amounts and disclosures in the consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates. Significant management estimates relate to the allowance for loans receivable, allocation of and carrying value of goodwill and intangible assets, value associated with stock-based compensation, and deferred taxes and tax uncertainties.

Revenue Recognition

The Company recognizes fees on cash advance loans on a constant-yield basis ratably over the loans’ terms. The Company records fees derived from check cashing, guaranteed phone/Cricket fees, and all other services in the period in which the service is provided.

Loans Receivable

Included in loans receivable are cash advance loans that are currently due or past due and cash advance loans that have not been repaid. This generally is evidenced where a customer’s personal check has been deposited and the check has been returned due to non-sufficient funds in the customer’s account, a closed accounts, or other reasons. Cash advance loans are carried at cost less the allowance for doubtful accounts. The Company does not specifically reserve for any individual cash advance loan. The Company aggregates cash advance loans for purposes of estimating the loss allowance using a methodology that analyzes historical portfolio statistics and management’s judgment regarding recent trends noted in the portfolio. This methodology takes into account several factors, including the maturity of the store location and charge-off and recovery rates. The Company utilizes a software program to assist with the tracking of its historical portfolio statistics. As a result of the Company’s collections efforts, it historically writes off approximately 35% of the returned items. Based on days past the check return date, write-offs of returned items historically have tracked at the following approximate percentages: 1 to 30 days - 35%; 31 to 60 days - 60%; 61 to 90 days - 75%; 91 to 120 days - 80%; and 121 to 180 days - 85%. All returned items are charged-off after 180 days, as collections after that date have not been significant. The loan loss allowance is reviewed monthly and any adjustment to the loan loss allowance as a result of historical loan performance, current and expected collection patterns and current economic trends is recorded. The Company uses a third party collection agency to assist in the collection of the loan collateral related to title loans, when and as the Company determines appropriate.

A rollforward of the Company’s loans receivable allowance for the years ended December 31, 2007 and 2006 is as follows:

	Year Ended December 31,
	2007	2006

Loans receivable allowance, beginning of year	$762,000	$661,000
Provision for loan losses charged to expense	1,484,754	878,469
Charge-offs, net	(1,270,754)	(777,469)

Loans receivable allowance, end of year	$976,000	$762,000

URON INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Summary of Significant Accounting Policies - (continued)

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets. Useful lives range from five to seven years for furniture, equipment, and vehicles. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives of the related assets or the leases term, and this amortization is included with depreciation.

Goodwill

Goodwill represents the excess of cost over the fair value of net assets acquired using purchase accounting and is not amortized.

Intangible Assets

Customer relationships represent the fair values assigned to relationships with customers acquired through business acquisitions and is amortized over three years.

Long- Lived Assets

Goodwill is reviewed, at least annually, for impairment. Property and equipment and customer relationships are reviewed for impairment when events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recognized when the fair value of the asset is less than the carrying value of the asset.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and loans receivable. The Company’s cash is placed with high quality financial institutions. From time to time, cash balances exceed federally insured limits. The Company has not experienced any significant losses with respect to its cash. Loans receivable, while concentrated in geographical areas, are dispersed among numerous customers.

(continued)

URON INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Summary of Significant Accounting Policies - (continued)

Income Taxes

Deferred income taxes reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts, based on enacted tax laws and statutory tax rates applicable in the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The provision for income taxes represents taxes paid or payable for the current year and changes during the year in deferred tax assets and liabilities.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing the loss available to common shareholders by the weighted average number of common shares outstanding for the year. Diluted net loss per common share is computed by dividing the net loss available to common shareholders’ by the sum of the weighted average number of common shares outstanding plus potentially dilutive common share equivalents (stock options, stock warrants, convertible preferred shares) when dilutive. The following potentially dilutive securities were anti-dilutive and therefore excluded from the dilutive net loss per share computation:

Series A Convertible Preferred Stock	10,000,000
Stock options (issued in 2007)	1,575,000
Stock warrants (issued in 2007)	425,000

12,000,000

Fair Value of Financial Instruments

The amounts reported in the balance sheets for cash, loans receivable, stock subscriptions receivable notes payable, and accounts payable are short-term in nature and their carrying values approximate fair values.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements (as amended),” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurements. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and therefore, does not expand the use of fair value in any new circumstances. The effective date of this standard was for all full fiscal and interim periods beginning after November 15, 2007. On December 14, 2007, the FASB issued Staff Position FAS 157-b, which deferred the effective date of SFAS No. 157 for one year, as it relates to nonfinancial assets and liabilities. The Company is evaluating the impact the adoption of SFAS No. 157 will have on our financial position or results of operations.

(continued)

URON INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Summary of Significant Accounting Policies - (continued)

Recent Accounting Pronouncements - (continued)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities (as amended), Including an Amendment of FASB Statement No. 115,” which permits entities to measure eligible financial assets, financial liabilities and firm commitments at fair value, on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other generally accepted accounting principles. The fair value measurement election is irrevocable and subsequent changes in fair value must be recorded in earnings. SFAS No. 159 will be effective for the Company beginning in fiscal 2008. The Company is evaluating the impact the adoption of SFAS No. 159 will have on our financial position or results of operations.

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. SFAS No. 141R significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, preacquisition contingencies, transaction costs, in-process research and development and restructuring costs. In addition, under SFAS No. 141R, changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008. This standard will change our accounting treatment for business combinations on a prospective basis.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interest and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions with minority interests holders. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. We are evaluating the impact the adoption of SFAS No. 160 will have on our financial position or result of operations.

2.	Merger -

The following is a summary of the significant Merger-related transactions:

In contemplation of the Merger, URON entered into a subscription agreement with the Company’s Chief Executive Officer (CEO). Under the agreement, the CEO purchased 1,071,875 shares of URON common stock for an aggregate purchase price of $500,000. At December 31, 2007, the purchase price was included in subscriptions receivable and has since been collected.

In contemplation of the Merger, URON entered into various stock option agreements with executive and non-executive management personnel. In addition, URON granted stock warrants to certain other parties. In total, URON granted stock options and warrants to eleven parties, to purchase an aggregate of 1,600,000 shares of common stock at the per-share price of $0.01. These options and warrants include 550,000 issued to the Company’s Chief Financial Officer (CFO) and 400,000 issued to the Company’s Chief Operating Officer (COO).

(continued)

URON INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Merger - (continued)

URON issued a warrant to Lantern Advisors, LLC for the purchase of up to 400,000 shares of common stock at the per-share price of $0.01 for professional services.

The Company assumed $50,000 of liabilities of URON.

The Company was responsible for certain fees to various brokers, advisors and others for expenses related to the Merger.

In contemplation of the Merger, URON entered into subscription agreements to sell 3,331,669 shares of its common stock for an aggregate purchase price of $3,998,000. As of December 31, 2007, $75,700 of the subscriptions receivable were collected and the remaining amount has since been collected. Expenses incurred related to the issuance of these shares were $347,995.

WERCS, the former sole owner of WFL common stock, received an aggregate of 1,125,000 shares of URON’s common stock and 10,000,000 shares of URON Series A Convertible Preferred Stock.

3.	Acquisitions -

In 2007 and 2006, the Company purchased the assets of various stores in separate transactions. The aggregate purchase price totaled $10,849 in 2007 and $5,473,600 in 2006.

Under the purchase method of accounting the assets and liabilities of the acquisitions were recorded at their respective fair values as of the purchase date as follows:

	Year Ended December 31,
	2007	2006

Cash	$1,881	$188,437
Loans receivable	7,968	1,274,611
Other current assets	-	1,200
Property and equipment	1,000	273,148
Goodwill	-	3,792,009
Current liabilities	-	(55,805)

	$10,849	$5,473,600

Based on the marginal profitability of the stores acquired in 2006 and the expected customer attrition rates, the Company determined that no significant value of identifible intangible assets were acquired.

(continued)

URON INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	Acquisitions - (continued)

The results of the operations for the acquired locations have been included in the financial statements since the date of the acquisitions. The following table presents the unaudited pro forma results of operations for the years ended December 31, 2007 and 2006, as if these acquisitions had been consummated at the beginning of each year presented. The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisition occurred at the beginning of the year presented or the results which may occur in the future.

	Year Ended December 31,
	2007	2006
	(unaudited)	(unaudited)
Pro forma revenue	$11,466,524	$11,466,524
Pro forma net income	51,244	1,802,580
Net loss per common share - basic and diluted	(1.80)	(0.26)

4.	Property and Equipment -

Property and equipment consisted of the following:

	December 31,
	2007	2006

Furniture and equipment	$553,714	$590,275
Leasehold improvements	400,931	396,267
Vehicles	62,160	55,410
	1,016,805	1,041,952
Less accumulated depreciation	385,069	385,346

	$631,736	$656,606

5.	Intangible Assets -

Intangible assets consisted of the follows:

	December 31,
	2007	2006

Customer relationships	$451,974	$451,974
Less accumulated amortization	361,048	224,641

	$90,926	$227,333

Future amortization of intangible assets will be $90,926 in 2008.

URON INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	Income Taxes -

Prior to the Merger, the Company operated under an informal tax allocation agreement with WERCS, which required the Company to pay its fair share of its income taxes as if the Company were a stand-alone entity.

The Company’s provision for income taxes is as follows:

	Year Ended December 31,
	2007	2006
Current:
Federal	$996,000	$539,000
State	170,000	92,000
	1,166,000	631,000
Deferred:
Federal	(178,000)	210,000
State	(84,000)	(12,000)
	(262,000)	198,000

	$904,000	$829,000

Deferred income tax assets (liabilities) are summarized as follows:

	December 31,
	2007		2006
	Current	Noncurrent	Current	Noncurrent
Deferred income tax assets
Allowance for loans receivable	$367,000	$-	$287,000	$-
Deferred revenue	-	-	94,000	-
Stock-based compensation	137,000	-	-	-
Other	22,000	-	13,000	-
	526,000	-	394,000	-
Deferred income tax liabilities
Late loans receivable	-	-	-	(366,000)
Property and equipment	-	(25,000)	-	(2,000)
Goodwill and intangible assets	-	(520,000)	-	(307,000)
	-	(545,000)	-	(675,000)

Net	$526,000	$(545,000)	$394,000	$(675,000)

In 2007, the Company changed its income tax reporting method of accounting for late loans receivable and deferred revenue.

(continued)

URON INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	Income Taxes - (continued)

Reconciliations from the statutory federal income tax rate to the effective income tax rate are as follows:

	Year Ended December 31,
	2007	2006

Income tax expense using the statutory federal rate	$316,600	$747,800
State income taxes, net of federal benefit	33,800	80,100
Permanent differences, primarily merger transaction expenses	553,600	1,100

Income tax expense	$904,000	$829,000

The Company adopted the provisions of FASB Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes - an Interpretation No. 109”, on January 1, 2007. Previously, the Company had accounted for tax contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.” As required by FIN No. 48, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN No. 48 to all tax positions for which the statute of limitations remained open. The adoption of FIN No. 48 did not have a material impact on the consolidated financial statements.

It is the Company’s practice to recognize penalties and/or interest related to income tax matters in interest and penalties expense. As of December 31, 2007, the Company had an immaterial amount of accrued interest and penalties.

The Company is subject to income taxes in the U.S. federal jurisdiction and various states and local jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for the years before 2004. The Company is not currently under examination by any taxing jurisdiction.

7.	Stockholders’ Equity -

Capitalization

At December 31, 2007, the Company’s authorized capital stock consists of 20,000,000 shares of no par value capital stock. All shares have equal voting rights and are entitled to one vote per share.

(continued)

URON INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	Stockholders’ Equity - (continued)

Capitalization - (continued)

Of the 20,000,000 shares of authorized capital, 10,000,000 have been designated as common stock and 10,000,000 as Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock has a 10% cumulative dividend and can be converted on a share-for-share basis into common stock. The Company has the right to redeem some or all of the Series A Convertible Preferred Stock at any time, upon 60 days notice, at $3.00 per share prior to April 1, 2009, or $3.50 per share afterwards, plus any cumulative unpaid dividends.

Stock Options and Warrants

No stock options or stock warrants were granted by the Company prior to 2007. In 2007, stock option and stock warrants were granted in connection with the Merger, became immediately exercisable with the Merger, and had a grant date fair value of $0.23. The Company intends to issue new shares upon exercise of stock option and warrants.

Stock options and stock warrants outstanding at December 31, 2007, consisted of the following:

	Stock Options	Stock Warrants
Exercise price	$0.01	$0.01
Units outstanding	1,575,000	425,000
Remaining contractual life	1 year	1 year

The aggregate intrinsic value of all vested options and warrants at December 31, 2007 is approximately $8 million.

Stock options and stock warrants activity for 2007 consisted of the following:

	Stock Options	Stock Warrants
Outstanding, December 31, 2006	-	-
Granted	1,575,000	425,000
Exercised	-	-

Outstanding, December 31, 2007	1,575,000	425,000

The fair value of stock options and stock warrants is estimated using the Black-Scholes-Merton option pricing model (using estimated value of URON) with the following weighted average assumptions:

Description	Assumption

Risk-free interest rate	3.14%
Expected life	0.50 years
Expected volatility	247.00%
Expected dividend rate	0.00%

URON INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Operating Lease Commitments -

The Company leases its facilities under operating leases with terms ranging from three to five years, with rights to extend for additional periods. Rent expense was approximately $757,000 and $455,000 in 2007 and 2006 respectively. Future minimum lease payments are approximately as follows:

Year Ending December 31,	Amount
2008	$470,000
2009	363,000
2010	219,000
2011	131,000
2012	48,000

$1,231,000

9.	Related Party Transactions -

At December 31, 2007, accounts payable included approximately $401,000 payable to the Company’s CEO for reimbursement of Merger and equity transaction related costs and $550,000 payable to WERCS for merger transaction related costs and return of capital.

The Company leases two properties from an officer of the Company and another related party under operating leases that extend through 2011 requiring monthly lease payments of $2,400.

10.	Employee Savings Plan -

The Company began a defined contribution retirement plan in 2007 intended to be qualified under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the Plan after approximately one year of employment. The Plan allows each participant to make elective contributions subject to statutory limits. The Company matches employee contributions up to 100 % of the first 5% of the participating employees’ annual compensation. Company matching contributions to the Plan were approximately $32,000 in 2007.

11.	Risks Inherent in the Operating Environment -

The Company’s short-term consumer loan activities are regulated under numerous local, state, and federal laws and regulations, which are subject to change. New laws or regulations could be enacted that could have a negative impact on the Company’s lending activities. Over the past few years, consumer advocacy groups and certain media reports have advocated governmental and regulatory action to prohibit or severely restrict deferred presentment cash advances. If this negative characterization of deferred presentment cash advances becomes widely accepted by consumers, demand for deferred presentment cash advances could significantly decrease, which could have a materially adverse affect on the Company’s financial condition.

(continued)

URON INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	Risks Inherent in the Operating Environment - (continued)

Negative perception of deferred presentment cash advances could also result in increased regulatory scrutiny and increased litigation and encourage restrictive local zoning rules, making it more difficult to obtain the government approvals necessary to continue operating existing stores or open new short-term consumer loan stores.

For the year ended December 31, 2007, the Company’s revenues by state in excess of 10% were approximately as follows:

State	% of Revenues
Iowa	12%
Nebraska	36%

12.	Other Expenses

A breakout of other expense is as follows:

	Year Ended December 31,
	2007	2006
Store expenses
Collection costs	$227,871	$121,909
Supplies	133,614	111,641
Telephone and Utilities	299,096	192,975
Other	430,156	370,559
	$1,090,737	$797,084

13.	Subsequent Events -

2008 Stock Incentive Plan

On February 2, 2008, the Board of Directors of the Company approved and adopted the Company’s 2008 Stock Incentive Plan, pursuant to which an aggregated of 2,000,000 shares of common stock have been reserved for issuance.

Acquisition of National Cash & Credit

On February 26, 2008, the Company entered into an Exchange Agreement with National Cash & Credit, LLC, a Minnesota limited liability company (National Cash), and the members of National Cash. Under the Exchange Agreement, the members of National Cash assigned all of the outstanding membership interests in National Cash to the Company in exchange 1,114,891 shares of the Company’s common stock and a cash payment of $100,000. The Exchange Agreement contained customary representations, warranties and covenants of the parties and indemnification obligations.

The Company's CEO had a material financial interest in National Cash. The CEO’s ownership and conditions of the Exchange Agreement were disclosed to the Company's Board of Directors, which approved the Exchange Agreement.

National Cash was formed approximately two years ago and owned and operated five "payday" consumer loan stores located in suburban Phoenix, Arizona. National Cash principally offered short-term (i.e., five to 31 day) cash advance loans ranging from $100 to $2,500, and title loans ranging from $500 to $2,000. As of December 31, 2007, National Cash had approximately $840,000 in aggregate outstanding principal amount of cash advance and title loans.

(continued)

URON INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	Subsequent Events - (continued)

Acquisition of North Dakota Stores

On March 1, 2008 the Company acquired, for $400,000, five stores offering payday advance loans in Fargo, Grand Forks, Bismarck, and Minot, North Dakota. These stores currently operate under the Ameri-Cash name.

Authorization of Additional Common Shares

On March 17, 2008, the stockholders approved an increase in the Company’s authorized shares to 250,000,000.

Dividend Declaration and Payment

On March 17, 2008, the Board of Directors of the Company approved the payment of the first quarter 2008 dividend on the Company's Series A Convertible Preferred Stock in the amount of $525,000. The dividends are to be paid on or before April 15, 2008.

Exercises of Options

In early 2008, 1,575,000 options were exercised for total proceeds of $15,750.

URON INC. AND SUBSIDIARIES

C O N T E N T S

Page(s)

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets	F-20

Condensed Consolidated Statements of Income	F-21

Condensed Consolidated Statements of Cash Flows	F-22

Notes to Condensed Consolidated Financial Statements	F-23

WESTERN CAPITAL RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$3,300,824	$984,625
Loans receivable (less allowance for losses of $1,014,000 and $976,000)	4,844,155	4,117,497
Stock subcriptions receivable	-	4,422,300
Prepaid expenses and other	211,672	92,333
Deferred Income Taxes	410,000	526,000
TOTAL CURRENT ASSETS	8,766,651	10,142,755

PROPERTY AND EQUIPMENT	886,840	631,736

GOODWILL	10,443,388	9,883,659

INTANGIBLE ASSETS	156,060	90,926

OTHER	-	167,000

TOTAL ASSETS	$20,252,939	$20,916,076

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$948,685	$1,908,844
Accounts payable - related parties	-	950,935
Accrued dividend payable	525,000	-
Deferred revenue	283,197	262,357
TOTAL CURRENT LIABILITIES	1,756,882	3,122,136

DEFERRED INCOME TAXES	672,000	545,000

TOTAL LIABILITES	2,428,882	3,667,136

STOCKHOLDERS' EQUITY
Series A convertible preferred stock 10% cumulative dividends, $0.01 par value, $2.10 stated value. 10,000,000 shares authorized, issued and outstanding	100,000	100,000
Common stock, no par value. 240,000,000 shares authorized, 8,889,644 and 6,299,753 shares issued and outstanding. Additional paid-in capital	18,981,643	17,639,318
Retained earnings (deficit)	(1,257,586)	(490,378)
TOTAL STOCKHOLDERS' EQUITY	17,824,057	17,248,940

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,252,939	$20,916,076

See notes to condensed consolidated financial statements.

WESTERN CAPITAL RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For Three months ended	For Three months ended	For six months ended	For six months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

REVENUES
Cash advance loan fees	$2,624,365	$2,197,206	$4,874,641	$4,347,512
Check cashing fees	283,063	325,295	629,154	731,740
Guaranteed phone/Cricket fees	145,331	171,247	313,682	438,643
Title loan fees	158,902	-	221,640	-
Other fees	43,240	36,894	105,292	84,420
	3,254,901	2,730,642	6,144,409	5,602,315

STORE EXPENSES
Salaries and benefits	846,970	638,639	1,610,847	1,322,610
Provisions for loan losses	438,882	369,656	794,956	643,138
Guaranteed phone/Cricket cost of sales	66,427	103,662	173,303	256,399
Occupancy	299,401	188,568	518,065	374,438
Advertising	93,094	96,188	178,620	222,477
Depreciation	48,532	23,209	81,145	57,897
Amortization of intangible assets	47,711	34,101	84,866	68,202
Other	399,815	214,775	753,888	505,094
	2,240,832	1,668,798	4,195,690	3,450,255

INCOME FROM STORES	1,014,069	1,061,844	1,948,719	2,152,060

GENERAL & ADMINISTRATIVE EXPENSES
Salaries and benefits	315,349	231,905	596,393	610,115
Depreciation	7,180	11,125	16,976	21,417
Other	170,942	93,196	841,558	189,826
	493,471	336,226	1,454,927	821,358

INCOME BEFORE INCOME TAXES	520,598	725,618	493,792	1,330,702

INCOME TAX EXPENSE	204,000	273,000	211,000	501,000

NET INCOME	316,598	452,618	282,792	829,702

SERIES A CONVERTIBLE PREFERRED STOCK DIVIDENDS (assumed for 2007)	(525,000)	(525,000)	(1,050,000)	(1,050,000)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(208,402)	$(72,382)	$(767,208)	$(220,298)

NET LOSS PER COMMON SHARE-
Basic and diluted	$(0.02)	$(0.06)	$(0.09)	$(0.20)

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING -
Basic and diluted	8,889,644	1,125,000	8,178,339	1,125,000

See notes to condensed consolidated financial statements.

WESTERN CAPITAL RESOURCES, INC.
CONDENSED CONSOLIDATED CASH FLOW
(Unaudited)

Six Months Ended June 30, 2008	2008	2007

OPERATING ACTIVITIES
Net Income	$282,792	$829,702
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	98,121	79,314
Amortization	84,866	68,204
Deferred income taxes	243,000	188,000
Changes in operating assets and liabilities
Loans receivable	123,919	147,364
Prepaid expenses and other assets	47,661	43,430
Accounts payable and accrued liabilities	(1,974,931)	(18,877)
Deferred revenue	20,840	6,825
Net cash provided (used) by operating activities	(1,073,732)	1,343,962

INVESTING ACTIVITIES
Purchase of property, plant equipment	(159,924)	(90,655)
Acquisition of stores, net of cash acquired	(351,900)	-
Net cash used by investing activities	(511,824)	(90,655)

FINANCING ACTIVITIES
Payments on notes payable	-	(530,000)
Collection on sales of stock	4,437,050	-
Cost of raising capital	(10,295)	-
Dividends to shareholders	(525,000)	(608,748)
Net cash provided (used) by financing activities	3,901,755	(1,138,748)

NET INCREASE IN CASH	2,316,199	114,559

CASH
Beginning of period	984,625	1,265,461
End of period	$3,300,824	$1,380,020

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Income taxes paid	$-	$191,000

Noncash investing and financing activities:
Dividend accrued	$525,000	-
Stock issued for store acquistion	1,337,869	-

See notes to condensed consolidated financial statements.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Summary of Significant Accounting Policies –

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States of America generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Section 210.8-03(b) of Regulation S-X. Accordingly, the condensed consolidated financial statements do not include all of the information and footnotes required for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008. For further information, refer to the Consolidated Financial Statements and footnotes thereto included in our Form 10-K as of and for the year ended December 31, 2007. The condensed consolidated balance sheet at December 31, 2007, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by GAAP.

Nature of Business

Western Capital Resources, Inc., (WCR), formerly URON Inc. (URON), through its wholly owned operating subsidiaries, Wyoming Financial Lenders, Inc. (WFL) and National Cash & Credit, LLC (NCC), collectively referred to as the “Company”, provides retail financial services to individuals in the midwestern and southwestern United States. These services include non-recourse cash advance loans, title loans, check cashing and other money services. The Company also is a non-recourse reseller of guaranteed phone service and Cricket cellular phones. As of June 30, 2008, the Company operated 62 stores in 11 states (Nebraska, Wyoming, Utah, Iowa, North Dakota, South Dakota, Kansas, Wisconsin, Montana, Colorado and Arizona). As of June 30, 2007, Company operated in 58 stores in 10 states. The condensed consolidated financial statements include the accounts of WCR, WFL, and NCC. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company provides short-term consumer loans, known as cash advance loans, in amounts that typically range from $100 to $500. Cash advance loans provide customers with cash in exchange for a promissory note with a maturity of generally two to four weeks and the customer’s personal check for the aggregate amount of the cash advanced plus a fee. The fee varies from state to state, based on applicable regulations and generally ranges from $15 to $20 per each $100 borrowed. To repay the cash advance loans, customers may pay with cash, in which their personal check is returned to them, or allow their check to be presented to the bank for collection.

The Company also provides title loans and other ancillary consumer financial products and services that are complementary to its cash advance-lending business, such as check-cashing services, money transfers, money orders and title loans. We also offer guaranteed phone/Cricket™ phones to our customers.

Our loans and other services are subject to state regulations (which vary from state to state) and federal and local regulations, where applicable.

Pursuant to an Agreement and Plan of Merger and Reorganization dated December 13, 2007 (Merger Agreement), by and among URON, WFL Acquisition Corp., a Wyoming corporation and wholly owned subsidiary of the URON, and WFL, WFL Acquisition Corp. merged with and into WFL, with WFL remaining as the surviving entity and a wholly owned operating subsidiary of the URON. This transaction is referred to throughout this report as the “Merger”.

The condensed consolidated financial statements account for the Merger as a capital transaction in substance (and not a business combination of two operating entities) that would be equivalent to WFL issuing securities to WCR in exchange for the net monetary liabilities of WCR, accompanied by a recapitalization and, as a result, no goodwill relating to the Merger has been recorded.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Summary of Significant Accounting Policies – (continued)

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect certain reported amounts and disclosures in the condensed consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates. Significant management estimates relate to the allowance for loans receivable, allocation of and carrying value of goodwill and intangible assets, value associated with stock-based compensation, and deferred taxes and tax uncertainties.

Revenue Recognition

The Company recognizes fees on cash advance loans on a constant-yield basis ratably over the loans’ terms. Title loan fees are recognized using the interest method. The Company records fees derived from check cashing, guaranteed phone/Cricket fees, and all other services in the period in which the service is provided.

Loans Receivable

We maintain a loan loss allowance for anticipated losses for our cash advance and title loans. To estimate the appropriate level of the loan loss allowance, we consider the amount of outstanding loans owed to us, historical loans charged off, current and expected collection patterns and current economic trends. Our current loan loss allowance is based on our net write offs, typically expressed as a percentage of loan amounts originated for the last 12 months applied against the principal balance of outstanding loans that we write off. The Company also periodically performs a look-back analysis on its loan loss allowance to verify the historical allowance established tracks with the actual subsequent loan write-offs and recoveries. The Company is aware that as conditions change, it may also need to make additional allowances in future periods.

Included in loans receivable are cash advance loans that are currently due or past due and cash advance loans that have not been repaid. This generally is evidenced where a customer’s personal check has been deposited and the check has been returned due to non-sufficient funds in the customer’s account, a closed accounts, or other reasons. Cash advance loans are carried at cost less the allowance for doubtful accounts. The Company does not specifically reserve for any individual cash advance loan. The Company aggregates cash advance loans for purposes of estimating the loss allowance using a methodology that analyzes historical portfolio statistics and management’s judgment regarding recent trends noted in the portfolio. This methodology takes into account several factors, including the maturity of the store location and charge-off and recovery rates. The Company utilizes a software program to assist with the tracking of its historical portfolio statistics. As a result of the Company’s collections efforts, it historically writes off approximately 35% of the returned items. Based on days past the check return date, write-offs of returned items historically have tracked at the following approximate percentages: 1 to 30 days - 35%; 31 to 60 days - 60%; 61 to 90 days - 75%; 91 to 120 days - 80%; and 121 to 180 days - 85%. All returned items are charged-off after 180 days, as collections after that date have not been significant. The loan loss allowance is reviewed monthly and any adjustment to the loan loss allowance as a result of historical loan performance, current and expected collection patterns and current economic trends is recorded.   The Company uses a third party collection agency to assist in the collection of the loan collateral related to title loans, when and as the Company determines appropriate.

The Company entered into the title loan business with the acquisition of National Cash & Credit, LLC in February 2008. Currently, title loans are not a significant portion of the Company’s loans receivable portfolio.

A roll forward of the Company’s loans receivable allowance for the six months ended June 30, 2007 and 2006 is as follows:
	Six Months Ended June 30,
	2008	2007
Loans receivable allowance, beginning of period	$976,000	$762,000
Provision for loan losses charged to expense	794,956	648,138
Charge-offs, net	(756,953)	(429,138)
Loans receivable allowance, end of period	$1,014,000	$976,000

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Summary of Significant Accounting Policies – (continued)

Net Loss Per Common Share

Basic net loss per common share is computed by dividing the loss available to common shareholders by the weighted average number of common shares outstanding for the year. Diluted net loss per common share is computed by dividing the net loss available to common shareholders’ by the sum of the weighted average number of common shares outstanding plus potentially dilutive common share equivalents (stock options, stock warrants, convertible preferred shares) when dilutive. Potentially dilutive securities of series A Convertible Preferred Stock (10,000,000) and stock warrants (400,000) were anti-dilutive and therefore excluded from the dilutive net loss per share computation for 2008. Series A Convertible Preferred Stock (10,000,000) was anti-dilutive and therefore excluded for 2007.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements (as amended),” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurements. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and therefore, does not expand the use of fair value in any new circumstances. The effective date of this standard was for all full fiscal and interim periods beginning after November 15, 2007. The Company adopted SFAS 157 on January 1, 2008 with no impact on its condensed consolidated financial statements

In February 2008, the FASB issued Staff Position 157-2, Effective Date of FASB 157, (FSP 157-2) which deferred the provisions of SFAS 157 to annual periods beginning after November 15, 2008 for non-financial assets and liabilities. Non-financial assets include fair value measurements associated with business acquisitions and impairment testing of tangible and intangible assets. The Company is still evaluating the impact, if any, that the adoption of FSP 157-2 will have on its condensed consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities using different measurement techniques.

SFAS 159 requires additional disclosures related to fair value measurements included in the entity’s financial statements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company adopted SFAS 159 on January 1, 2008 with no impact on its condensed consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R (revised 2007), Business Combinations (SFAS 141R). SFAS 141R broadens the guidance of SFAS 141, extending its applicability to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations. SFAS 141R expands on required disclosures to improve the statement users’ abilities to evaluate the nature and financial effects of business combinations. SFAS 141R is effective for fiscal year beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS 141R to have a material effect on its condensed consolidated financial statements.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Acquisitions –

Acquisition of North Dakota Stores

On March 1, 2008 the Company acquired, for $390,917 in cash, five stores offering cash advance loans in Fargo, Grand Forks, Bismarck, and Minot, North Dakota. These stores currently operate under the Ameri-Cash name.

Acquisition of National Cash & Credit

On February 26, 2008, the Company entered into an Exchange Agreement with National Cash & Credit, LLC, a Minnesota limited liability company (NCC), and the members of NCC. Under the Exchange Agreement, the members of NCC assigned all of the outstanding membership interests in NCC to the Company in exchange 1,114,891 shares (valued at $1.20 per share) of the Company’s common stock and a cash payment of $100,000.

The Company's CEO had a material financial interest in NCC. The CEO’s ownership and conditions of the Exchange Agreement were disclosed to the Company's Board of Directors, which approved the Exchange Agreement.

NCC was formed approximately two years ago and owned and operated five stores located in suburban Phoenix, Arizona. NCC principally offered cash advance loans ranging from $100 to $2,500 and title loans ranging from $500 to $2,000.

Under the purchase method of accounting the assets and liabilities of the acquisitions were recorded at their respective estimated fair values as of the applicable purchase date as follows:

2008

Cash	$139,017
Loans receivable	850,577
Property and equipment	193,301
Intangible assets	110,000
Goodwill	599,729
Current liabilities	(63,837)

$1,828,787

  Based on the marginal profitability of the stores acquired and the expected customer attrition rates, the Company determined that no significant value of identifiable intangible assets were acquired.

The results of the operations for the acquired locations have been included in the condensed consolidated financial statements since the date of the acquisitions. The following table presents the pro forma results of operations for the three and six months ended June 30, 2008 and 2007, as if these acquisitions had been consummated at the beginning of each period presented. The pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisition occurred at the beginning of the year presented or the results which may occur in the future.

WESTERN CAPITAL RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Acquisitions – (continued)

	Three Months Ended June 30,
	2008	2007

Pro forma revenue	$3,254,901	$3,040,690
Pro forma net income	316,598	398,259
Pro forma net loss per common share – basic and diluted	(.02)	(.11)

	Six Months Ended June 30,
	2008	2007

Pro forma revenue	$6,461,110	$6,424,722
Pro forma net income	342,067	872,863
Pro forma net loss per common share – basic and diluted	(.09)	(.16)

3.	Stockholders’ Equity –

During the quarter ended March 31, 2008, 1,475,000 options (mostly which were held by related parties) were exercised at an exercise price of $.01 per share. Also, 125,000 options and warrants were cancelled.

4.	Risks Inherent in the Operating Environment –

The Company’s short-term consumer loan activities are regulated under numerous local, state, and federal laws and regulations, which are subject to change. New laws or regulations could be enacted that could have a negative impact on the Company’s lending activities. Over the past few years, consumer advocacy groups and certain media reports have advocated governmental and regulatory action to prohibit or severely restrict deferred presentment cash advances. If this negative characterization of deferred presentment cash advances becomes widely accepted by consumers, demand for deferred presentment cash advances could significantly decrease, which could have a materially adverse affect on the Company’s financial condition.

Negative perception of deferred presentment cash advances could also result in increased regulatory scrutiny and increased litigation and encourage restrictive local zoning rules, making it more difficult to obtain the government approvals necessary to continue operating existing stores or open new short-term consumer loan stores.

5.	Dividend Declaration and Payment –

On March 17, 2008, the Board of Directors of the Company approved the payment of the first quarter 2008 dividend on the Company's Series A Convertible Preferred Stock in the amount of $525,000. The dividends were paid on April 1, 2008. On July 14, 2008, the Board of Directors of the Company ratified the payment of the second quarter 2008 dividend on the Company’s Series A Convertible Preferred Stock in the amount of $525,000. The dividends were paid on July 10, 2008.

6.	Other Expenses –

A breakout of other expense is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Store expenses
Collection Costs	$82,467	$56,071	$156,701	$94,275
Insurance	25,997	17,241	53,438	33,695
Repairs & Maintenance	40,074	16,942	74,499	44,443
Supplies	35,269	32,850	66,281	74,533
Telephone and Utilities	79,282	49,072	152,995	121,430
Other	136,726	42,599	249,974	136,718
	$399,815	$214,775	$753,888	$505,094

General & administrative expenses
Professional Fees	$96,218	$7,934	$689,372	$9,871
Other	74,724	85,262	152,186	179,955
	$170,942	$93,196	$841,558	$189,826

7.	Subsequent Events –

Effective July 31, 2008, WCR purchased four payday loan and check cashing operations and an on-line lending website, which included all related assets including store level working capital, from Sten Corporation, a Minnesota corporation. Three of the stores are located in Salt Lake City, Utah and one store is located in Tempe, Arizona. The acquisition was completed through the Company’s subsidiary, WCR Acquisition Co., a Minnesota corporation. The Company will finance this transaction out of its current working capital.

On July 29, 2008, the Company changed its corporate name from URON Inc. to Western Capital Resources, Inc.

3,592,859 shares

Western Capital Resources, Inc.

Common Stock

The date of this prospectus is ______________, 2008
(subject to completion)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The registrant estimates that expenses payable by the registrant in connection with the offering described in this registration statement will be as follows:

SEC registration fee	$602
Legal fees and expenses	$25,000
Accounting fees and expenses	$25,000
Printing and engraving expenses	$5,000
Miscellaneous	$5,000

Total	$60,602

Item 14. Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended, and our corporate bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. In addition, as permitted by Minnesota law, our Articles of Incorporation, as amended, provide that no director will be liable to us or our shareholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our shareholders

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law

•	the payment of an improper dividend or an improper repurchase of our stock in violation of Minnesota law or in violation of federal or state securities laws, or

•	any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws. To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our Articles of Incorporation, as amended, Minnesota law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

We have directors and officers liability insurance in place for the benefit of our directors and our executive officers.

Item 15. Recent Sales of Unregistered Securities.

In July 2006, we became a public reporting company under the Securities and Exchange Act of 1934 by the filing of a Form 10 registration statement with the SEC. Also in July 2006, our then-parent corporation, Multiband Corporation, effected a dividend of shares of our stock to its holders of common stock and certain contingent rights. The shares of our stock that were distributed in the dividend represented approximately 49% of our outstanding shares of common stock. The Company is not aware of any commissions paid in respect of this transaction.

On February 13, 2007, we issued to Donald Miller, then our Chief Executive Officer, 50,000 shares (adjusted for a subsequent reverse stock split effected in connection with the Merger) of our common stock in a private placement exempt from registration under the Securities Act of 1933. The shares were valued at $0.50 per share, after adjustment for a subsequent reverse stock split effected in connection with the Merger. Shares were issued in consideration of executive management services provided and to be provided by such individual, in lieu of cash or other compensation. No commissions were paid in connection with the offer or sale of these securities. These shares were issued in reliance on the exemption from registration provided under Sections 4(2) and 4(6) and of the Securities Act of 1933. We relied on these exemptions based on the fact that our Chief Executive Officer was an accredited investor.

On July 2, 2007, we offered 210,000 shares (adjusted for a subsequent reverse stock split effected in connection with the Merger) of our common stock in a private placement exempt from registration under the Securities Act of 1933. Shares were offered and sold to 11 holders of certain promissory notes issued by the Company, in full satisfaction of the outstanding principal balances of such notes aggregating $73,500. The shares were valued and the conversions effected at the per-share price of $0.35 (after adjustment for a subsequent reverse stock split effected in connection with the Merger). No commissions were paid in connection with the offer or sale of these securities. These shares were issued in reliance on the exemption from registration provided under Rule 506 and Section 4(6) and of the Securities Act of 1933. We relied on these exemptions based on the fact that all investors were accredited investors.

On November 29, 2007, we issued options and warrants for the purchase of up to 2,000,000 shares of our common stock to the following 12 individuals and entities: Steven Staehr, John Quandahl, Richard Horner, Ted Dunhan, Rose Piel, Bryan Chaney, John Richards, Tom Griffith, David Stueve, Robert Jorgensen, Donna Mendez, and Lantern Advisers, LLC. Shortly after the Merger, 1,475,000 shares of our common stock were issued to the holders of such options and warrants upon their exercise. A warrant for the purchase of the remaining 400,000 shares remains outstanding as of the date of this filing and held by Lantern Advisers, LLC. These securities were issued in consideration of services to be rendered in connection with the then-anticipated Merger (in the case of the individuals above—all of whom were either employees of the Company or prospective employees of the combined Company—these services involved general services such as transition services relating to the completion of the combined Company’s audit, beginning to prepare internal controls for the combined Company, and general transition services relating to the planned combination transaction) and related advisory services in the case of Lantern Advisers, LLC (e.g., financial-advisory services to URON relating to transaction structuring, and the identification of suitable board of directors candidates). The right to purchase shares at $0.01 per share under all of the foregoing securities was contingent upon the closing of a change-in-control transaction. The Merger involving Wyoming Financial Lenders, Inc. qualified as a change-in-control transaction under the relevant option and warrant agreements. No commissions were paid in connection with the offer or sale of these securities. The options and warrants were valued on the date of grant at $0.23 per share for financial statement reporting purposes. These securities were issued in reliance on the exemption from federal registration provided under Section 4(2) of the Securities Act of 1933. The Company relied on this exemption based on the fact that there were only 12 recipients of the securities, all of whom were either accredited investors or had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment in the Company.

On December 31, 2007, we issued 1,125,000 shares of our common stock to WERCS, Inc., the former holder of Wyoming Financial Lenders, Inc. capital stock, and 10 million shares of our Series A Convertible Preferred Stock to WERCS, Inc. These securities were issued in connection with the Merger and in consideration of our acquisition of the business of Wyoming Financial Lenders, Inc. No commissions were paid with respect to the offer or sale of these securities. These shares were issued in reliance on the exemption from registration provided under Sections 4(2) and 4(6) and of the Securities Act of 1933. We relied on these exemptions based on the fact that the sole recipient of our capital stock was an accredited investor.

On December 31, 2007, we issued 4,403,542 shares of our common stock in a privately placed financing transaction that closed simultaneously with, and which was a closing condition to, the Merger transaction with Wyoming Financial Lenders, Inc. We received aggregate gross cash proceeds of approximately $4.5 million from the sale of these shares and paid no commissions with respect to the offer or sale of these securities. These shares were sold at the per-share price of $1.20, other than 1,08,491 of such shares purchased at the per-share price of $0.465 with respect to which an earlier subscription had been entered into with Christopher Larson on November 29, 2007. These shares were issued in reliance on the exemption from registration provided under Sections 4(2) and 4(6) and of the Securities Act of 1933. We relied on these exemptions based on the fact that there were only 13 investors, all of whom were accredited investors possessing with knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment in the Company.

On February 26, 2008, we issued 1,114,891 shares of our common stock to the former members of National Cash & Credit, LLC, a Minnesota limited liability company. These shares were issued in connection with an Exchange Agreement entered into on the same date, pursuant to which we acquired all of the outstanding membership interests in National Cash & Credit. We paid no commissions with respect to the offer or sale of these shares, which were valued at the per-share price of $1.20 for purposes of determining the aggregate transaction value. These common shares were issued in reliance on the exemption from federal registration provided under Section 4(2) of the Securities Act of 1933. We relied on this exemption based on the fact that there were only seven recipients of the shares, all of whom were either accredited investors or had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment in the Company.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibits:

Exhibit No.	Description
2.1
Agreement and Plan of Merger and Reorganization dated December 13, 2007, by and among URON Inc. (the registrant), WFL Acquisition Corp., a Wyoming corporation and wholly owned subsidiary of the registrant, and Wyoming Financial Lenders, Inc., a Wyoming corporation (incorporated by reference to Exhibit 2.1 to the registrant’s current report on Form 8-K filed on December 14, 2007).

2.2
Exchange Agreement with National Cash & Credit, LLC and certain members of National Cash & Credit, LLC, dated February 26, 2008 (incorporated by reference to Exhibit 2.2 to the registrant’s annual report on Form 10-K filed on April 7, 2008).

3.1
Amended and Restated Articles of Incorporation, filed with the Minnesota Secretary of State on May 25, 2007 (incorporated by reference to Exhibit 3.1 to the registrant’s annual report on Form 10-K filed on April 7, 2008) (see also Exhibits 3.2 and 3.4 below).

3.2
Amendment to Amended and Restated Articles of Incorporation, filed with the Minnesota Secretary of State on December 27, 2007 (incorporated by reference to Exhibit 3.2 to the registrant’s annual report on Form 10-K filed on April 7, 2008).

3.3
Articles of Merger relating to the merger of WFL Acquisition Corp. with and into Wyoming Financial Lenders, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on January 7, 2008) (see also Exhibit 2.1 above).

3.4	Certificate of Designation for Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K filed on January 7, 2008).

3.5
Amendment to Articles of Incorporation, filed with the Minnesota Secretary of State on March 18, 2008 (incorporated by reference to Exhibit 3.5 to the registrant’s annual report on Form 10-K filed on April 7, 2008).

3.6	Amended and Restated bylaws (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on June 23, 2008).

3.7	Amendment to Articles of Incorporation, filed with the Minnesota Secretary of State on July 29, 2008 (incorporated by reference to the registrant's current report on Form 8-K filed on July 29, 2008).

5.1	Opinion of Maslon Edelman Borman & Brand, LLP (incorporated by reference to Exhibit 5.1 to the registrant's registration statement on Form S-1 filed on May 14, 2008)

10.1	Common Stock Purchase Warrant issued to Lantern Advisers, LLC, on November 29, 2007 (incorporated by reference to Exhibit 10.1 to the registrant’s annual report on Form 10-K filed on April 7, 2008).

10.2	Common Stock Purchase Warrant issued to Donald Miller on July 5, 2007 (incorporated by reference to Exhibit 10.2 to the registrant’s annual report on Form 10-K filed on April 7, 2008).

10.3	2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the registrant’s annual report on Form 10-K filed on April 7, 2008).

10.4
Form of Subscription Agreement entered into with purchasers of common stock on or about December 31, 2007 (incorporated by reference to Exhibit 10.4 to the registrant’s annual report on Form 10-K filed on April 7, 2008).

10.5	URON Management Agreement, dated August 1, 2006 (incorporated by reference to Exhibit 10.1 to the registrant’s Form 10-QSB for the quarter ended June 30, 2006).

16	Letter from Virchow Krause & Company, LLP (incorporated by reference to Exhibit 16.1 to the registrant’s current report on Form 8-K filed on February 19, 2008).

21	List of Subsidiaries (incorporated by reference to Exhibit 21 to the registrant's registration statement on Form S-1 filed on May 14, 2008).

23.1	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1).

23.2	Consent of Lurie Besikof Lapidus & Company, LLP ( filed herewith).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the registrant's registration statement on Form S-1 filed on May 14, 2008).

Item 17. Undertakings.

(a) That, for purposes of determining liability under the Securities Act to any purchaser: insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any additional or changed material information on the plan of distribution;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minneapolis, Minnesota, on September 17, 2008.

WESTERN CAPITAL RESOURCES, INC.

By:	/s/	Christopher Larson
Christopher Larson
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ Christopher Larson	Director, Chief Executive	September 17, 2008
Christopher Larson	Officer and President

/s/ Steven Staehr	Chief Financial Officer	September 17, 2008
Steven Staehr

/s/ Christopher Larson*	Chief Operating Officer	September 17, 2008
John Quandahl (by Christopher Larson)

/s/ Christopher Larson*	Director	September 17, 2008
Robert W. Moberly (by Christopher Larson)

/s/ Christopher Larson*	Director	September 17, 2008
James Mandel (by Christopher Larson)

Director
John H. Klaasen IV

/s/ Christopher Larson*	Director	September 17, 2008
Mark Houlton (by Christopher Larson)

* Pursuant to power of attorney set forth in the original S-1 registration statement (file No. 333 - 150914) filed on May 14, 2008.